Exhibit 10.9

EXECUTION VERSION
AMENDMENT NO. 7 TO CREDIT AGREEMENT
THIS AMENDMENT NO. 7 TO CREDIT AGREEMENT, dated as of December 28, 2021 (this “Agreement”), is by and between Gardner Denver, Inc. (the “U.S. Borrower”) and Citibank, N.A., as Administrative Agent and Collateral Agent.
RECITALS:
WHEREAS, reference is hereby made to the Credit Agreement, dated as of July 30, 2013 (as amended by Amendment No. 1 to Credit Agreement, dated as of March 4, 2016, Amendment No. 2, dated as of August 17, 2017, Amendment No. 3, dated as of December 13, 2018, Amendment No. 4, dated as of June 28, 2019, Amendment No. 5, dated as of February 28, 2020, and Joinder Agreement and Amendment No. 6, dated as of June 29, 2020, and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; and the Credit Agreement, as amended by this Agreement and as further amended, restated, supplemented or otherwise modified from time to time, the “Amended Credit Agreement”), among Ingersoll Rand Inc. (f/k/a Gardner Denver Holdings, Inc.), the U.S. Borrower, Ingersoll-Rand Services Company, GD German Holdings II GmbH, Gardner Denver Holdings Ltd., the lenders or other financial institutions or entities and other parties from time to time party thereto and Citibank, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and a Letter of Credit Issuer. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the respective meanings given to them in the Amended Credit Agreement;
WHEREAS, pursuant to Section 1.8 of the Credit Agreement, the U.S. Borrower and the Administrative Agent desire, subject to the terms and conditions set forth below, to amend the Credit Agreement on the terms set forth herein; and
WHEREAS, pursuant to Section 1.8 of the Credit Agreement, this Agreement will become effective at 5:00 p.m., New York City time, on the fifth Business Day after December 21, 2021 (the date the Administrative Agent has posted a copy of this Agreement to all Lenders and the U.S. Borrower), unless prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept this Agreement;
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
1.Amendments to Credit Agreement and Exhibits:
(a)Pursuant to Section 1.8 of the Credit Agreement, the U.S. Borrower and the Administrative Agent agree that, effective on and as of the Amendment No. 7 Effective Date (as defined below), the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto and made a part hereof.
(b)Without taking into account the footnotes added thereto, the third provision listed under “Class of Loans to be converted or continued:” in Exhibit L to the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“continue $[____________] of [LIBOR Loans][EURIBOR Loans] in the name of the Borrower(s) with an Interest Period duration of ________ month(s) on __________.”
(c)Footnote 2 of Exhibit L to the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“One, three or six (or, if available to all the Lenders making such LIBOR Loans, as determined by such Lenders in good faith based on prevailing market conditions, a twelve month or shorter period).”
(d)Footnote 5 of Exhibit L to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“One, three or six (or, if available to all the Lenders making such LIBOR Loans or EURIBOR Loans, as determined by such Lenders in good faith based on prevailing market conditions, a twelve month or shorter period).”

2.Representations. By its execution of this Agreement, the U.S. Borrower hereby certifies that:
(a)the U.S. Borrower (i) has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the Amended Credit Agreement, and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement and (ii) has duly executed and delivered this Agreement, and each of this Agreement and the Amended Credit Agreement constitutes the legal, valid and binding obligation of the U.S. Borrower enforceable against the U.S. Borrower in accordance with its terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity; and
(b)the execution, delivery and performance by the U.S. Borrower of this Agreement will not (i) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the U.S. Borrower or any of its Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the U.S. Borrower or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound other than any such breach, default or Lien that could not reasonably be expected to result in a Material Adverse Effect or (ii) violate any provision of the certificate of incorporation, by-laws, articles or other organizational documents of the U.S. Borrower or any of its Restricted Subsidiaries.
3.Effectiveness. This Agreement shall be effective on the date (the “Amendment No. 7 Effective Date”) on which each of the following conditions have been satisfied (or waived) in accordance with the terms herein:
(a)this Agreement shall have been executed and delivered by (i) the U.S. Borrower and (ii) the Administrative Agent; and
(b)the Administrative Agent shall have posted a copy of this Agreement to each of the Lenders and the U.S. Borrower, and the Administrative Agent shall not have received, by 5:00 p.m., New York City time, on the fifth Business Day after December 21, 2021 (the date the Administrative Agent has posted this Agreement to all Lenders and the U.S. Borrower), written notice from Lenders comprising the Required Lenders that such Required Lenders do not accept this Agreement.

The Administrative Agent shall promptly notify, in writing, the U.S. Borrower and the Lenders of the Amendment No. 7 Effective Date.
4.Reaffirmation. The U.S. Borrower acknowledges and confirms that with effect from (and including) the Amendment No. 7 Effective Date (i) all of its Obligations (as amended hereby) under the Amended Credit Agreement and each other Credit Document to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (ii) its grant of guarantees and/or security interests pursuant to the Credit Documents are reaffirmed and remain in full force and effect and will guarantee and/or secure its Obligations under the Amended Credit Agreement and each other Credit Document, and (iii) the execution of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent, the Collateral Agent or any other Secured Party, constitute a waiver of any provision of any of the Credit Documents or serve to effect a novation of the Obligations.
5.Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
6.Entire Agreement. This Agreement, the Amended Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

7.GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
8.Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
9.Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

GARDNER DENVER, INC.

By: /s/ Zufeng Benjamin Lei
Name: Zufeng Benjamin Lei
Title: Vice President and Treasurer

CITIBANK, N.A., as Administrative Agent and Collateral Agent

By: /s/ Matthew Burke
Name: Matthew Burke
Title: Managing Director

EXHIBIT A
Amended Credit Agreement
[See Attached]

EXHIBIT A

CREDIT AGREEMENT1
dated as of July 30, 2013,
among
GARDNER DENVER, INC.,
as U.S. Borrower,
the other BORROWERS from time to time parties hereto,
INGERSOLL RAND INC.
(F/K/A GARDNER DENVER HOLDINGS, INC.),
as Holdings,
the several LENDERS from time to time parties hereto
and
CITIBANK, N.A.,
as Administrative Agent, Collateral Agent, Swingline Lender and a Letter of Credit Issuer
______________________________________

CITIBANK, N.A.,
KKR CAPITAL MARKETS LLC,
GOLDMAN SACHS BANK USA,
HSBC SECURITIES (USA) INC.,
JPMORGAN CHASE BANK, N.A.,
MIZUHO BANK, LTD.,
PNC CAPITAL MARKETS, LLC,
BMO CAPITAL MARKETS CORP.,
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
MUFG BANK, LTD. and
STANDARD CHARTERED BANK,
as Joint Lead Arrangers and Bookrunners,

and

BANK OF AMERICA, N.A.,
BANK OF CHINA, CHICAGO BRANCH,
DEUTSCHE BANK SECURITIES INC.,
SANTANDER BANK, N.A. and
TD SECURITIES (USA) LLC,
as Co-Managers

1     As amended by Amendment No. 1 to Credit Agreement, dated as of March 4, 2016, Amendment No. 2, dated as of August 17, 2017, Amendment No. 3, dated as of December 13, 2018, Amendment No. 4, dated as of June 28, 2019, Amendment No. 5, dated as of February 28, 2020, ~~and the~~ Joinder Agreement and Amendment No. 6 ~~to Credit Agreement~~, dated as of June 29, 2020, and Amendment No. 7 to Credit Agreement, dated as of December 28, 2021.

TABLE OF CONTENTS

Page
Section 1.	Definitions	3

1.1	Defined Terms	3
1.2	Other Interpretive Provisions	~~84~~86
1.3	Accounting Terms.	~~84~~86
1.4	Rounding	~~85~~87
1.5	References to Agreements, Laws, Etc	~~85~~87
1.6	Exchange Rates	~~85~~87
1.7	Pro Forma and Other Calculations	~~85~~87
1.8	~~LIBOR~~Benchmark Rate Successor	~~88~~90
1.9	Timing of Payment or Performance	~~89~~91
1.1	Divisions	~~89~~91
1.11	Spinco Borrower	~~89~~91
1.12	Interest Rates	92

Section 2.	Amount and Terms of Credit	~~89~~92

2.1	Commitments and Loans	~~89~~92
2.2	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	~~93~~96
2.3	Notice of Borrowing.	~~93~~96
2.4	Disbursement of Funds	~~94~~97
2.5	Repayment of Loans; Evidence of Debt	~~95~~98
2.6	Conversions and Continuations	~~99~~102
2.7	Pro Rata Borrowings	~~100~~103
2.8	Interest	~~100~~103
2.9	Interest Periods	~~101~~104
2.1	Increased Costs, Illegality, Etc.	~~102~~105
2.11	Compensation	~~104~~107
2.12	Change of Lending Office	~~104~~107
2.13	Notice of Certain Costs	~~104~~108
2.14	Incremental Facilities.	~~104~~108
2.15	Permitted Debt Exchanges.	~~111~~115
2.16	Defaulting Lenders	~~113~~116

Section 3.	Letters of Credit	~~114~~118

3.1	Letters of Credit.	~~114~~118
3.2	Letter of Credit Requests.	~~117~~120
3.3	Letter of Credit Participations.	~~118~~121
3.4	Agreement to Repay Letter of Credit Drawings.	~~120~~124
3.5	Increased Costs	~~122~~125
3.6	New or Successor Letter of Credit Issuer	~~122~~126
3.7	Role of Letter of Credit Issuer	~~123~~127
3.8	Cash Collateral.	~~124~~127

3.9	Applicability of ISP and UCP	~~125~~128
3.1	Conflict with Issuer Documents	~~125~~128
3.11	Letters of Credit Issued for Restricted Subsidiaries	~~125~~128
3.12	Provisions Related to Extended Revolving Credit Commitments	~~125~~128
3.13	Letter of Credit Issuer Reports to the Administrative Agent	125129

Section 4.	Fees and Commitment Reductions	~~126~~130

4.1	Fees.	~~126~~130
4.2	Voluntary Reduction of Revolving Credit Commitments	~~127~~131
4.3	Mandatory Termination and Reduction of Commitments.	~~128~~131

Section 5.	Payments	~~128~~132

5.1	Voluntary Prepayments	~~128~~132
5.2	Mandatory Prepayments.	~~130~~133
5.3	Method and Place of Payment.	~~134~~138
5.4	Net Payments.	~~135~~138
5.5	Computations of Interest and Fees.	~~139~~142
5.6	Limit on Rate of Interest.	~~139~~142

Section 6.	Conditions Precedent to Borrowing	~~140~~143

Section 7.	Conditions Precedent to All Credit Events	~~140~~143

7.1	No Default; Representations and Warranties	~~140~~143
7.2	Notice of Borrowing; Letter of Credit Request.	~~140~~144

Section 8.	Representations, Warranties and Agreements	~~140~~144

8.1	Corporate Status	~~141~~144
8.2	Corporate Power and Authority	~~141~~144
8.3	No Violation	~~141~~145
8.4	Litigation	~~141~~145
8.5	Margin Regulations	~~141~~145
8.6	Governmental Approvals	~~142~~145
8.7	Investment Company Act	~~142~~145
8.8	True and Complete Disclosure.	~~142~~145
8.9	Financial Condition; Financial Statements.	~~142~~146
8.1	Compliance with Laws; No Default	~~143~~146
8.11	Tax Matters	~~143~~146
8.12	Compliance with ERISA.	~~143~~147
8.13	Subsidiaries	~~143~~147
8.14	Intellectual Property	~~143~~147
8.15	Environmental Laws.	~~144~~147
8.16	Properties.	~~144~~147
8.17	Solvency	~~144~~148

8.18	Anti-Corruption Laws and Sanctions	~~144~~148
8.19	Security Interest in Collateral	~~145~~148
8.20	Centre of Main Interests	~~145~~149

Section 9.	Affirmative Covenants.	~~145~~149

9.1	Information Covenants	~~145~~149
9.2	Books, Records and Inspections	~~148~~151
9.3	Maintenance of Insurance	~~148~~152
9.4	Payment of Taxes	~~149~~152
9.5	Preservation of Existence; Consolidated Corporate Franchises	~~149~~153
9.6	Compliance with Statutes, Regulations, Etc.	~~149~~153
9.7	ERISA	~~150~~153
9.8	Maintenance of Properties	~~150~~153
9.9	Transactions with Affiliates	~~150~~154
9.1	End of Fiscal Years; Fiscal Quarters	~~151~~154
9.11	Additional Guarantors and Grantors; Additional Borrower.	~~151~~155
9.12	Pledge of Additional Stock and Evidence of Indebtedness	~~152~~156
9.13	Use of Proceeds.	~~153~~156
9.14	Further Assurances.	~~153~~156
9.15	Maintenance of Ratings	~~155~~159
9.16	Lines of Business	~~155~~159
9.17	Centre of Main Interests	~~155~~159

Section 10.	Negative Covenants	~~156~~159

10.1	Limitation on Indebtedness	~~156~~159
10.2	Limitation on Liens	~~161~~165
10.3	Limitation on Fundamental Changes	~~162~~166
10.4	Limitation on Sale of Assets	~~163~~167
10.5	Limitation on Restricted Payments.	~~165~~169
10.6	Limitation on Subsidiary Distributions	~~173~~176
10.7	Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio	~~174~~178
10.8	Permitted Activities	~~174~~178

Section 11.	Events of Default	~~175~~178

11.1	Payments	~~175~~178
11.2	Representations, Etc.	~~175~~178
11.3	Covenants	~~175~~178
11.4	Default Under Other Agreements	~~175~~179
11.5	Bankruptcy, Etc.	~~176~~180
11.6	ERISA	~~177~~180
11.7	Guarantee	~~177~~180
11.8	Security Documents	~~177~~181
11.9	Security Agreement	~~177~~181
11.1	Mortgages	~~177~~181
11.11	Judgments	~~177~~181

11.12	Change of Control	~~177~~181
11.13	Application of Proceeds	~~178~~182
11.14	Equity Cure	~~178~~182

Section 12.	The Agents	~~179~~183

12.1	Appointment.	~~179~~183
12.2	Delegation of Duties	~~180~~184
12.3	Exculpatory Provisions	~~180~~184
12.4	Reliance by Agents	~~180~~184
12.5	Notice of Default	~~181~~185
12.6	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	~~181~~185
12.7	Indemnification	~~182~~185
12.8	Agents in Their Individual Capacities	~~183~~186
12.9	Successor Agents	~~183~~186
12.1	Withholding Tax	~~184~~187
12.11	Agents Under Security Documents and Guarantee	~~184~~188
12.12	Right to Realize on Collateral and Enforce Guarantee	~~185~~189
12.13	German Security.	~~185~~189
12.14	Parallel Debt.	~~186~~190
12.15	Certain ERISA Matters.	~~188~~191

Section 13.	Miscellaneous	~~188~~192

13.1	Amendments, Waivers and Releases	~~188~~192
13.2	Notices	~~192~~196
13.3	No Waiver; Cumulative Remedies	~~193~~197
13.4	Survival of Representations and Warranties	~~193~~197
13.5	Payment of Expenses; Indemnification	~~193~~197
13.6	Successors and Assigns; Participations and Assignments	~~195~~198
13.7	Replacements of Lenders Under Certain Circumstances.	~~200~~204
13.8	Adjustments; Set-off.	~~201~~205
13.9	Counterparts	~~201~~205
13.1	Severability	~~202~~205
13.11	Integration	~~202~~205
13.12	GOVERNING LAW	~~202~~206
13.13	Submission to Jurisdiction; Waivers	~~202~~206
13.14	Acknowledgments	~~202~~206
13.15	WAIVERS OF JURY TRIAL	~~203~~207
13.16	Confidentiality	~~203~~207
13.17	Direct Website Communications	~~204~~208
13.18	USA PATRIOT Act and Beneficial Ownership Regulation	~~205~~209
13.19	Judgment Currency	~~206~~209
13.2	Payments Set Aside	~~206~~210
13.21	Euro	~~206~~210
13.22	Special Provisions Relating to Currencies Other Than Dollars	~~206~~210
13.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~207~~211

13.24	Acknowledgement Regarding Any Supported QFCs	~~207~~211

Section 14.	Certain UK Borrower Provisions	~~208~~212

14.1	UK Taxes	~~208~~212
14.2	Tax Gross-Up.	~~208~~212
14.3	Tax indemnity.	~~210~~214
14.4	Tax Credit	~~211~~215
14.5	Lender Status Confirmation	~~211~~215
14.6	HMRC DT Treaty Passport Scheme Confirmation	~~211~~215
14.7	Stamp Taxes	~~212~~216
14.8	Change in UK Lender	~~212~~216

Section 15.	Value Added Tax.	~~212~~216

Section 16.	Determination	~~213~~217

Section 17.	Conduct of Business by the Secured Parties.	~~213~~217

CREDIT AGREEMENT, dated as of July 30, 2013, as amended, restated, supplemented or otherwise modified from time to time, among INGERSOLL RAND INC. (f/k/a Gardner Denver Holdings, Inc.), a Delaware corporation (“Holdings”), GARDNER DENVER, INC., a Delaware corporation (the “U.S. Borrower”), GD GERMAN HOLDINGS II GMBH, a company organized under the laws of Germany (the “German Borrower”), GARDNER DENVER HOLDINGS LTD., a company organized under the laws of England and Wales (the “UK Borrower”; and together with the German Borrower, the “Foreign Borrowers”), the other BORROWERS from time to time parties hereto, the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”) and CITIBANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and a Letter of Credit Issuer (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1).
WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of March 7, 2013 (as amended from time to time in accordance therewith, the “Acquisition Agreement”), between the U.S. Borrower and Holdings, Holdings acquired the Equity Interests of the U.S. Borrower;
WHEREAS, to fund, in part, the Acquisition, the Sponsor and the other Initial Investors contributed an amount in cash to Holdings and/or a direct or indirect parent thereof in exchange for Capital Stock (such contribution, the “Equity Investments”), of no less than 22.5% of the pro forma total capitalization of Holdings and its Subsidiaries after giving effect to the Transactions;
WHEREAS, to consummate the transactions contemplated by the Acquisition Agreement, the U.S. Borrower issued senior unsecured notes with a stated maturity no earlier than eight years after the Closing Date in sales pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Senior Notes Offering”), under the Senior Notes Indenture generating aggregate gross proceeds of up to $575,000,000 (the “Senior Notes”);
WHEREAS, in connection with the foregoing, (a) Holdings and the U.S. Borrower requested that the Lenders extend credit in the form of (i) Initial Dollar Term Loans to the U.S. Borrower on the Closing Date in Dollars, in an aggregate principal amount of $1,900,000,000, (ii) Initial Euro Term Loans to the U.S. Borrower on the Closing Date in Euros, in an aggregate principal amount of €400,000,000 and (iii) Revolving Credit Loans made available to the Borrowers at any time and from time to time prior to the Revolving Credit Maturity Date in Dollars, Euro and Alternative Currencies, in an aggregate Dollar Equivalent principal amount at any time outstanding not in excess of $1,000,000,000 (subject to the 2019 Increased Availability Condition) less the sum of (x) the aggregate Letters of Credit Outstanding at such time and (y) the aggregate principal amount of all Swingline Loans outstanding at such time, and (b) Holdings and the Borrowers requested (i) the Letter of Credit Issuer to issue Letters of Credit at any time and from time to time prior to the L/C Facility Maturity Date, in Dollars, Euro and Alternative Currencies, in an aggregate Stated Amount at any time outstanding not in excess of $200,000,000 (which amount shall, immediately and automatically upon the satisfaction of the 2019 Increased Availability Condition, be increased to $400,000,000), and (ii) to deem the letters of credit identified on Schedule 1.1(a) hereto to be Letters of Credit for all purposes under this Agreement and (c) Holdings and the U.S. Borrower requested the Swingline Lender to extend credit in the form of Swingline Loans at any time and from time to time prior to the Swingline Maturity Date, in Dollars in an aggregate principal amount at any time outstanding not in excess of $50,000,000;
WHEREAS, the proceeds of the Initial Term Loans were used, together with (a) the net proceeds of the Senior Notes Offering, (b) proceeds of borrowings by the U.S. Borrower under the Revolving Credit Facility (if needed) and (c) the net proceeds of the Equity Investments on the Closing Date to effect the Acquisition, to provide for liquidity in the form of cash on the balance sheet of Holdings or otherwise and to pay Transaction Expenses;
WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of April 30, 2019 (together with all exhibits, annexes, schedules and disclosure letters thereto, collectively, as modified, amended, supplemented or waived, the “Merger Agreement”), by and among Ingersoll-Rand plc, a Republic of Ireland public limited company (“IR”), Ingersoll-Rand U.S. HoldCo, Inc., a Delaware corporation and a wholly-owned Subsidiary of IR (“Spinco”), Holdings and Charm Merger Sub Inc., a Delaware corporation and a newly formed, wholly-owned Subsidiary of Holdings (“Merger Sub”), Holdings will acquire the Equity Interests of Spinco;
WHEREAS, Ingersoll-Rand Services Company, a Delaware corporation and a wholly-owned Subsidiary of Spinco (the “Spinco Borrower”), will incur term loans under the Spinco Term Loan Agreement in Dollars, in an aggregate principal amount of $1,900,000,000, and, pursuant to the Separation and Distribution Agreement, dated as of April 30, 2019 (together with all exhibits, annexes, schedules and disclosure letters thereto, collectively, as modified, amended, supplemented or waived, the “Separation Agreement”), by and between IR and Spinco, the Spinco Borrower will use the proceeds of such term loans to pay cash to IR or a direct or indirect wholly-owned Subsidiary of IR in an amount not to exceed $1,900,000,000 (the “Spinco Payment”), and following the Spinco Payment, all of the outstanding equity of Spinco will be distributed to IR’s ordinary shareholders as set forth in the Separation Agreement (the “Distribution”) and, pursuant to the Merger Agreement, Spinco will merge with and into Merger Sub, with Spinco as the surviving entity and with Spinco and the Spinco Borrower becoming wholly-owned Subsidiaries of Holdings, in all material respects in accordance with the Merger Agreement (the “Merger”). Subject to and upon the terms set forth herein and the terms and conditions set forth in Amendment No. 5, upon the occurrence of the Amendment No. 5 Effective Date and subject to the completion of the Distribution, the Merger and the Spinco Designation, the Spinco Borrower will constitute an Additional Borrower for purposes of this Agreement and the other Credit Documents, the term loans incurred by the Spinco Borrower under the Spinco Term Loan Agreement will be designated as and constitute 2020 Spinco Tranche B-1 Dollar Term Loans of the Spinco Borrower incurred and documented under this Agreement and this Agreement will replace and supersede the Spinco Term Loan Agreement in its entirety;
WHEREAS, in connection with the foregoing, (a) Holdings and the U.S. Borrower have requested that the Lenders (i) extend credit in the form of (A) 2020 GDI Tranche B-2 Dollar Term Loans to the U.S. Borrower on the Amendment No. 5 Effective Date in Dollars, in an aggregate principal amount of $927,600,000, the proceeds of which will be used on the Amendment No. 5 Effective Date to refinance in full all then outstanding Tranche B-1 Dollar Term Loans of the U.S. Borrower and (B) 2020 GDI Tranche B-2 Euro Term Loans to the U.S. Borrower on the Amendment No. 5 Effective Date in Euros, in an aggregate principal amount of €601,162,500, the proceeds of which will be used on the Amendment No. 5 Effective Date to refinance in full all then outstanding Tranche B-1 Euro Term Loans of the U.S. Borrower, and (ii) consent to the Spinco Designation and the resulting designation of the term loans incurred by the Spinco Borrower under the Spinco Term Loan Agreement as the 2020 Spinco Tranche B-1 Dollar Term Loans hereunder in aggregate principal amount of $1,900,000,000, (b) Holdings and the Borrowers have requested (i) the applicable Lenders to continue to make available Revolving Credit Loans to the Borrowers at any time and from time to time prior to the Revolving Credit Maturity Date in Dollars, Euro and Alternative Currencies, in an aggregate Dollar Equivalent principal amount at any time outstanding not in excess of $1,000,000,000 (subject to the 2019 Increased Availability Condition) less the sum of (x) the aggregate Letters of Credit Outstanding at such time and (y) the aggregate principal amount of all Swingline Loans outstanding at such time, (ii) the Letter of Credit Issuer to issue Letters of Credit at any time and from time to time prior to the L/C Facility Maturity Date, in Dollars, Euro and Alternative Currencies, in an aggregate Stated Amount at any time outstanding not in excess of $200,000,000 (which amount shall, immediately and automatically upon the satisfaction of the 2019 Increased Availability Condition, be increased to $400,000,000), and (iii) to deem the letters of credit identified on Schedule 1.1(a) hereto to be Letters of Credit for all purposes under this Agreement and (c) Holdings and the U.S. Borrower have requested the Swingline Lender to extend credit in the form of Swingline Loans at any time and from time to time prior to the Swingline Maturity Date, in Dollars in an aggregate principal amount at any time outstanding not in excess of $50,000,000;
WHEREAS, Holdings and the U.S. Borrower have requested that the Lenders extend credit in the form of Series A New Term Loans to the U.S. Borrower on the Amendment No. 6 Effective Date in Dollars, in an aggregate principal amount of $400,000,000;
WHEREAS, the Lenders and Letter of Credit Issuer are willing to make available to the Borrowers such term loans and revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
Section 1.    Definitions
1.1    Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
“2019 Existing Letters of Credit” shall mean the letters of credit existing on the Amendment No. 4 Effective Date set forth on Schedule C to Amendment No. 4.
“2019 Increased Availability Condition” shall mean the “Increased Availability Condition” under and as defined in Amendment No. 4.
“2019 Mandatory Revolving Commitment Reduction” shall have the meaning provided in Amendment No. 4.

“2019 Refinancing” shall mean the termination on the Amendment No. 4 Effective Date of the Revolving Credit Commitments of the Amendment No. 4 Non-Extending Lenders set forth in Schedule A to Amendment No. 4 and the repayment in full of the Revolving Credit Loans thereunder.
“2019 Revolving Commitment Reduction Date” shall mean the date that is the earlier to occur of (i) prior to the consummation of the Merger (for purposes of this definition, as defined in Amendment No. 4), the termination of the Merger Agreement (as defined in Amendment No. 4) by the U.S. Borrower (or its affiliates) in writing or with the U.S. Borrower’s (or its affiliates’) written consent or otherwise in accordance with its terms (other than with respect to provisions therein that expressly survive termination) and (ii) 11.59 p.m., New York City time, on the date that is five Business Days after the earlier of (A) the Outside Date (as defined in Amendment No. 4) and (B) the consummation of the Merger.
“2019 Revolving Credit Commitment” shall mean, pursuant to Amendment No. 4, Amendment No. 6 and this Agreement, as to each 2019 Revolving Credit Lender, its obligation to make 2019 Revolving Credit Loans to a Borrower pursuant to Section 2.1(b)(i)(D), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule B to Amendment No. 4 under the caption “2019 Revolving Credit Commitment Amount” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14 and Amendment No. 6). Subject to the 2019 Mandatory Revolving Commitment Reduction, the aggregate 2019 Revolving Credit Commitments of all 2019 Revolving Credit Lenders shall be $1,000,000,000 (subject to the 2019 Increased Availability Condition) on the Amendment No. 4 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement. The aggregate 2019 Revolving Credit Commitments of all 2019 Revolving Credit Lenders shall be $1,100,000,000 on the Amendment No. 6 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“2019 Revolving Credit Facility” shall mean, at any time, the aggregate amount of the 2019 Revolving Credit Lenders’ 2019 Revolving Credit Commitments at such time.
“2019 Revolving Credit Lender” shall mean, at any time, any Lender that has a 2019 Revolving Credit Commitment at such time.
“2019 Revolving Credit Loan” has the meaning specified in Section 2.1(b)(i)(D).
“2020 GDI Tranche B-2 Dollar Term Loan” shall mean, collectively, any Term Loan made in Dollars to the U.S. Borrower on the Amendment No. 5 Effective Date pursuant to Section 2.1(a)(iii) and Amendment No. 5.
“2020 GDI Tranche B-2 Dollar Term Loan Allocation Schedule” shall mean the schedule on file with the Administrative Agent and approved by the U.S. Borrower setting forth the name of each Additional 2020 GDI Tranche B-2 Dollar Term Loan Lender and, next to such name, the amount of Additional 2020 GDI Tranche B-2 Dollar Term Loans to be made to the U.S. Borrower in Dollars by such Additional 2020 GDI Tranche B-2 Dollar Term Loan Lender on the Amendment No. 5 Effective Date.
“2020 GDI Tranche B-2 Dollar Term Loan Commitment” shall mean, with respect to a Cashless Option 2020 GDI Tranche B-2 Dollar Term Loan Lender, its Rollover 2020 GDI Tranche B-2 Dollar Term Loan Commitment and, with respect to any Additional 2020 GDI Tranche B-2 Dollar Term Loan Lender, its Additional 2020 GDI Tranche B-2 Dollar Term Loan Commitment. The aggregate amount of 2020 GDI Tranche B-2 Dollar Term Loan Commitments as of the Amendment No. 5 Effective Date is $927,600,000.
“2020 GDI Tranche B-2 Dollar Term Loan Lender” shall mean a Lender with a 2020 GDI Tranche B-2 Dollar Term Loan Commitment or an outstanding 2020 GDI Tranche B-2 Dollar Term Loan.
“2020 GDI Tranche B-2 Dollar Term Loan Maturity Date” shall mean February 28, 2027 (or, if such date is not a Business Day, the first Business Day thereafter).
“2020 GDI Tranche B-2 Dollar Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(i).
“2020 GDI Tranche B-2 Dollar Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b)(i).

“2020 GDI Tranche B-2 Euro Term Loan” shall mean, collectively, any Term Loan made in Euros to the U.S. Borrower on the Amendment No. 5 Effective Date pursuant to Section 2.1(a)(iii) and Amendment No. 5.
“2020 GDI Tranche B-2 Euro Term Loan Allocation Schedule” shall mean the schedule on file with the Administrative Agent and approved by the U.S. Borrower setting forth the name of each Additional 2020 GDI Tranche B-2 Euro Term Loan Lender and, next to such name, the amount of Additional 2020 GDI Tranche B-2 Euro Term Loans to be made to the U.S. Borrower in Euros by such Additional 2020 GDI Tranche B-2 Euro Term Loan Lender on the Amendment No. 5 Effective Date.
“2020 GDI Tranche B-2 Euro Term Loan Commitment” shall mean, with respect to a Cashless Option 2020 GDI Tranche B-2 Euro Term Loan Lender, its Rollover 2020 GDI Tranche B-2 Euro Term Loan Commitment and, with respect to any Additional 2020 GDI Tranche B-2 Euro Term Loan Lender, its Additional 2020 GDI Tranche B-2 Euro Term Loan Commitment. The aggregate amount of 2020 GDI Tranche B-2 Euro Term Loan Commitments as of the Amendment No. 5 Effective Date is €601,162,500.
“2020 GDI Tranche B-2 Euro Term Loan Lender” shall mean a Lender with a 2020 GDI Tranche B-2 Euro Term Loan Commitment or an outstanding 2020 GDI Tranche B-2 Euro Term Loan.
“2020 GDI Tranche B-2 Euro Term Loan Maturity Date” shall mean February 28, 2027 (or, if such date is not a Business Day, the first Business Day thereafter).
“2020 GDI Tranche B-2 Euro Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(ii).
“2020 GDI Tranche B-2 Euro Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b)(ii).
“2020 Spinco Tranche B-1 Dollar Term Loan” shall mean, collectively, any Term Loan in Dollars of the Spinco Borrower established hereunder on the Spinco Designation Effective Date pursuant to Amendment No. 5 and Section 2.1(a)(iv).
“2020 Spinco Tranche B-1 Dollar Term Loan Lender” shall mean a Lender with an outstanding 2020 Spinco Tranche B-1 Dollar Term Loan.
“2020 Spinco Tranche B-1 Dollar Term Loan Maturity Date” shall mean February 28, 2027 (or, if such date is not a Business Day, the first Business Day thereafter).
“2020 Spinco Tranche B-1 Dollar Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(iii).
“2020 Spinco Tranche B-1 Dollar Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b)(iii).
“2020 Term Loans” shall mean, collectively, the 2020 GDI Tranche B-2 Dollar Term Loans, the 2020 GDI Tranche B-2 Euro Term Loans, the 2020 Spinco Tranche B-1 Dollar Term Loans and the Series A New Term Loans.
“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate” at its principal office and (c) the LIBOR Rate ~~(with respect to LIBOR Loans to be made in Dollars)~~ for an Interest Period of one (1) month, determined on the second full Business Day prior to such day, plus 1%; provided that, notwithstanding the foregoing, in no event shall the ABR applicable to the 2020 Term Loans at any time be less than 1.00% per annum. Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the announcement of such change.
“ABR Loan” shall mean each Loan (other than Loans made in Euros or any Alternative Currency) bearing interest based on the ABR.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to Holdings and its Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.
“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
“Acquired Indebtedness” shall mean, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition” shall mean the transactions contemplated by the Acquisition Agreement.
“Acquisition Agreement” shall have the meaning provided in the recitals to this Agreement.
“Additional 2020 GDI Tranche B-2 Dollar Term Loan” shall have the meaning provided in Section 2.1(a)(iii).
“Additional 2020 GDI Tranche B-2 Dollar Term Loan Commitment” shall mean, with respect to an Additional 2020 GDI Tranche B-2 Dollar Term Loan Lender, the commitment of such Additional 2020 GDI Tranche B-2 Dollar Term Loan Lender to make Additional 2020 GDI Tranche B-2 Dollar Term Loans on the Amendment No. 5 Effective Date in an amount set forth on the 2020 GDI Tranche B-2 Dollar Term Loan Allocation Schedule.
“Additional 2020 GDI Tranche B-2 Dollar Term Loan Lender” shall mean each Person set forth on the 2020 GDI Tranche B-2 Dollar Term Loan Allocation Schedule under the column on such Schedule entitled “Additional 2020 GDI Tranche B-2 Dollar Term Loan Lender” that executed and delivered a counterpart to Amendment No. 5 (or written evidence satisfactory to the Administrative Agent that such Person signed a counterpart to Amendment No. 5) as an “Additional 2020 GDI Tranche B-2 Dollar Term Loan Lender” on or prior to the Amendment No. 5 Effective Date.
“Additional 2020 GDI Tranche B-2 Euro Term Loan” shall have the meaning provided in Section 2.1(a)(iii).
“Additional 2020 GDI Tranche B-2 Euro Term Loan Commitment” shall mean, with respect to an Additional 2020 GDI Tranche B-2 Euro Term Loan Lender, the commitment of such Additional 2020 GDI Tranche B-2 Euro Term Loan Lender to make Additional 2020 GDI Tranche B-2 Euro Term Loans on the Amendment No. 5 Effective Date in an amount set forth on the 2020 GDI Tranche B-2 Euro Term Loan Allocation Schedule.
“Additional 2020 GDI Tranche B-2 Euro Term Loan Lender” shall mean each Person set forth on the 2020 GDI Tranche B-2 Euro Term Loan Allocation Schedule under the column on such Schedule entitled “Additional 2020 GDI Tranche B-2 Euro Term Loan Lender” that executed and delivered a counterpart to Amendment No. 5 (or written evidence satisfactory to the Administrative Agent that such Person signed a counterpart to Amendment No. 5) as an “Additional 2020 GDI Tranche B-2 Euro Term Loan Lender” on or prior to the Amendment No. 5 Effective Date.
“Additional Borrower” shall mean any Person, organized under the laws of (a) the Commonwealth of Australia or (b) any other jurisdiction that is acceptable to the Administrative Agent and the Revolving Credit Lenders providing Revolving Credit Commitments to such Additional Borrower, in each case, who may become a party hereto as a “Borrower” hereunder, subject to compliance with the terms of Section 9.11(b), hereof upon the execution and delivery of a customary joinder agreement reasonably satisfactory to the Administrative Agent.
“Additional Borrower Termination” shall mean, with respect to any Additional Borrower, a termination notice in the form of Exhibit N, duly executed by such Additional Borrower and the U.S. Borrower.

“Additional Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).
“Additional Revolving Credit Lender” shall have the meaning provided in Section 2.14(b).
“Additional Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).
“Additional Term Loan” shall mean any term loans of a Borrower that are designated as Additional Term Loans pursuant to an amendment to this Agreement in accordance with the provisions of Section 13.1, including the 2020 Spinco Tranche B-1 Dollar Term Loans.
“Additional Term Loan Lender” shall mean a Lender with outstanding Additional Term Loans.
“Additional Term Loan Maturity Date” shall mean the applicable date on which any Additional Term Loans mature.
“Adjusted Daily Simple ESTR” shall mean, with respect to any Unpaid Drawing denominated in Euro, a rate per annum equal to (a) the Daily Simple ESTR plus (b) 0.0017%; provided that if such rate shall be less than zero, such rate shall be deemed to be zero.
“Adjusted Daily Simple SONIA” shall mean, with respect to any Revolving Credit Loan or Unpaid Drawing denominated in Pounds Sterling, a rate per annum equal to (a) the Daily Simple SONIA plus (b) (i) in the case of a Revolving Credit Loan, 0.10% or (ii) in the case of an Unpaid Drawing denominated in Pounds Sterling, -0.0024%; provided that if such rate shall be less than zero, such rate shall be deemed to be zero.
“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.
“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.
“Administrative Agent” shall mean Citibank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.
“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 or such other address or account as the Administrative Agent may from time to time notify to Holdings and the Lenders.
“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Institutional Lender” shall mean (a) any Affiliate of the Sponsor that is either a bona fide debt fund or such Affiliate extends credit or buys loans in the ordinary course of business, (b) KKR Corporate Lending LLC and (c) MCS Corporate Lending LLC.
“Affiliated Lender” shall mean a Lender that is the Sponsor or any Affiliate thereof (other than Holdings, any Subsidiary of Holdings, any Borrower or any Affiliated Institutional Lender).
“Agent Parties” and “Agent Party” shall have the meaning provided in Section 13.17(b).
“Agents” shall mean the Administrative Agent, the Collateral Agent, each Joint Lead Arranger and Bookrunner, the Co-Documentation Agents and the Co-Managers.
“Aggregate Multicurrency Exposures” shall have the meaning provided in Section 5.2(b)(ii).

“Aggregate Revolving Credit Outstandings” shall have the meaning provided in Section 5.2(b)(i).
“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.
“Agreement Currency” shall have the meaning provided in Section 13.19.
“AHYDO” shall have the meaning provided in Section 2.14(g)(i).
“Alternative Currency” shall mean Pounds Sterling and any other currency reasonably acceptable to the Administrative Agent and each applicable Revolving Credit Lender (it being agreed that it shall be deemed to be reasonable for the Administrative Agent or any applicable Revolving Credit Lender to withhold its consent in respect of any such other currency if such currency is not freely convertible into Dollars or is not readily available in the London interbank market).
“Amendment No. 2” shall mean Amendment No. 2 to this Agreement dated as of August 17, 2017, among each Credit Party, the Lenders party thereto, and the Administrative Agent.
“Amendment No. 2 Effective Date” shall mean the “Amendment No. 2 Effective Date” under and as defined in Amendment No. 2.
“Amendment No. 4” shall mean Amendment No. 4 to Credit Agreement dated as of June 28, 2019, among each Credit Party, the Extending Lenders party thereto, the 2019 Revolving Credit Lenders party thereto, the other Lenders party thereto, the Letter of Credit Issuers party thereto, UBS AG, Stamford Branch as Resigning Agent (as defined therein) and Citibank, N.A. as Successor Agent (as defined therein).
“Amendment No. 4 Effective Date” shall mean the “Amendment Effective Date” under and as defined in Amendment No. 4.
“Amendment No. 4 Non-Extending Lenders” shall mean those Lenders that do not convert and extend their Revolving Credit Commitments of each Class set forth in Schedule A to Amendment No. 4 as set forth in Section 2 of Amendment No. 4.
“Amendment No. 5” shall mean Amendment No. 5 to Credit Agreement and Joinder Agreement dated as of February 28, 2020, among each Credit Party, the Lenders party thereto, the Letter of Credit Issuers party thereto and the Administrative Agent.
“Amendment No. 5 Effective Date” shall mean the first Business Day on which all conditions precedent set forth in Section 7 of Amendment No. 5 are satisfied, which date is February 28, 2020.
“Amendment No. 6” shall mean the Joinder Agreement and Amendment No. 6 to Credit Agreement, dated as of June 29, 2020, among each Credit Party party thereto, the Lenders party thereto and the Administrative Agent.
“Amendment No. 6 Effective Date” shall mean the first Business Day on which all conditions precedent set forth in Section 14 of Amendment No. 6 are satisfied, which date is June 29, 2020, and which date shall constitute an Increased Amount Date.
“Anti-Boycott Law” shall mean Section 7 German Foreign Trade Regulation (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to Holdings, the Borrowers or any of their Subsidiaries from time to time concerning or relating to bribery, anti-money laundering or corruption, including the U.S. Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder.
“Applicable Margin” shall mean a percentage per annum equal to:

(a)    (i) for LIBOR Loans that are 2020 GDI Tranche B-2 Dollar Term Loans, 1.75%, and (ii) for ABR Loans that are 2020 GDI Tranche B-2 Dollar Term Loans, 0.75%,
(b)    for ~~LIBOR~~EURIBOR Loans that are 2020 GDI Tranche B-2 Euro Term Loans, 2.00%,
(c)    (i) for LIBOR Loans that are 2020 Spinco Tranche B-1 Dollar Term Loans, 1.75%, and (ii) for ABR Loans that are 2020 Spinco Tranche B-1 Dollar Term Loans, 0.75%, and
(d)    (i) for LIBOR Loans that are Series A New Term Loans, 2.75%, and (ii) for ABR Loans that are Series A New Term Loans, 1.75%, and
(e)    (i) for LIBOR Loans, EURIBOR Loans and SONIA Loans that are 2019 Revolving Credit Loans, initially 2.25%, (ii) for ABR Loans that are 2019 Revolving Credit Loans, initially 1.25% and (iii) for Letter of Credit Fees, initially 2.25%; provided that if the Merger (as defined in Amendment No. 4) is consummated and each of S&P and Moody’s shall have a Rating in effect on the date of consummation of the Merger (as defined in Amendment No. 4), then from and after such date, the Applicable Margin for LIBOR Loans, EURIBOR Loans, SONIA Loans and ABR Loans that are 2019 Revolving Credit Loans and for Letter of Credit Fees shall be the percentage per annum set forth in the table below, based on the applicable Ratings in effect on the date of consummation of the Merger (as defined in Amendment No. 4):

Level	Rating	LIBOR ~~Rate~~/ EURIBOR/ SONIA Revolving Credit Loans	ABR ~~Rate~~ Revolving Credit Loans	Letter of Credit Fees
I	≥ BB+ by S&P (with stable or better outlook) and ≥ Ba1 by Moody’s (with stable or better outlook)	1.75%	0.75%	1.75%
II	≥ BB+ by S&P (with stable or better outlook) and Ba2 by Moody’s (with stable or better outlook)	2.00%	1.00%	2.00%
III	Neither Level I nor II	2.25%	1.25%	2.25%

“Approved Foreign Bank” shall have the meaning provided in the definition of “Cash Equivalents.”
“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Asset Sale” shall mean:
(a)    the sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or assets (whether tangible or intangible, including by way of a Sale Leaseback or asset securitization) (each, a “disposition”) of Holdings or any Restricted Subsidiary, or
(b)    the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 10.1), whether in a single transaction or a series of related transactions, in each case, other than:
(i)    any disposition of Cash Equivalents or Investment Grade Securities or obsolete, worn out or surplus property or property (including any leasehold property interest) that is no longer economically practical in its business or commercially desirable to maintain or no longer used or useful equipment in the ordinary course of business or any disposition of inventory, immaterial assets, goods or other assets in the ordinary course of business;

(ii)    the disposition of all or substantially all of the assets of Holdings or any Borrower in a manner permitted pursuant to Section 10.3;
(iii)    the incurrence of Liens that are permitted to be incurred pursuant to Section 10.2 or the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to Section 10.5;
(iv)    any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than the greater of (x) $75,000,000 and (y) 5.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such disposition;
(v)    any disposition of property or assets or issuance of securities by a Restricted Subsidiary of Holdings to Holdings or by Holdings or a Restricted Subsidiary of Holdings to another Restricted Subsidiary;
(vi)    to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(vii)    [reserved];
(viii)    any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(ix)    foreclosures, condemnation, casualty or any similar action on assets (including dispositions in connection therewith);
(x)    sales of accounts receivable, or participations therein, and related assets, in connection with any Receivables Facility;
(xi)    any financing transaction with respect to (A) property built or acquired by Holdings or any Restricted Subsidiary after the Closing Date, including Sale Leasebacks and asset securitizations permitted by this Agreement, (B) the termination or collapse of cost sharing agreements with Holdings or any Subsidiary and the settlement of any crossing payments in connection therewith, or (C) the settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former consultants, directors, officers or employees of Holdings or any Subsidiary or any of their successors or assigns;
(xii)     any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;
(xiii)    the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;
(xiv)    the licensing or sub-licensing of Intellectual Property or other general intangibles in the ordinary course of business;
(xv)    the unwinding of any Hedging Obligations;
(xvi)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(xvii)    the expiration, lapse or abandonment of Intellectual Property rights, which in the reasonable good faith determination of Holdings are not material to the conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole;
(xviii)    the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(xix)    dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);
(xx)    leases, assignments, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Holdings and its Restricted Subsidiaries, taken as a whole;
(xxi)    dispositions of non-core assets acquired in connection with, or resulting from, any Permitted Acquisition or Permitted Investment permitted hereunder (including to obtain the approval of any applicable antitrust authority);
(xxii)    any Specified Disposition; and
(xxiii)    other dispositions with a Fair Market Value in the aggregate less than or equal to the greater of (x) $375,000,000 and (y) 25.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis).
“Asset Sale Prepayment Event” shall mean any Asset Sale constituting the disposition of Collateral, subject to the Reinvestment Period allowed in Section 10.4; provided, further, that with respect to any Asset Sale Prepayment Event, no prepayment shall be required by Section 5.2 unless and until (a) the aggregate amount of Net Cash Proceeds from an individual Asset Sale Prepayment Event exceeds the greater of $160,000,000 and 10.0% of Consolidated EBITDA for the most recently ended Test Period and (b) the aggregate amount of Net Cash Proceeds from all such Asset Sale Prepayment Events exceeds the greater of $240,000,000 and 15.0% of Consolidated EBITDA for the most recently ended Test Period (the “Prepayment Trigger”) in any fiscal year of Holdings, but then from all such Net Cash Proceeds (excluding amounts below the Prepayment Trigger).
“Assignment and Acceptance” shall mean (a) an assignment and acceptance substantially in the form of Exhibit G, or such other form as may be approved by the Administrative Agent, and (b) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.15, such form of assignment (if any) as may be agreed by the Administrative Agent and the U.S. Borrower in accordance with Section 2.15(a).
“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer), the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, the Vice President-Finance, a Senior Vice President, a Director, a Manager, the Secretary, the Assistant Secretary or any other senior officer or agent with express authority to act on behalf of such Person designated as such in writing to the Administrative Agent by Holdings or a Borrower.
“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).
“Available Amount” shall have the meaning provided in Section 10.5(a)(iii).
“Available Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the sum of the aggregate Dollar Equivalent principal amount of (i) all Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate Letters of Credit Outstanding at such time.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” shall have the meaning provided in Section 11.5.
“Benchmark Successor Rate” shall have the meaning provided in Section 1.8.

“Benchmark Successor Rate Conforming Changes” shall mean, with respect to any proposed Benchmark Successor Rate, any conforming changes to the definition of ABR, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such Benchmark Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Benchmark Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the U.S. Borrower.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 § C.F.R. 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“benefited Lender” shall have the meaning provided in Section 13.8(a).
“BHC Act Affiliate” of a party shall mean an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” shall mean each of (a) U.S. Borrower, (b) the Spinco Borrower, (c) the Foreign Borrowers and (d) any Additional Borrower.
“Borrower Designation Agreement” shall mean, with respect to any proposed Additional Borrower, an agreement in the form of Exhibit M hereto signed by such Additional Borrower and the U.S. Borrower.
“Borrower Materials” shall have the meaning provided in Section 13.17(b).
“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date, (b) the incurrence of one Type of Term Loan on the Closing Date (or resulting from conversions on a given date after the Closing Date) having, in the case of LIBOR ~~Rate~~Term Loans or EURIBOR Term Loans, the same Interest Period (provided that ABR Term Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR ~~Rate~~ Term Loans) and (c) the incurrence of one Type of Revolving Credit Loan of the same Class and currency on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans or EURIBOR Loans that are Revolving Credit Loans, the same Interest Period (provided that ABR Revolving Credit Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans that are Revolving Credit Loans).
“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and,
(a)    if such day relates to any interest rate settings as to a LIBOR Loan denominated in Dollars or any Alternative Currency (other than Pounds Sterling), any fundings, disbursements, settlements and payments in Dollars or any Alternative Currency (other than Pounds Sterling) in respect of any such LIBOR Loan, or any other dealings in Dollars or any Alternative Currency (other than Pounds Sterling) to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars or such Alternative Currency are conducted by and between banks in the applicable London interbank market;
(b)    if such day relates to any interest rate settings as to a ~~LIBOR~~EURIBOR Loan ~~denominated in Euro~~, any fundings, disbursements, settlements and payments ~~in Euro~~ in respect of any such ~~LIBOR~~EURIBOR Loan, or any other dealings ~~in Euro~~ to be carried out pursuant to this Agreement in respect of any such ~~LIBOR~~EURIBOR Loan, such day shall be a TARGET Day; and

(c)    if such day relates to any interest rate settings as to a ~~LIBOR~~SONIA Loan ~~denominated in Pounds Sterling, such day shall be a day on which dealings in deposits in Pounds Sterling, as applicable, are conducted by and between banks in the London interbank market; and~~
~~(d)    if such day relates to~~, any fundings, disbursements, settlements and payments in ~~Pounds Sterling in~~ respect of ~~a LIBOR~~any such SONIA Loan ~~denominated in Pounds Sterling~~, or any other dealings ~~in Pounds Sterling~~ to be carried out pursuant to this Agreement in respect of any such ~~LIBOR~~SONIA Loan ~~(other than any interest rate settings)~~, such day shall be a day on which banks are open for ~~foreign exchange~~ business in London.
“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by Holdings and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Holdings and its Restricted Subsidiaries (including Capitalized Software Expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs).
“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.
“Capital Stock” shall mean (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).
“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on January 1, 2017 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.
“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and the Restricted Subsidiaries.
“Cash Collateralize” or “Cash Collateral” shall have the meaning provided in Section 3.8(d).
“Cash Equivalents” shall mean:
(a)    United States Dollars,
(b)    [reserved],
(c)    (i) Euro, Pounds Sterling, Yen, Swiss Francs, Canadian Dollars or any national currency of any participating member state in the European Union or (ii) local currencies held from time to time in the ordinary course of business,
(d)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with average maturities of 36 months or less from the date of acquisition,
(e)    certificates of deposit, time deposits, bankers acceptances and eurodollar time deposits with maturities of 36 months or less from the date of acquisition, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of foreign banks,
(f)    repurchase obligations for underlying securities of the types described in clauses (d), (e) and (j) entered into with any financial institution meeting the qualifications specified in clause (e) above,
(g)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P, respectively, from the date of creation thereof and variable and fixed rate notes rated at least “P-2” by Moody’s or at least “A-2” by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating agency), respectively, issued by any financial institutions meeting the qualifications specified in clause (e) above, in each case with average maturities of 36 months or less from the date of creation thereof,
(h)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case with average maturities of 36 months or less from the date of creation thereof,
(i)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) with maturities of 36 months or less from the date of acquisition,
(j)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) with maturities of 36 months or less from the date of acquisition,
(k)    solely with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case with average maturities of 36 months or less from the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) (any such bank being an “Approved Foreign Bank”), and in each case with average maturities of not more than 36 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,
(l)     in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, Cash Equivalents shall also include investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies,
(m)    investment funds investing 90% of their assets in securities of the types described in clauses (a) through (j) above, and
(n)    investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions meeting the qualifications specified in clause (e) above, in each case the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (j) above.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) through (c) above; provided that such amounts are converted into any currency listed in clauses (a) through (c) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.
“Cash Management Bank” shall mean (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Agent or an Affiliate of a Lender or an Agent, (b) any Person that is party to a Cash Management Agreement and is a Lender, an Agent or an Affiliate of a Lender or an Agent, (c) with respect to any Cash Management Agreement entered into prior to the Amendment No. 5 Effective Date, any person that is a Lender or an Affiliate of a Lender on the Amendment No. 5 Effective Date or (d) PNC Bank, National Association or any of its Affiliates; provided that, in the case of this clause (d), such Person executes and delivers to the Administrative Agent a letter agreement in a form reasonably acceptable to the Administrative Agent pursuant to which such Person (x) appoints the Administrative Agent as its agent under the applicable Credit Documents and (y) agrees to be bound by the provisions of Sections 12, 13, 14, 26 and 27 of the U.S. Pledge Agreement and Sections 5.4, 5.5, 5.7, 6.5, 7, 8.1 and 8.16 of the U.S. Security Agreement, in each case, as if it were a Lender.
“Cash Management Services” shall mean: (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, employee credit card programs, electronic funds transfer services, or e-payables, (b) treasury management services (including controlled disbursement, overdraft facilities, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services), (c) any other demand deposit or operating account relationships or other cash management services, including pursuant to any Cash Management Agreements and (d) and other services related, ancillary or complementary to the foregoing.
“Cashless Option 2020 GDI Tranche B-2 Dollar Term Loan Lender” shall have the meaning provided in the recitals to Amendment No. 5.
“Cashless Option 2020 GDI Tranche B-2 Euro Term Loan Lender” shall have the meaning provided in the recitals to Amendment No. 5.
“Casualty Event” shall mean, with respect to any Collateral, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such Collateral for which Holdings or any of its Restricted Subsidiaries receives insurance proceeds or proceeds of a condemnation award in respect of any equipment, fixed assets, or real property (including any improvements thereon) to replace or repair such equipment, fixed assets, or real property; provided that with respect to any Casualty Event, no Person shall be obligated to make any prepayment otherwise required by Section 5.2 unless and until (a) the aggregate amount of Net Cash Proceeds from an individual Casualty Event exceeds the greater of $160,000,000 and 10.0% of Consolidated EBITDA for the most recently ended Test Period and (b) the aggregate amount of Net Cash Proceeds from all such Casualty Events exceeds the greater of $240,000,000 and 15.0% of Consolidated EBITDA for the most recently ended Test Period (the “Casualty Prepayment Trigger”) in any fiscal year of Holdings, but then from all such Net Cash Proceeds (excluding amounts below the Casualty Prepayment Trigger).
“Casualty Prepayment Trigger” shall have the meaning provided in the definition of the term Casualty Event.
“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender with any guideline, request, directive or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law). For purposes of this definition, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities pursuant to Basel III, shall in each case described in clauses (x) and (y) above be deemed to be a Change in Law and have gone into effect after the date hereof, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” shall mean and be deemed to have occurred if (a) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of Holdings that exceeds 50% thereof, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; or (b) Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the U.S. Borrower; provided that, at any time when any of the outstanding Voting Stock of Holdings is directly or indirectly owned by a Parent Entity, all references in clause (a) of this definition to “Holdings” (other than in this proviso) shall be deemed to refer to the ultimate Parent Entity that directly or indirectly owns such Voting Stock.
“Class” (a) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are 2019 Revolving Credit Loans, New Revolving Loans, 2020 GDI Tranche B-2 Dollar Term Loans, 2020 GDI Tranche B-2 Euro Term Loans, 2020 Spinco Tranche B-1 Dollar Term Loans, Series A New Term Loans, other New Term Loans (of each Series), Additional Term Loans, Extended Term Loans (of the same Extension Series), Replacement Term Loans (of the same tranche), Extended Revolving Credit Loans (of the same Extension Series) or Swingline Loans and (b) when used in reference to any Commitment, refers to whether such Commitment is a 2019 Revolving Credit Commitment, a New Revolving Credit Commitment, an Extended Revolving Credit Commitment (of the same Extension Series), a 2020 GDI Tranche B-2 Dollar Term Loan Commitment, a 2020 GDI Tranche B-2 Euro Term Loan Commitment, a Series A New Term Loan Commitment or another New Term Loan Commitment.
“Closing Date” means July 30, 2013.
“Co-Documentation Agents” shall mean UBS Securities LLC and Barclays Bank PLC.
“Co-Managers” shall mean (i) with respect to the Revolving Credit Loans, the 2020 GDI Tranche B-2 Dollar Term Loans and the 2020 GDI Tranche B-2 Euro Term Loans, Bank of America, N.A., Bank of China, Chicago Branch, Deutsche Bank Securities Inc., Santander Bank, N.A. and TD Securities (USA) LLC and (ii) with respect to the 2020 Spinco Tranche B-1 Dollar Term Loans, Deutsche Bank Securities Inc., Santander Bank, N.A. and TD Securities (USA) LLC.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all property pledged or purported to be pledged pursuant to the Security Documents other than Excluded Collateral (as defined therein).
“Collateral Agent” shall mean Citibank, N.A., as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9; any affiliate or designee of Citibank, N.A. may act as Collateral Agent under any Credit Document.
“Commitment Fee” shall have the meaning provided in Section 4.1(a).
“Commitment Fee Rate” shall mean 0.375%; provided that from and after the date on which Section 9.1 Financials are delivered to the Administrative Agent for the first full fiscal quarter ended after the Amendment No. 4 Effective Date, the applicable Commitment Fee Rate shall be reduced to 0.25% and 0.125% upon the achievement of a Status equal to Level I Status and Level II Status, respectively.
“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s 2019 Revolving Credit Commitment, New Revolving Credit Commitment, Extended Revolving Credit Commitment, 2020 GDI Tranche B-2 Dollar Term Loan Commitment, 2020 GDI Tranche B-2 Euro Term Loan Commitment, Series A New Term Loan Commitment or other New Term Loan Commitment.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning provided in Section 13.17.
“Compliance Period” shall mean any period during which the sum of (a) the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans and Swingline Loans then outstanding and (b) the aggregate non-Cash Collateralized Letters of Credit Outstanding (other than non-Cash Collateralized Letters of Credit Outstanding in an aggregate amount not to exceed the aggregate amount of Letters of Credit Outstanding on the Amendment No. 4 Effective Date) exceeds (i) 40.0% of the aggregate 2019 Revolving Credit Commitments or (ii) prior to the earlier to occur of the satisfaction of the 2019 Increased Availability Condition and the 2019 Revolving Commitment Reduction Date, 40.0% of the lesser of (A) $450,000,000 and (B) the aggregate 2019 Revolving Credit Commitments.

“Confidential Information” shall have the meaning provided in Section 13.16.
“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of Holdings dated January 27, 2020.
“Consent to Amendment No. 5” shall have the meaning provided in the recitals to Amendment No. 5.
“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures (including Capitalized Software Expenditure), customer acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period
(a)    increased (without duplication) by:
(i)    provision for taxes based on income or profits or capital, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted, including any penalties and interest related to such taxes or arising from any tax examinations (and not added back) in computing Consolidated Net Income, plus
(ii)    Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus
(iii)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus
(iv)    any expenses, fees, charges or losses (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Closing Date), including (A) such fees, expenses or charges related to the Loans hereunder, (B) such fees, expenses or charges related to the offering of the Credit Documents and any other credit facilities or other debt issuances and (C) any amendment or other modification of the Loans hereunder or other Indebtedness, and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus
(iv)    any other non-cash charges, including any write offs, write downs, expenses, losses or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus
(v)    the amount of any minority interest expense consisting of Subsidiary income attributable to minority Equity Interests of third parties in any non-wholly-owned subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus
(vi)    the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Initial Investors or any of their respective Affiliates, plus

(viii)    costs of surety bonds incurred in such period in connection with financing activities, plus
(ix)    (a) the amount of “run-rate” cost savings, operating expense reductions, operating enhancements and synergies that are projected by the U.S. Borrower in good faith to result from actions either taken or expected to be taken within 24 months of the determination to take such action, net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions, operating enhancements and synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of such period); provided that such cost savings, operating expense reductions, operating enhancements and synergies are reasonably identifiable and factually supportable and (b) cost savings, operating expense reductions, operating enhancements and synergies and increases to Consolidated EBITDA projected by the U.S. Borrower in good faith to result from Permitted Acquisitions and other mergers, business combinations, acquisitions, investments, divestitures, dispositions, restructurings, operating improvements, cost savings and other initiatives (including with respect to restructuring charges and related charges) which have been consummated or are reasonably expected to be consummated pursuant to agreements or letters of intent that have been entered into with respect thereto by Holdings or any Restricted Subsidiary, reflecting any projected increase to result from actions taken or expected to be taken within eight fiscal quarters of the determination to take such action, net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions, operating enhancements and synergies and increases to Consolidated EBITDA shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, operating enhancements and synergies and increases to Consolidated EBITDA had been realized on the first day of such period); provided that such cost savings, operating expense reductions, operating enhancements and synergies and increases to Consolidated EBITDA are reasonably identifiable and factually supportable, plus
(x)    the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility, plus
(xi)    any costs or expense incurred by Holdings or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interest of Holdings (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (iii) of Section 10.5(a) and have not been relied on for purposes of any incurrence of Indebtedness pursuant to clause (l)(b) of Section 10.1, plus
(xiii)    the amount of expenses relating to payments made to option holders of any direct or indirect parent company of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement, plus
(xiv)    with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (i) and (iii) above relating to such joint venture corresponding to Holdings’ and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus
(xv)    costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs, plus
(xvi)     cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(xvii)    to the extent not already included in the Consolidated Net Income, (i) any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any investment or any sale, conveyance, transfer or other Asset Sale of assets permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the U.S. Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption, plus
(xviii)     the difference between expenses actually paid in cash and any related deferred expenses deducted in determining the Consolidated Net Income in such applicable period,
(b)    decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; provided that, to the extent non cash gains are deducted pursuant to this clause (b) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non cash gains received in subsequent periods to the extent not already included therein, plus
(c)    increased or decreased by (without duplication):
(i)    any net gain or loss resulting in such period from currency gains or losses related to Indebtedness, intercompany balances and other balance sheet items, plus or minus, as the case may be, and
(ii)    any net gain or loss resulting in such period from Hedging Obligations, and the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging (formerly Financing Accounting Standards Board Statement No. 133), and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP.
For the avoidance of doubt:
(i)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP,
(ii)    there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by Holdings or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by Holdings or such Restricted Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Lenders and the Administrative Agent, and
(iii)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by Holdings or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted

Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion); provided that for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this paragraph until such Disposition shall have been consummated.
“Consolidated First Lien Secured Debt” shall mean Consolidated Total Debt as of such date secured by a Lien on all or substantially all of the Collateral that ranks on an equal priority basis (but without regard to the control of remedies) with Liens on all or substantially all of the Collateral securing the Obligations.
“Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated First Lien Secured Debt as of such date of determination, minus Unrestricted Cash and Cash Equivalents of Holdings, the Borrowers and the Restricted Subsidiaries (other than the proceeds of any Incremental Loans or any Permitted Other Indebtedness, in each case incurred on such date of determination) to (b) Consolidated EBITDA of Holdings for the Test Period most recently ended on or prior to such date of determination, in each case with such Pro Forma Adjustments to Consolidated First Lien Secured Debt and Consolidated EBITDA as are appropriate and consistent with the Pro Forma Adjustment provisions set forth in the definition of Pro Forma Basis.
“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of:
(a)    consolidated cash interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (ii) capitalized interest to the extent paid in cash and (iii) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (B) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP, (C) any “additional interest” owing pursuant to a registration rights agreement, (D) non-cash interest expense attributable to a Parent Entity resulting from push-down accounting, but solely to the extent not reducing consolidated cash interest expense in any prior period, (E) any non-cash expensing of bridge, commitment and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period and (6) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); less
(b)    cash interest income for such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,
(a)    any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefits plans, start-up, transition, integration and other restructuring and business optimization costs, charges, reserves or expenses (including related to acquisitions after the Closing Date and to the start-up, closure and/or consolidation of facilities), new product introductions, and one-time compensation charges shall be excluded,
(b)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,
(c)    any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(c)    any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the board of directors of Holdings, shall be excluded,
(d)    the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period,
(e)    solely for the purpose of determining the amount available for Restricted Payments under clause (iii) of Section 10.5 the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of Holdings will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to Holdings or a Restricted Subsidiary in respect of such period, to the extent not already included therein,
(f)    effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by ASC 805 and ASC 350 (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition that is consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
(g)    (i) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (ii) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances and other balance sheet items and to Hedging Obligations pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging (or such successor provision) and (iii) any non-cash expense, income or loss attributable to the movement in mark to market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP, shall be excluded,
(h)    any impairment charge, asset write-off or write-down pursuant to ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 (formerly Financial Accounting Standards Board Statement No. 141) shall be excluded,
(i)    (i) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options units, restricted stock or other rights to officers, directors, managers or employees and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded,
(j)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,
(k)    accruals and reserves (including contingent liabilities) that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded,
(l)    to the extent covered by insurance or indemnification and actually reimbursed, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (i) not denied by the applicable carrier or indemnifying party in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded,
(m)    any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded, and
(n)    any costs or expenses incurred during such period relating to environmental remediation, litigation or other disputes in respect of events and exposures that occurred prior to the Closing Date shall be excluded.
“Consolidated Senior Secured Debt” shall mean Consolidated Total Debt as of such date secured by a Lien on all or substantially all of the Collateral securing the Obligations.
“Consolidated Senior Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of such date of determination, minus Unrestricted Cash and Cash Equivalents of Holdings, the Borrowers and the Restricted Subsidiaries (other than the proceeds of any Incremental Loans or any Permitted Other Indebtedness, in each case incurred on such date of determination) to (b) Consolidated EBITDA of Holdings for the Test Period most recently ended on or prior to such date of determination, in each case with such Pro Forma Adjustments to Consolidated Senior Secured Debt and Consolidated EBITDA as are appropriate and consistent with the Pro Forma Adjustment provisions set forth in the definition of Pro Forma Basis.
“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of Holdings and the Restricted Subsidiaries at such date.
“Consolidated Total Debt” shall mean, as at any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of Holdings and the Restricted Subsidiaries on a consolidated basis consisting of third-party Indebtedness for borrowed money (including Revolving Credit Loans and Term Loans), Capitalized Lease Obligations and purchase money obligations (and excluding, for the avoidance of doubt, Hedging Obligations); provided that Consolidated Total Debt shall not include Letters of Credit, except to the extent of Unpaid Drawings thereunder.
“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date minus Unrestricted Cash and Cash Equivalents of Holdings, the Borrowers and the Restricted Subsidiaries (other than the proceeds of any Incremental Loans or any Permitted Other Indebtedness, in each case incurred on such date of determination) to (b) Consolidated EBITDA of Holdings for the Test Period most recently ended on or prior to such date of determination, in each case with such Pro Forma Adjustments to Consolidated Total Debt and Consolidated EBITDA as are appropriate and consistent with the Pro Forma Adjustment provisions set forth in the definition of Pro Forma Basis.
“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and the Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) any liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date, (vi) the effects from applying purchase accounting, (vii) any accrued professional liability risks and (viii) restricted marketable securities.
“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contract Consideration” shall have the meaning provided in the definition of “Excess Cash Flow”.
“Contractual Requirement” shall have the meaning provided in Section 8.3.
“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” shall have the meaning provided in Section 13.24.
“Credit Documents” shall mean this Agreement, the Guarantees, the Security Documents and any promissory notes issued by any Borrower hereunder, and any other documents that the U.S. Borrower and the Administrative Agent agree constitutes a Credit Document.
“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.
“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.
“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.
“Credit Party” shall mean Holdings, each Borrower and the Guarantors.
“CTA” mean the United Kingdom’s Corporation Tax Act 2009.
“Cure Amount” shall have the meaning provided in Section 11.14.
“Cure Right” shall have the meaning provided in Section 11.14.
“Daily Simple ESTR” shall mean, for any day (an “ESTR Rate Day”), an interest rate per annum equal to, for any Unpaid Drawing denominated in Euro, ESTR for the day (the “ESTR Reference Day”) that is five Business Days prior to (i) if such ESTR Rate Day is a Business Day, such ESTR Rate Day or (ii) if such ESTR Rate Day is not a Business Day, the Business Day immediately preceding such ESTR Rate Day. If by 5:00 pm, (Brussels time), on the second Business Day immediately following any ESTR Reference Day, ESTR in respect of such ESTR Reference Day has not been published on the ESTR Administrator’s Website, then ESTR for such ESTR Reference Day will be ESTR as published in respect of the first preceding Business Day for which ESTR was published on the ESTR Administrator’s Website; provided that ESTR as determined pursuant to this sentence shall be utilized for purposes of calculating the Daily Simple ESTR for no more than three consecutive ESTR Rate Days. Any change in Daily Simple ESTR due to a change in ESTR shall be effective from and including the effective date of such change in ESTR without notice to any Borrower.
“Daily Simple SONIA” shall mean, for any day (a “SONIA Rate Day”), an interest rate per annum equal to, for any SONIA Loan, SONIA for the day (the “SONIA Reference Day”) that is five Business Days prior to (i) if such SONIA Rate Day is a Business Day, such SONIA Rate Day or (ii) if such SONIA Rate Day is not a Business Day, the Business Day immediately preceding such SONIA Rate Day. If by 5:00 pm, London time, on the second Business Day immediately following any SONIA Reference Day, SONIA in respect of such SONIA Reference Day has not been published on the SONIA Administrator’s Website, then SONIA for such SONIA Reference Day will be SONIA as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA as determined pursuant to this sentence shall be utilized for purposes of calculating the Daily Simple SONIA for no more than three consecutive SONIA Rate Days. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to any Borrower.
“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by Holdings or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1).
“Declined Proceeds” shall have the meaning provided in Section 5.2(f).
“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” shall have the meaning provided in Section 2.8(~~c~~e).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.
“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.
“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.
“Delaware Divided LLC” shall mean any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.
“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware LLC Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Designated Letter of Credit” shall mean any letter of credit and/or bank guarantee issued by a Letter of Credit Issuer (including, for the avoidance of doubt, any Affiliate or branch of any Letter of Credit Issuer) for the account of Holdings, any Borrower or any Restricted Subsidiary and, subject to compliance with the requirements set forth in Section 3.1 as to the maximum Stated Amount, currency and expiration of Letters of Credit, that is designated as a Designated Letter of Credit by written notice thereof by the U.S. Borrower to the Administrative Agent (which notice shall specify the Stated Amount of each letter of credit and/or bank guarantee subject to such designation and contain a representation and warranty by the U.S. Borrower as of the date thereof that the conditions precedent set forth in Section 7.1 shall be satisfied immediately after giving effect to such designation). For the avoidance of doubt, the U.S. Borrower may designate any letter of credit and/or bank guarantee that has been designated as a Designated Letter of Credit as no longer constituting a Designated Letter of Credit.
“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of Holdings, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.4.
“Designated Preferred Stock” shall mean preferred stock of Holdings or any direct or indirect parent company of Holdings (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officers’ certificate executed by the principal financial officer of Holdings or the parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii) of Section 10.5(a).

“Direction” shall have the meaning provided in Section 14.2(d)(ii)(A).
“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Holdings and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.
“disposition” shall have the meaning assigned such term in the definition of Asset Sale.
“Disqualified Lenders” shall mean, collectively, (a) such Persons that have been identified to the Administrative Agent prior to the launch of general syndication of the 2020 Term Loans (excluding, for purposes of this definition, the Series A New Term Loans), (b) those Persons who are competitors of Holdings of its Subsidiaries that are separately identified by name in writing by the U.S. Borrower to the Administrative Agent from time to time and (c) in the case of each of clauses (a) and (b) above, any of their Affiliates (other than bona fide debt fund affiliates) that are either (x) identified by name in writing by the U.S. Borrower from time to time or (y) clearly identifiable on the basis of such Affiliate’s name; provided that designations of Disqualified Lenders may not apply retroactively to disqualify any Person that has previously acquired an assignment or participation in any Loans or Commitments.
“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, in whole or in part, in each case, prior to the date that is 91 days after the Latest Term Loan Maturity Date hereunder; provided that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.
“Distribution” shall have the meaning provided in the recitals to this Agreement.
“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such currency.
“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
“Domestic Subsidiary” shall mean each Subsidiary of Holdings that is organized under the laws of the United States, any state thereof, or the District of Columbia.
“Drawing” shall have the meaning provided in Section 3.4(b).
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with the U.S. Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over an assumed four-year life to maturity following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that with respect to any Indebtedness that includes a “LIBOR floor”, a “EURIBOR” floor, a “SONIA floor” or a “Base Rate floor,” (a) to the extent that the LIBOR Rate (with an interest period of one month), the EURIBOR Rate (with an interest period of one month), the Daily Simple SONIA or the ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the LIBOR Rate (with an interest period of one month), the EURIBOR Rate (with an interest period of one month), the Daily Simple SONIA or the ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.
“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as wetlands.
“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna or wetlands, or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release or threat of Release of Hazardous Materials.
“Equity Interest” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Investments” shall have the meaning provided in the recitals to this Agreement.
“Equity Offering” shall mean any public or private sale of common stock or preferred stock of Holdings or any direct or indirect parent company of Holdings (excluding Disqualified Stock), other than: (a) public offerings with respect to a Borrower or any of its direct or indirect parent company’s (including Holdings) common stock registered on Form S-8, (b) issuances to any Subsidiary of Holdings, (c) any such public or private sale that constitutes an Excluded Contribution and (d) any Cure Amount.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414 (b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” shall mean (a) the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Credit

Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (e) a determination that any Pension Plan is in “at risk” Status (within the meaning of Section 430(i)(4)(A) of the Code or Section 303(i)(4)(A) of ERISA); (f) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (j) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; (k) the receipt by any Credit Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in Reorganization, in “endangered” or “critical” Status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (l) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.
“ESTR” shall mean, with respect to any day, a rate per annum equal to the Euro Short Term Rate for such day (or for any day that is not a Business Day, for the immediately preceding Business Day) published by the ESTR Administrator on the ESTR Administrator’s Website.
“ESTR Administrator” shall mean the European Central Bank (or any successor administrator of the Euro Short Term Rate).
“ESTR Administrator’s Website” shall mean the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.
“ESTR Rate Day” shall have the meaning provided in the definition of “Daily Simple ESTR”.
“ESTR Reference Day” shall have the meaning provided in the definition of “Daily Simple ESTR”.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the EURIBOR Rate.
“EURIBOR Rate” shall mean, for any Interest Period with respect to a EURIBOR Loan, the Euro interbank offered rate administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a term equal to the term of the relevant Interest Period appearing on the Bloomberg screen page (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Bloomberg screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m. (Brussels time), two TARGET Days prior to the commencement of such Interest Period (the “EURIBOR Screen Rate”); provided that, if the EURIBOR Rate shall be less than 0.00%, such rate shall be deemed to be 0.00%. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate in its reasonable discretion.
“EURIBOR Screen Rate” shall have the meaning provided in the definition of “EURIBOR Rate”.
“Euro” or “€” shall mean the lawful currency of the Participating Member States introduced with EMU Legislation.

“Event of Default” shall have the meaning provided in Section 11.
“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of
(a)    the sum, without duplication, of
(i)    Consolidated Net Income for such period,
(ii)    an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income,
(iii)    decreases in Consolidated Working Capital for such period (other than (A) reclassification of items from short-term to long-term or vice versa and (B) any such decreases arising from acquisitions or Asset Sales by Holdings and the Restricted Subsidiaries completed during such period or the application of purchase accounting),
(iv)    an amount equal to the aggregate net non-cash loss on Asset Sales by Holdings and the Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and
(v)    cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in Consolidated Net Income;
over (b) the sum, without duplication, of
(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges to the extent excluded in arriving at such Consolidated Net Income,
(ii)    without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Capital Expenditures or acquisitions of Intellectual Property accrued or made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of long-term Indebtedness of Holdings or the Restricted Subsidiaries (unless such Indebtedness has been repaid),
(iii)    the aggregate amount of all principal payments of Indebtedness of Holdings and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) the amount of any repayment of Term Loans pursuant to Section 2.5 and (C) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a) to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (x) all other prepayments of Term Loans and all voluntary prepayments of Permitted Other Indebtedness (with a Lien on the Collateral ranking pari passu with the Liens on the Collateral securing the Obligations) and (y) all prepayments of Revolving Credit Loans (and any other revolving loans (unless there is an equivalent permanent reduction in commitments thereunder)) made during such period, except to the extent financed with the proceeds of other long-term Indebtedness of Holdings or the Restricted Subsidiaries,
(iv)    an amount equal to the aggregate net non-cash gain on Asset Sales by Holdings and the Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
(v)    increases in Consolidated Working Capital for such period (other than (A) reclassification of items from short-term to long-term or vice versa and (B) any such decreases arising from acquisitions or Asset Sales by Holdings and the Restricted Subsidiaries completed during such period or the application of purchase accounting),
(vi)    payments by Holdings and the Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(vii)    without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal periods, the aggregate amount of cash consideration paid by Holdings and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period constituting “Permitted Investments” or made pursuant to Section 10.5 to the extent that such Investments were not financed with the proceeds received from (A) the issuance or incurrence of long-term Indebtedness or (B) the issuance of Capital Stock,
(viii)    the amount of dividends paid during such period (on a consolidated basis) by Holdings and the Restricted Subsidiaries, to the extent such dividends were not financed with the proceeds received from (A) the issuance or incurrence of long-term Indebtedness or (B) the issuance of Capital Stock,
(ix)    the aggregate amount of expenditures actually made by Holdings and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income,
(x)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,
(xi)    without duplication of amounts deducted from Excess Cash Flow in other periods, (A) the aggregate consideration required to be paid in cash by Holdings or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (B) any planned cash expenditures by the U.S. Borrower, the Spinco Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (A) and (B), relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures or acquisitions of Intellectual Property to be consummated or made during the period of four consecutive fiscal quarters of the U.S. Borrower following the end of such period (except to the extent financed with any of the proceeds received from (A) the issuance or incurrence of long-term Indebtedness or (B) the issuance of Equity Interests); provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures or acquisitions of Intellectual Property during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters,
(xii)    the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and
(xiii)    cash expenditures in respect of Hedge Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.
“Excluded Contribution” shall mean net cash proceeds, the Fair Market Value of marketable securities or the Fair Market Value of Qualified Proceeds received by Holdings from (a) contributions to its common equity capital, and (b) the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings, in each case designated as Excluded Contributions pursuant to an officers’ certificate executed by an Authorized Officer of Holdings on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (iii) of Section 10.5(a); provided that any non-cash assets shall qualify only if acquired by a parent of Holdings in an arm’s-length transaction within the six months prior to such contribution.
“Excluded Stock and Stock Equivalents” shall mean (a) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent and Holdings (as agreed to in writing), the cost or other consequences of pledging such Capital Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) solely in the case of any pledge of Capital Stock and Stock Equivalents of any Foreign Subsidiary or any Domestic Subsidiary substantially all of the assets of which consist of Capital Stock of Foreign Subsidiaries in each case to secure the Obligations of the U.S. Borrower, the Spinco Borrower or any other Borrower organized under the laws of the United States, any state thereof, or the District of Columbia (and for the avoidance of doubt not any Foreign Borrower), any Voting Stock or Stock Equivalents of any class of such Foreign Subsidiary or such Domestic Subsidiary in excess of 66% of the outstanding Voting Stock of such class (such percentage to be adjusted upon any Change in Law as may be required to avoid adverse U.S. federal income tax consequences to the U.S. Borrower, the Spinco Borrower or any other Borrower organized under the laws of the United States, any state thereof, or the District of Columbia or any Guarantor that is a Domestic Subsidiary), (c) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained), (d) in the case of (i) any Capital Stock or Stock Equivalents of any Subsidiary to the extent such Capital Stock or Stock Equivalents are subject to a Lien permitted by clause (i) of the definition of “Permitted Lien” or (ii) any Capital Stock or Stock Equivalents of any Subsidiary that is not wholly-owned by Holdings and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Capital Stock or Stock Equivalents of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (x) such other party is a Credit Party or wholly-owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate Holdings or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or wholly-owned Subsidiary) to any contract, agreement, instrument or indenture governing such Capital Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (e) any Capital Stock or Stock Equivalents of any Subsidiary to the extent that (i) the pledge of such Capital Stock or Stock Equivalents would result in adverse tax consequences to Holdings or any Subsidiary as reasonably determined by Holdings and (ii) such Capital Stock or Stock Equivalents have been identified in writing to the Collateral Agent by an Authorized Officer of Holdings, (f) any Capital Stock or Stock Equivalents that are margin stock and (g) any Capital Stock and Stock Equivalents of any Subsidiary that is not a Material Subsidiary or is an Unrestricted Subsidiary, a captive insurance subsidiary, registered broker-dealer, a not-for-profit Subsidiary or special purpose entity.
“Excluded Subsidiary” shall mean (a) each Subsidiary, in each case, for so long as any such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) constitute a Material Subsidiary, (b) each Subsidiary that is not a wholly-owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary), (c) solely in the case of credit support for the Obligations of the U.S. Borrower, the Spinco Borrower or any other Borrower organized under the laws of the United States, any state thereof, or the District of Columbia, any Domestic Subsidiary substantially all the assets of which consist of (x) Capital Stock and Stock Equivalents of Foreign Subsidiaries and/or (y) other Domestic Subsidiaries so long as substantially all the assets of any such other Domestic Subsidiary consist of Capital Stock and Stock Equivalents of Foreign Subsidiaries, (d) solely in the case of credit support for the Obligations of the U.S. Borrower, the Spinco Borrower or any other Borrower organized under the laws of the United States, any state thereof, or the District of Columbia, any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) any Foreign Subsidiary; provided that clause (e) shall not apply to the Foreign Borrowers and any of their Restricted Subsidiaries organized in the same jurisdiction which such Persons shall only guarantee the obligations of the Foreign Borrowers, (f) each Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (g) each Subsidiary with respect to which, as reasonably determined by Holdings, the consequence of providing a Guarantee of the Obligations would adversely affect the ability of Holdings and its Subsidiaries to satisfy applicable Requirements of Law, (h) any other Subsidiary with respect to which, (x) in the reasonable judgment of the Administrative Agent and Holdings, as agreed in writing, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) providing such a Guarantee would result in adverse tax consequences as reasonably determined by Holdings and notified in writing to the Administrative Agent, (i) each Unrestricted Subsidiary, (j) any Receivables Subsidiary, (k) each other Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder and financed with assumed secured Indebtedness, and each Restricted Subsidiary acquired in such Permitted Acquisition that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder, (l) each Subsidiary that would require third-party or governmental (including regulatory) consent, approval, license or authorization to provide a guarantee of the Obligations (unless such consent, approval, license or authorization has been received) and (m) each captive insurance subsidiary, registered broker-dealer, not-for-profit Subsidiary and any special purpose entity.

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, (a) any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Credit Parties and Hedge Bank applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (a) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (b) in the case of any Borrowing by the U.S. Borrower, the Spinco Borrower or any other Borrower organized under the laws of the United States, any state thereof, or the District of Columbia, any United States federal withholding Tax, in each case imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is required to be imposed on amounts payable to a Lender pursuant to laws in force at the time such Lender acquires an interest in any Credit Document, other than in the case of a Lender that is an assignee pursuant to a request by any Borrower or Holdings under Section 13.7 (or designates a new lending office pursuant to a request by any Borrower), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the U.S. Borrower, the Spinco Borrower or any other Borrower organized under the laws of the United States, any state thereof, or the District of Columbia with respect to such withholding Tax pursuant to Section 5.4(a), (c) any Taxes attributable to a Lender’s failure to comply with Section 5.4(e) or (d) any withholding Tax imposed under FATCA.
“Existing Class” shall mean any Existing Term Loan Class and any Existing Revolving Credit Class.
“Existing Letters of Credit” shall mean each letter of credit existing on the Closing Date and identified on Schedule 1.1(a).
“Existing Revolving Credit Class” shall have the meaning provided in Section 2.14(g)(ii).
“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).
“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).
“Existing Term Loan Class” shall have the meaning provided in Section 2.14(g)(i).
“Extended Repayment Date” shall have the meaning provided in Section 2.5(c).
“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.14(g)(ii).
“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).
“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).
“Extended Term Loans” shall have the meaning provided in Section 2.14(g)(i).
“Extending Lender” shall have the meaning provided in Section 2.14(g)(iii).
“Extension Amendment” shall have the meaning provided in Section 2.14(g)(iv).

“Extension Date” shall have the meaning provided in Section 2.14(g)(v).
“Extension Election” shall have the meaning provided in Section 2.14(g)(iii).
“Extension Request” shall mean a Term Loan Extension Request.
“Extension Series” shall mean all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.
“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the U.S. Borrower.
“Fair Value” shall mean the amount at which the assets (both tangible and intangible), in their entirety, of the U.S. Borrower, the Spinco Borrower and their Restricted Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of such Sections of the Code.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, further, that if such rate shall be less than zero, the Federal Funds Effective Rate shall be deemed to be zero for all purposes of this Agreement.
“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.
“Finance Party” shall mean the Lenders, the Administrative Agent and the Collateral Agent.
“First Lien Intercreditor Agreement” shall mean an Intercreditor Agreement substantially in the form of Exhibit I (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the U.S. Borrower) among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for holders of one or more classes of Indebtedness.
“First Lien Obligations” shall mean the Obligations and the Permitted Other Indebtedness Obligations that are secured by the Collateral on an equal priority basis (but without regard to the control of remedies) with liens on the Collateral securing the Obligations.
“First Lien Secured Leverage Test” shall mean, as of any date of determination, with respect to the last day of the most recently ended Test Period, either (a) the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio shall be no greater than 4.50:1.00 or (b) if the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio shall be greater than 4.50:1.00, the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio shall be less than or equal to the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio immediately prior to any such incurrence and all transactions consummated in connection therewith.
“Fixed Amounts” shall have the meaning provided in Section 1.7(a).

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Test Period then last ended to (b) the Fixed Charges for such Test Period.
“Fixed Charges” shall mean, with respect to any Person for any period, the sum of:
(a)    Consolidated Interest Expense of such Person for such period,
(b)    all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and
(c)    all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.
“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Credit Party or any of its Subsidiaries.
“Foreign Borrowers” shall have the meaning provided in the preamble to this Agreement.
“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Credit Party or any of its Subsidiaries.
“Foreign Plan Event” shall mean, with respect to any Foreign Plan or Foreign Benefit Arrangement, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan or Foreign Benefit Arrangement; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered; or (c) the failure of any Foreign Plan or Foreign Benefit Arrangement to comply with any provisions of applicable law and regulations or with the material terms of such Foreign Plan or Foreign Benefit Arrangement.
“Foreign Prepayment Event” shall have the meaning provided in Section 5.2(a)(iv).
“Foreign Subsidiary” shall mean each Subsidiary of the U.S. Borrower, the Spinco Borrower or any other Borrower organized under the laws of the United States, any state thereof, or the District of Columbia that is not a Domestic Subsidiary.
“Fronting Fee” shall have the meaning provided in Section 4.1(d).
“Fund” shall mean any Person (other than a natural person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course.
“Funded Debt” shall mean all Indebtedness of Holdings and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of Holdings or any Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation), and, in the case of the Borrowers, Indebtedness in respect of the Loans.
“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the U.S. Borrower notifies the Administrative Agent that the U.S. Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing Date, Holdings may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts (except as otherwise provided in this Agreement); provided any such election, once made, shall be irrevocable; provided further that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to Holdings’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Holdings shall give written notice of any such election made in accordance with this definition to the Administrative Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.
“General Exclusion Amount” shall have the meaning provided in Section 5.2(a)(i).
“German Borrower” shall have the meaning provided in the preamble to this Agreement.
“German Security” shall mean any Lien assumed and accepted by or through the Collateral Agent or any Lender, as the case may be, pursuant to any German Security Document and held or administered by the Collateral Agent on behalf of or in trust for any Lender under this Agreement and the German Security Documents, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“German Security Document” shall mean any Security Document governed by German law.
“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
“Granting Lender” shall have the meaning provided in Section 13.6(g).
“Guarantee” shall mean (a) the Guarantee made by Holdings (with the Collateral provided by Holdings limited to the Capital Stock of the U.S. Borrower and, following the completion of the Distribution, Merger and Spinco Designation, the Capital Stock of Spinco or, if the Spinco Borrower is a direct Subsidiary of Holdings, the Spinco Borrower), each Borrower and each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, and (b) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors” shall mean (a) each Subsidiary that is party to the Guarantee on the Closing Date, (b) each Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise and (c) Holdings.
“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos and asbestos containing material, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics by any Environmental Law.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedge Bank” shall mean (a) (i) any Person that, at the time it enters into a Hedge Agreement, is a Lender, an Agent or an Affiliate of a Lender or an Agent, (ii) any Person that is party to a Hedge Agreement and is a Lender, an Agent or an Affiliate of a Lender or an Agent and (iii) with respect to any Hedge Agreement entered into prior to the Amendment No. 5 Effective Date, any person that is a Lender or an Affiliate of a Lender on the Amendment No. 5 Effective Date or (b) any Person listed on Schedule 1.1(d); provided that, in the case of this clause (b), such Person executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such person (i) appoints the Administrative Agent as its agent under the applicable Credit Documents and (ii) agrees to be bound by the provisions of Sections 12, 13, 14, 26 and 27 of the U.S. Pledge Agreement and Sections 5.4, 5.5, 5.7, 6.5, 7, 8.1 and 8.16 of the U.S. Security Agreement, in each case, as if it were a Lender.
“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements.
“Historical Financial Statements” shall mean the audited consolidated balance sheets and related statements of operations and cash flows as of fiscal years ended December 31, 2019 and December 31, 2018 of Holdings and its subsidiaries.
“Holdings” shall mean (i) Holdings (as defined in the preamble to this Agreement) or (ii) after the Closing Date any other Person or Persons (the “New Holdings”) that is a Subsidiary of (or are Subsidiaries of) Holdings or of any Parent Entity of Holdings (or the previous New Holdings, as the case may be) but not the U.S. Borrower or the Spinco Borrower (the “Previous Holdings”); provided that (a) such New Holdings directly owns 100% of the Equity Interests of the U.S. Borrower, (b) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (c) if reasonably requested by the Administrative Agent, an opinion of counsel shall be delivered by the U.S. Borrower to the Administrative Agent to the effect that without limitation such substitution does not violate this Agreement or any other Credit Document, (d) all Capital Stock of the U.S. Borrower and substantially all of the other assets of the Previous Holdings are contributed or otherwise transferred to such New Holdings and all the Capital Stock of the U.S. Borrower is pledged to secure the Obligations, (f) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default or adverse tax consequences and (g) no Change of Control shall occur; provided, further, that if each of the foregoing is satisfied, the Previous Holdings shall be automatically released of all its obligations under the Credit Documents and any reference to “Holdings” in the Credit Documents shall be meant to refer to the “New Holdings”.
“Identified Contingent Liabilities” shall mean the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the U.S. Borrower, the Spinco Borrower and their Restricted Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the U.S. Borrower.
“IFRS” shall have the meaning provided in the definition of “GAAP.”
“Increased Amount Date” shall have the meaning provided in Section 2.14(a).
“Incremental Loans” shall mean New Term Loans, Incremental Revolving Credit Loans and Additional Term Loans.

“Incremental Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).
“Incremental Revolving Credit Lenders” shall have the meaning provided in Section 2.14(b).
“Incremental Revolving Credit Loans” shall have the meaning provided in Section 2.14(b).
“Incurrence-Based Amounts” shall have the meaning provided in Section 1.7(a).
“Indebtedness” shall mean, with respect to any Person, (a) any indebtedness (including principal and premium) of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) any earn-out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, or (iv) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of Holdings solely by reason of push down accounting under GAAP shall be excluded, (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (I) Contingent Obligations incurred in the ordinary course of business, (II) obligations under or in respect of Receivables Facilities, (III) prepaid or deferred revenue arising in the ordinary course of business, (IV) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (V) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (VI) accrued expenses and royalties or (VII) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days. For all purposes hereof, the Indebtedness of Holdings, the U.S. Borrower, Spinco Borrower and their Restricted Subsidiaries, shall exclude all intercompany Indebtedness having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice.
“indemnified liabilities” shall have the meaning provided in Section 13.5.
“Indemnified Party” shall have the meaning provided in Section 13.5.
“Indemnified Taxes” shall mean all Taxes imposed on or with respect to, or measured by, any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes.
“Initial Dollar Term Loan” shall mean the term loans denominated in Dollars made to the U.S. Borrower on the Closing Date pursuant to the terms of this Agreement as then in effect.
“Initial Euro Term Loan” shall mean the term loans denominated in Euros made to the U.S. Borrower on the Closing Date pursuant to the terms of this Agreement as then in effect.
“Initial Investors” shall mean Kohlberg Kravis Roberts & Co. L.P., KKR Associates North America Fund XI L.P. and KKR Renaissance Co-Invest GP LLC and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.
“Initial Revolving Credit Commitments” shall have the meaning provided in the definition of the term “Revolving Credit Commitment”.
“Initial Revolving Credit Loans” shall have the meaning provided in the definition of the term “Revolving Credit Commitment”.

“Initial Term Loan” shall mean, collectively, the Initial Dollar Term Loans and the Initial Euro Term Loans.
“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property” shall mean U.S. and foreign intellectual property, including all (a) (i) patents, inventions, processes, developments, technology and know-how; (ii) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs and photographs; (iii) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators, and the goodwill of any business symbolized thereby; (iv) trade secrets, confidential, proprietary or non-public information and (b) all registrations, applications renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts or similar legal protections related thereto.
“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.
“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.
For purposes of the definition of “Unrestricted Subsidiary” and Section 10.5,
(a)    “Investments” shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) Holdings’ “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(b)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Holdings or a Restricted Subsidiary in respect of such Investment.
“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.
“Investment Grade Securities” shall mean:
(a)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),
(b)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Subsidiaries,
(c)    investments in any fund that invest at least 90% in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution, and
(d)    corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“IR” shall have the meaning provided in the recitals to this Agreement.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and Holdings (or any Restricted Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.
“Issuing Country” shall have the meaning provided in Section 13.21.
“ITA” shall mean the United Kingdom’s Income Tax Act 2007.
“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A.
“Joint Lead Arrangers and Bookrunners” shall mean (i) with respect to the Revolving Credit Loans, the 2020 GDI Tranche B-2 Dollar Term Loans and the 2020 GDI Tranche B-2 Euro Term Loans, Citibank, N.A., KKR Capital Markets LLC, Goldman Sachs Bank USA, HSBC Securities (USA) Inc., JPMorgan Chase Bank, N.A., Mizuho Bank LTD., PNC Capital Markets, LLC, BMO Capital Markets Corp., Crédit Agricole Corporate and Investment Bank, MUFG Bank, Ltd. and Standard Chartered Bank, (ii) with respect to the 2020 Spinco Tranche B-1 Dollar Term Loans, Citibank, N.A., KKR Capital Markets LLC, Goldman Sachs Bank USA, HSBC Securities (USA) Inc., N.A., Mizuho Bank LTD., PNC Capital Markets, LLC, BMO Capital Markets Corp., Crédit Agricole Corporate and Investment Bank, MUFG Bank, Ltd. and Standard Chartered Bank and (iii) with respect to the Series A New Term Loans, the Series A Arrangers.
“Judgment Currency” shall have the meaning provided in Section 13.19.
“Junior Debt” shall mean any Indebtedness in respect of Subordinated Indebtedness.
“KKR” shall mean each of Kohlberg Kravis Roberts & Co. L.P. and KKR Associates North America Fund XI L.P.
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.
“L/C Facility Maturity Date” shall mean the date that is three Business Days prior to the Revolving Credit Maturity Date; provided that the L/C Facility Maturity Date may be extended beyond such date with the consent of the Letter of Credit Issuer.
“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time.
“L/C Participant” shall have the meaning provided in Section 3.3(a).
“L/C Participation” shall have the meaning provided in Section 3.3(a).
“Latest 2020 Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to 2020 Term Loans of any Class hereunder at such time.
“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time, including the latest maturity or expiration date of any New Term Loan, Additional Term Loans, or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.
“LCT Election” shall have the meaning provided in Section 1.7.

“LCT Test Date” shall have the meaning provided in Section 1.7.
“Lender” shall have the meaning provided in the preamble to this Agreement.
“Lender Default” shall mean (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) the failure of any Lender to pay over to the Administrative Agent, any Swingline Lender, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender has notified the Borrowers or the Administrative Agent that it does not intend to comply with its funding obligations under the this Agreement or has stated publicly that it will generally not comply with its funding obligations under loan agreements, credit agreements and other similar agreements, (d) a Lender has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under this Agreement, (e) a Lender has admitted in writing that it is Insolvent or such Lender becomes subject to a Lender-Related Distress Event.
“Lender-Related Distress Event” shall mean, with respect to any Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, Insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof or such person that directly or indirectly controls such Lender becoming the subject of a Bail-In Action.
“Letter of Credit” shall mean each letter of credit and/or bank guarantee issued pursuant to Section 3.1, each Existing Letter of Credit, each 2019 Existing Letter of Credit and each Designated Letter of Credit.
“Letter of Credit Commitment” shall mean, with respect to any Letter of Credit Issuer, the maximum permitted amount of the Letters of Credit Outstanding that may be attributable to Letters of Credit issued by such Letter of Credit Issuer (unless, for the avoidance of doubt, otherwise agreed by the applicable Letter of Credit Issuer pursuant to Section 3.1(b)(i)). The initial amount of each Letter of Credit Issuer’s Letter of Credit Commitment is set forth on Schedule B to Amendment No. 4 under the heading “2019 Letter of Credit Commitment” or, in the case of any Letter of Credit Issuer that becomes a Letter of Credit Issuer hereunder (or agrees to increase its Letter of Credit Commitment) pursuant to Section 3.6, in a written agreement referred to in such Section or, in each case, such other maximum permitted amount with respect to any Letter of Credit Issuer as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Letter of Credit Issuer and Holdings, as the same may be reduced from time to time pursuant to Section 3.1. The aggregate Letter of Credit Commitments of all Letter of Credit Issuers shall be $200,000,000 on the Amendment No. 4 Effective Date; provided that, upon the satisfaction of the 2019 Increased Availability Condition, the aggregate Letter of Credit Commitments of all Letter of Credit Issuers shall immediately and automatically increase to $400,000,000, in each case, as the same may be reduced from time to time pursuant to Section 3.1 and/or increased pursuant to Section 3.6.
“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the Dollar Equivalent amount of the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).
“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
“Letter of Credit Issuer” shall mean each of the (a) 2019 Revolving Credit Lenders listed on Schedule B to Amendment No. 4 with a Letter of Credit Commitment under the heading “2019 Letter of Credit Commitment”, any of their Affiliates or branches, (b) any replacement, additional bank or successor pursuant to Section 3.6 and (c) solely with respect to the 2019 Existing Letters of Credit, UBS AG, Stamford Branch (it being understood and agreed that, notwithstanding anything to the contrary contained herein, in any other Credit Document or otherwise, effective as of the Amendment No. 4 Effective Date, UBS AG, Stamford Branch shall have no Letter of Credit Commitment or other commitment or obligation to issue any additional Letters of Credit under this Agreement or to extend or renew any 2019 Existing Letter of Credit). A Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Letter of Credit

Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.
“Letter of Credit Report” shall have the meaning provided in Section 3.13.
“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).
“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate Dollar Equivalent amount of the principal amount of all Unpaid Drawings; provided that, solely with respect to the definition of “Letter of Credit Commitment” and Sections 3.1(b) and 3.1(c), the 2019 Existing Letters of Credit shall not be included for purposes of calculating the Letters of Credit Outstanding.
“Level I Status” shall mean, on any date, the circumstance that the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio is less than or equal to 1.75 to 1.00 as of such date.
“Level II Status” shall mean, on any date, the circumstance that the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio is less than or equal to 1.50 to 1.00 as of such date.
“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate.
“LIBOR Rate” shall mean, for any Interest Period with respect to a LIBOR Loan ~~of any currency~~, the rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate), as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period, for deposits in ~~such currency~~Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, notwithstanding the foregoing, in no event shall the LIBOR Rate at any time be less than 0.00% per annum. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in ~~such currency~~Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the applicable London interbank eurocurrency market at their request at approximately 11:00 a.m. (London time) two London Business Days prior to the commencement of such Interest Period.
“LIBOR Screen Rate” shall mean the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in accordance with the definition of LIBOR Rate).
~~“LIBOR Successor Rate” shall have the meaning provided in Section 1.8.~~
~~“LIBOR Successor Rate Conforming Changes” shall mean, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of ABR, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the U.S. Borrower.~~
“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a license, sub-license or cross-license to Intellectual Property be deemed to constitute a Lien.
“Limited Condition Transaction” shall mean (a) any transaction by one or more of Holdings, the Borrowers and the Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.
“Loan” shall mean any Revolving Credit Loan, Extended Revolving Credit Loan, Swingline Loan, Term Loan, New Revolving Loan, Extended Term Loan, Additional Term Loan or New Term Loan made by any Lender hereunder.
“London Business Day” shall mean any day on which dealings in deposits in the applicable currency are conducted by and between banks in the applicable London interbank market.
“Mandatory Borrowing” shall have the meaning provided in Section 2.1(d).
“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrowers and each of their Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrowers and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.
“Material Subsidiary” shall mean, at any date of determination, each wholly-owned Restricted Subsidiary of Holdings (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5.0% of the Consolidated Total Assets of Holdings and the Restricted Subsidiaries at such date or (b) whose revenues during such Test Period were equal to or greater than 5.0% of the consolidated revenues of Holdings and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Subsidiaries that are Excluded Subsidiaries) have, in the aggregate, (x) total assets at the last day of such Test Period equal to or greater than 7.5% of the Consolidated Total Assets of Holdings and the Restricted Subsidiaries at such date or (y) revenues during such Test Period equal to or greater than 7.5% of the consolidated revenues of Holdings and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then Holdings shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries” for each fiscal period until this proviso is no longer applicable.
“Maturity Carveout Amount” shall have the meaning provided in Section 2.14(d).
“Maturity Date” shall mean the 2020 GDI Tranche B-2 Dollar Term Loan Maturity Date, the 2020 GDI Tranche B-2 Euro Term Loan Maturity Date, the 2020 Spinco Tranche B-1 Dollar Term Loan Maturity Date, any Additional Term Loan Maturity Date, any New Term Loan Maturity Date or the Revolving Credit Maturity Date, as applicable.
“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the sum of (a) the greater of (i) $1,600,000,000 and (ii) 100% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) plus (b) the aggregate amount of voluntary prepayments of (i) the Term Loans (including purchases of Term Loans (including any New Term Loans and Additional Term Loans) by the Borrowers and their Subsidiaries at or below par in which case the amount of voluntary prepayments of such Term Loans shall be deemed to be the face amount of such Term Loans) and (ii) Permitted Other Indebtedness having the same lien priority as the First Lien Obligations (without regard to control of remedies) (including voluntary prepayments or purchases by the Borrowers and their Subsidiaries at or below par), plus (c) the aggregate amount of voluntary prepayments of any Revolving Credit Loans to the extent accompanied by the corresponding termination or reduction of the Revolving Credit Commitments and New Revolving Credit Commitments, in each case of the foregoing subclauses (b) and (c), other than from proceeds of the incurrence of long-term Indebtedness, plus (d) an amount equal to the unused portion of the amounts set forth in Section 10.1(l)(ii), plus (e) an amount such that, after giving effect to the incurrence of such amount Holdings would be (a) in compliance on a Pro Forma Basis (including any adjustments required by such definition as a result of a contemplated Permitted Acquisition or Permitted

Investment, but excluding any concurrent incurrence of Indebtedness pursuant to clauses (a), (b), (c) or (d) above or the Revolving Credit Facility), with (x) in the case of New Loan Commitments that constitute First Lien Obligations, the First Lien Secured Leverage Test or (y) in the case of New Loan Commitments secured on a junior basis to the First Lien Obligations, the Total Leverage Test minus (f) the sum of (i) the aggregate principal amount of New Loan Commitments incurred pursuant to Section 2.14(a) in reliance on clauses (a), (b), (c) or (d) of this definition prior to such date and (ii) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(i)(A) in reliance on clause (a) of this definition prior to such date.
“Merger” shall have the meaning provided in the recitals to this Agreement.
“Merger Agreement” shall have the meaning provided in the recitals to this Agreement.
“Merger Sub” shall have the meaning provided in the recitals to this Agreement.
“MFN Protection” shall have the meaning provided in Section 2.14(d).
“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of LIBOR Loans, EURIBOR Loans or SONIA Loans, $1,000,000 or the Dollar Equivalent as of the date of determination (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (b) with respect to a Borrowing of ABR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).
“Minimum Tender Condition” shall have the meaning provided in Section 2.15(b).
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Collateral Agent and the U.S. Borrower, together with such terms and provisions as may be required by local laws.
“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned in fee by a Credit Party and identified on Schedule 1.1(b), and each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.14.
“Multicurrency Exposure” shall mean, for any Revolving Credit Lender at any date, the sum of (a) the aggregate Dollar Equivalent amount of the principal amount of Revolving Credit Loans denominated in Euro or Alternative Currency of such Lender then outstanding at such date and (b) such Lender’s Letter of Credit Exposure in respect of Letters of Credit denominated in Euro or Alternative Currency at such time.
“Multicurrency Sublimit” shall mean, at any date, (a) in the case of Euro, the lesser of (x) $400,000,000 and (y) the Total Revolving Credit Commitment at such date less the amount of Multicurrency Exposure denominated in Alternative Currencies and (b) in the case of Alternative Currencies, an aggregate amount equal to the lesser of (x) $200,000,000 and (y) the Total Revolving Credit Commitment at such date.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate had an obligation to make contributions over the five preceding calendar years.
“Net Cash Proceeds” shall mean, with respect to any Prepayment Event and any incurrence of Permitted Other Indebtedness, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of Holdings or any of the Restricted Subsidiaries in respect of such Prepayment Event or incurrence of Permitted Other Indebtedness, as the case may be, less (b) the sum of:
(i)    the amount, if any, of all taxes (including in connection with any repatriation of funds) paid or estimated to be payable by Holdings or any of the Restricted Subsidiaries in connection with such Prepayment Event or incurrence of Permitted Other Indebtedness,

(ii)    the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by Holdings or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,
(iii)    the amount of any Indebtedness (other than Permitted Other Indebtedness) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,
(iv)    in the case of any Asset Sale Prepayment Event or Casualty Event or Permitted Sale Leaseback Prepayment Event, the amount of any proceeds of such Prepayment Event that Holdings or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of Holdings or any of the Restricted Subsidiaries, provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless Holdings or a Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than 180 days following the last day of such Reinvestment Period, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback Prepayment Event occurring on the last day of such Reinvestment Period or, if later, 180 days after the date Holdings or such Restricted Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i),
(v)    in the case of any Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback Prepayment Event by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of Holdings or a wholly-owned Restricted Subsidiary as a result thereof,
(vi)    in the case of any Asset Sale Prepayment Event or Permitted Sale Leaseback Prepayment Event, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction solely to the extent that Holdings and/or any Restricted Subsidiary receives cash in an amount equal to the amount of such reduction, and
(vii)    all fees and out of pocket expenses paid by Holdings or a Restricted Subsidiary in connection with any of the foregoing (for the avoidance of doubt, including, (A) in the case of the issuance of Permitted Other Indebtedness, any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such issuance and (B) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.
“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“New Holdings” shall have the meaning provided in the definition of the term Holdings.
“New Loan Commitments” shall have the meaning provided in Section 2.14(a).
“New Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).
“New Revolving Loan” shall have the meaning provided in Section 2.14(b).

“New Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).
“New Term Loan” shall have the meaning provided in Section 2.14(c) (and which shall include the Series A New Term Loans).
“New Term Loan Commitments” shall have the meaning provided in Section 2.14(a) (and which shall include the Series A New Term Loan Commitments).
“New Term Loan Lender” shall have the meaning provided in Section 2.14(c) (and which shall include the Series A New Term Loan Lenders).
“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures (including the Series A New Term Loan Maturity Date).
“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c) (and which shall include the Series A New Term Loan Repayment Amount).
“New Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c) (and which shall include the Series A New Term Loan Repayment Date).
“New UK Lender” shall have the meaning provided in Section 14.5.
“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).
“Non-Consenting Tranche B-1 Dollar Term Loan Lender” shall mean each Tranche B-1 Dollar Term Loan Lender that did not execute and deliver a Consent to Amendment No. 5 with respect thereto on or prior to the Amendment No. 5 Effective Date.
“Non-Consenting Tranche B-1 Euro Term Loan Lender” shall mean each Tranche B-1 Euro Term Loan Lender that did not execute and deliver a Consent to Amendment No. 5 with respect thereto on or prior to the Amendment No. 5 Effective Date.
“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(d).
“Non-U.S. Lender” shall mean any Agent or Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.
“Non-U.S. Security Documents” shall mean, collectively, (x) any security document (other than any U.S. Security Document) entered into by a Non-U.S. Subsidiary as of the Closing Date or pursuant to Sections 9.11 or 9.12 and (y) any other security document entered into by a Non-U.S. Subsidiary, or governed by a law other than the laws of the United States, any state thereof, or the District of Columbia, in each case, that is designated by Holdings or such Non-U.S. Subsidiary as a “Security Document” for purposes of this Agreement, Non-U.S. Security Documents shall include any German Security Documents.
“Non-U.S. Subsidiary” shall mean each Subsidiary of Holdings that is not organized under the laws of the United States, any state thereof, or the District of Columbia.
“Notice of Borrowing” shall mean a notice of borrowing provided in accordance with Amendment No. 5 or Section 2.3(a).
“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).
“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Revolving Credit Commitment, Loan or Letter of Credit or under any Secured Cash Management Agreement, Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), Secured Working Capital Agreement, Designated Letter of Credit, Existing

Letter of Credit or 2019 Existing Letter of Credit, in each case, entered into with Holdings or any of its Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document.
“Original Revolving Credit Commitments” shall mean all Revolving Credit Commitments, Existing Revolving Credit Commitments and Extended Revolving Credit Commitments, other than any New Revolving Credit Commitments (and any Extended Revolving Credit Commitments related thereto).
“Other Taxes” shall mean all present or future stamp, registration or documentary Taxes or any other excise, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include (a) any Taxes that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by any Borrower or Holdings or (b) Excluded Taxes.
“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Euro or any Alternative Currency, the rate of interest per annum at which overnight deposits in Euro or such Alternative Currency, as applicable, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for Euro or such Alternative Currency to major banks in such interbank market.
“Parallel Debt” shall have the meaning provided in Section 12.14(a).
“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of Holdings and/or the U.S. Borrower and Spinco Borrower, as applicable; provided that for purposes of clause (b) of the definition of “Change of Control”, references to “Holdings” shall be deemed to refer to any such Parent Entity.
“Participant” shall have the meaning provided in Section 13.6(c)(i).
“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).
“Participating Member State” shall mean each state so described in any EMU Legislation.
“Patriot Act” shall have the meaning provided in Section 13.18.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” shall mean any employee benefit pension plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Permitted Acquisition” shall have the meaning provided in the definition of the term Permitted Investment.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings or a Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 10.4.
“Permitted Debt Exchange” shall have the meaning provided in Section 2.15(a).
“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.15(a).
“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.15(a).
“Permitted Holders” shall mean each of (a) the Initial Investors and their respective Affiliates and members of management of Holdings (or its direct or indirect parent) who are holders of Equity Interests of Holdings (or its direct or indirect parent company) on the Closing Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Initial Investors, their respective Affiliates and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings or any other direct or indirect parent company of Holdings and (b) any direct or indirect parent of Holdings formed not in connection with, or in contemplation of, a transaction (other than Transactions) that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control.
“Permitted Investments” shall mean:
(a)    any Investment in Holdings or any Restricted Subsidiary;
(b)    any Investment in cash, Cash Equivalents or Investment Grade Securities at the time such Investment is made;
(c)    any Investment by Holdings or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (a “Permitted Acquisition”) (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;
(d)    any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 10.4 or any other disposition of assets not constituting an Asset Sale;
(e)    any Investment existing on the Closing Date and listed on Schedule 10.5;
(f)    any Investment acquired by Holdings or any Restricted Subsidiary (i) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of Holdings of such other Investment or accounts receivable or (ii) as a result of a foreclosure by Holdings or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(g)    Hedging Obligations permitted under clause (j) of Section 10.1;
(h)    any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding, not to exceed the greater of (x) $420,000,000 and (y) 30.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (h) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (h) for so long as such Person continues to be a Restricted Subsidiary;

(i)    Investments the payment for which consists of Equity Interests of Holdings or any direct or indirect parent company of Holdings (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (iii) of Section 10.5(a);
(j)    guarantees of Indebtedness permitted under Section 10.1 and Investments to the extent constituting Permitted Liens;
(k)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 9.9;
(l)    Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment or other similar assets in the ordinary course of business;
(m)    additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $600,000,000 and (y) 37.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (m) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (m) for so long as such Person continues to be a Restricted Subsidiary;
(n)    Investments relating to any Receivables Subsidiary that, in the good faith determination of the board of directors of Holdings, are necessary or advisable to effect a Receivables Facility or any repurchases in connection therewith;
(o)    advances to, or guarantees of Indebtedness of, employees not in excess of the greater of (x) $56,000,000 and (y) 4.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;
(p)    (i) loans and advances to officers, directors, managers and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent company thereof, (ii) promissory notes received from equity holders of Holdings or any direct or indirect parent company thereof or any Subsidiary in connection with the exercise of stock options in respect of the Equity Interests of Holdings, any direct or indirect parent company thereof and the Subsidiaries and (iii) advances of payroll payments to employees in the ordinary course of business;
(q)    Investments consisting of extensions of trade credit in the ordinary course of business;
(r)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices; and
(s)    non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired.
“Permitted Liens” shall mean, with respect to any Person:
(a) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for (x) sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or (y) so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;
(c) Liens for taxes, assessments or other governmental charges (x) not yet overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or are not required to be paid pursuant to Section 8.11, or for property taxes on property Holdings or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property or (y) so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;
(d) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;
(e) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(f) Liens securing Ratio Debt and other Indebtedness permitted to be incurred pursuant to clauses (a), (d), (l)(ii), (n), (r), (w), (x) or (y) of Section 10.1; provided that, (i) in the case of clause (d), such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or refinanced under such clause (d), replacements of such property, equipment or assets, and additions and accessions; (ii) in the case of clause (r), such Lien may not extend to any assets other than the assets owned by the Subsidiaries incurring such Indebtedness; (iii) in the case of Liens securing Permitted Other Indebtedness Obligations, Ratio Debt, New Term Loans, Additional Term Loans or Indebtedness incurred pursuant to Section 10.1(l)(ii) that constitute First Lien Obligations pursuant to this clause (f), the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and (x) in the case of the first such issuance of Permitted Other Indebtedness, Ratio Debt, New Term Loans, Additional Term Loans or Indebtedness incurred pursuant to Section 10.1(l)(ii) that constitute First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative for the holders of such Permitted Other Indebtedness Obligations, Ratio Debt, New Term Loans, Additional Term Loans or Indebtedness incurred pursuant to Section 10.1(l)(ii) shall have entered into the First Lien Intercreditor Agreement and (y) in the case of subsequent issuances of Permitted Other Indebtedness constituting First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness Obligations shall have become a party to the First Lien Intercreditor Agreement in accordance with the terms thereof; and (iv) in the case of Liens on the Collateral securing Permitted Other Indebtedness Obligations, Ratio Debt, New Term Loans, Additional Term Loans or Indebtedness incurred pursuant to Section 10.1(l)(ii) that do not constitute First Lien Obligations, the applicable Permitted Other Indebtedness Secured Parties or lenders with respect to such Ratio Debt, New Term Loans, Additional Term Loans or Indebtedness incurred pursuant to Section 10.1(l)(ii) (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and shall (x) in the case of the first such issuance of Permitted Other Indebtedness, Ratio Debt, New Term Loans, Additional Term Loans or Indebtedness incurred pursuant to Section 10.1(l)(ii) that do not constitute First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative of the holders of such Permitted Other Indebtedness Obligations, Ratio Debt, New Term Loans, Additional Term Loans or Indebtedness incurred pursuant to Section 10.1(l)(ii) shall have entered into the Second Lien Intercreditor Agreement and shall have become a party to the Second Lien Intercreditor Agreement and (y) in the case of subsequent issuances of Permitted Other Indebtedness, Ratio Debt, New Term Loans, Additional Term Loans or Indebtedness incurred pursuant to Section 10.1(l)(ii) that do not constitute First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness, Ratio Debt, New Term Loans, Additional Term Loans or Indebtedness incurred pursuant to Section 10.1(l)(ii) shall have become a party to the Second Lien Intercreditor Agreement in accordance with the terms thereof; without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement contemplated by this clause (f);
(g) Liens existing on Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of (i) $10,000,000 individually or (ii) $30,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (ii) that are not listed on Schedule 10.02) shall only be permitted if set forth on Schedule 10.02, and, in each case, any modifications, replacements, renewals or extensions thereof;
(h) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary (other than, with respect to such Person, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);
(i) Liens on property at the time Holdings or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Holdings or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, designation or consolidation; provided further that the Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary (other than, with respect to such property, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);
(j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary permitted to be incurred in accordance with Section 10.1.
(k) Liens securing Hedging Obligations and Cash Management Services so long as the related Indebtedness is, and is permitted hereunder to be, secured by a Lien on the same property securing such Hedging Obligations and Cash Management Services;
(l) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(m) leases, subleases, licenses or sublicenses (including of Intellectual Property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary and do not secure any Indebtedness;
(n) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;
(o) Liens in favor of Holdings, a Borrower or any Guarantor;

(p) Liens on equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business to Holdings’ or such Restricted Subsidiary’s client at which such equipment is located;
(q) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;
(r) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (f), (g), (h), (i), (j) and (o) of this definition of “Permitted Liens’; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h), (i), (j) and (o) at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
(s) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;
(t) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed the greater of (x) $640,000,000 and (y) 40.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien;
(u) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.11;
(v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(w) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(x) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(y) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(z) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;
(aa) Liens (i) solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement or (ii) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;
(bb) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Holdings or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(cc) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;
(dd) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;
(ee) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;
(ff) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings or any Restricted Subsidiary in the ordinary course of business; and
(gg) any Lien granted pursuant to a security agreement between Holdings or any Restricted Subsidiary and a licensee of their Intellectual Property to secure the damages, if any, of such licensee resulting from the rejection by Holdings or such Restricted Subsidiary of such licensee in a bankruptcy, reorganization or similar proceeding with respect to Holdings or such Restricted Subsidiary; provided that such Liens, in the aggregate, do not encumber any assets of Holdings or any Restricted Subsidiary other than the assets subject to such Liens on the Closing Date;
(hh) Liens on goods purchased in the ordinary course of business the purchase price of which is financed by a documentary letter of credit issued for the account of a Borrower or any of its subsidiaries;
(ii) (i) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (ii) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by Holdings or any Restricted Subsidiary in joint ventures;
(jj) Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided (x) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (y) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged and (z) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;
(kk) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirements of Law;
(ll) to the extent pursuant to a Requirement of Law, Liens on cash or Permitted Investments securing Swap Obligations in the ordinary course of business;
(mm) Liens on assets not constituting Collateral; and
(nn) with respect to any Mortgaged Property, the matters listed as exceptions to title on the Title Policy (including any schedules to the Title Policy) covering such Mortgaged Property and the matters disclosed in any survey delivered to the Collateral Agent with respect to such Mortgaged Property.
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
“Permitted Other Indebtedness” shall mean subordinated or senior Indebtedness (which Indebtedness may (x) be unsecured, (y) have the same lien priority as the First Lien Obligations (without regard to control of remedies), provided that if such Permitted Other Indebtedness is in the form of secured first lien term loans, then such Permitted Other Indebtedness shall be subject to any applicable MFN Protection as if such loans were New Term Loans or (z) be secured by a Lien ranking junior to the Lien securing the First Lien Obligations), in each case issued or incurred by a Borrower or a Guarantor, (a) except with respect to the Maturity Carveout Amount, the terms of which do not provide for any scheduled repayment, mandatory repayment, or redemption or sinking fund obligations prior to the latest maturity date and the weighted average life to maturity of which is no shorter than the weighted average life to maturity of any Term Loans outstanding at the time of such incurrence (in each case except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans, and other than, in each case, customary offers or obligations to repurchase or repay upon a change of control, excess cash flow sweep, asset sale, or casualty or condemnation event, AHYDO payments and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees, collateral and other terms of which (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions (which shall not permit more than pro rata payment with the Term Loans)), taken as a whole, are either on market terms at the time of issuance or incurrence as determined by the U.S. Borrower or not more restrictive to such Borrower and the Restricted Subsidiaries than those herein (taken as a whole) (except for covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date at the time of such refinancing) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (ii) only applicable after the Latest Term Loan Maturity Date at the time of such refinancing); provided that a certificate of an Authorized Officer of such Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the issuance or incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that such Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies such Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) of which no Subsidiary of Holdings (other than a Borrower or a Guarantor) is an obligor and (d) that, if secured, is not secured by a lien on any assets other than the Collateral.
“Permitted Other Indebtedness Documents” shall mean any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Credit Party.
“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Credit Parties under the Permitted Other Indebtedness Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any such Credit Party under any Permitted Other Indebtedness Document.
“Permitted Other Indebtedness Secured Parties” shall mean the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).
“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by Holdings or any of the Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback not between Holdings and a Restricted Subsidiary is consummated for Fair Value as determined at the time of consummation in good faith by Holdings or such Restricted Subsidiary.
“Permitted Sale Leaseback Prepayment Event” shall mean any Permitted Sale Leaseback of Collateral, subject to the Reinvestment Period; provided, that with respect to any Permitted Sale Leaseback Prepayment Event, no prepayment shall be required by Section 5.2 unless and until (a) the aggregate amount of Net Cash Proceeds from an individual Permitted Sale Leaseback (or series of related Permitted Sale Leasebacks) exceeds the greater of $160,000,000 and 10.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (b) the aggregate amount of Net Cash Proceeds from all such Permitted Sale Leaseback Prepayment Events exceeds the greater of $240,000,000 and 15.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (the “Permitted Sale Leaseback Prepayment Trigger”) in any fiscal year of Holdings, but then from all such Net Cash Proceeds (excluding amounts below the Permitted Sale Leaseback Prepayment Trigger).
“Permitted Sale Leaseback Prepayment Trigger” shall have the meaning provided in the definition of the term Permitted Sale Leaseback Prepayment Event.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Planned Expenditures” shall have the meaning provided in the definition of the term Excess Cash Flow.
“Platform” shall have the meaning provided in Section 13.17(a).
“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.
“Pounds Sterling” shall mean British Pounds Sterling or any successor currency in the United Kingdom.
“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event or any Permitted Sale Leaseback Prepayment Event.
“Prepayment Trigger” shall have the meaning provided in the definition of the term Asset Sale Prepayment Event.
“Present Fair Salable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the U.S. Borrower, the Spinco Borrower and their Restricted Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
“Previous Holdings” shall have the meaning provided in the definition of the term Holdings.
“primary obligor” shall have the meaning provided such term in the definition of “guarantee obligations”.
“Prime Rate” shall mean the “prime rate” referred to in the definition of “ABR”.
“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of Holdings, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by Holdings in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of Holdings and the Restricted Subsidiaries; provided that (x) at the election of Holdings, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $10,000,000 and (y) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.
“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of Holdings delivered pursuant to Section 9.1(h) or Section 9.1(d).
“Pro Forma Balance Sheet” shall have the meaning provided in Section 8.9(a).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio or covenant hereunder, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a sale, transfer or other disposition of all or substantially all Capital Stock in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness and (iii) other than as set forth in the definition of Maximum Incremental Facilities Amount, any incurrence or assumption of Indebtedness by Holdings or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (i) above, the foregoing Pro Forma Adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions and operating enhancements that are (I) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the U.S. Borrower, the Spinco Borrower or any of their Restricted Subsidiaries and (z) factually supportable or (II) otherwise consistent with the definition of Pro Forma Adjustment.
“Pro Forma Entity” shall have the meaning provided in the definition of the term “Acquired EBITDA”.
“Pro Forma Financial Statements” shall have the meaning provided in Section 8.9(a).
“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
“Protected Party” shall mean the Administrative Agent or a UK Lender which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Credit Document.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” shall have the meaning provided in Section 13.24.
“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.
“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.
“Qualifying Lender” shall mean:
(a)    for the purposes of Section 14 of this Agreement a UK Lender which is beneficially entitled to interest payable to that UK Lender in respect of a New Term Loan, Additional Term Loans, Revolving Credit Loan or a Letter of Credit and is:
(i)    a UK Lender:

(A)    which is a bank (as defined for the purpose of Section 879 of the ITA) making an advance under a New Term Loan, Additional Term Loans, Revolving Credit Loan or a Letter of Credit and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from Section 18A of the CTA; or
(B)    in respect of an advance made under a New Term Loan, Additional Term Loans, Revolving Credit Loan or a Letter of Credit by a person that was a bank (as defined for the purpose of Section 879 of the ITA) at the time that that advance was made and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(ii)    a UK Lender which is:
(A)    a company resident in the United Kingdom for United Kingdom tax purposes;
(B)    a partnership each member of which is:
(C)    a company so resident in the United Kingdom; or
(D)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;
(E)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company; or
(iii)    a Treaty Lender; or
(iv)    a UK Lender which is a building society (as defined for the purpose of Section 880 of the ITA) making an advance under a New Term Loan, Additional Term Loans, Revolving Credit Loan or a Letter of Credit.
“Rating” shall mean, with respect to S&P or Moody’s, (a) the public corporate credit rating of the U.S. Borrower assigned by S&P or the public corporate family rating of the U.S. Borrower assigned Moody’s, respectively, in each case giving effect to the Transactions (as defined in the Revolver Commitment Letter referred to in Amendment No. 4) or (b) if obtained prior to the assignment by S&P or Moody’s, as applicable, of the public corporate credit rating or public corporate family rating of the U.S. Borrower referred to in clause (a) above, such public corporate credit rating or public corporate family rating, as applicable, of the U.S. Borrower as projected, giving effect to the Transactions (as defined in the Revolver Commitment Letter referred to in Amendment No. 4), by S&P’s Ratings Evaluation Service or Moody’s Rating Assessment Service, as applicable, in contemplation of the Transactions (as defined in the Revolver Commitment Letter referred to in Amendment No. 4).
“Ratio Debt” shall have the meaning provided in Section 10.1.
“Real Estate” shall have the meaning provided in Section 9.1(f).
“Receivables Facility” shall mean any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which Holdings or any Restricted Subsidiary sells, directly or indirectly, or otherwise transfers its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.
“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.
“Recipient” shall have the meaning provided in Section 15(b).
“Refinanced Term Loans” shall have the meaning provided in Section 13.1.
“Refinancing Indebtedness” shall have the meaning provided in Section 10.1(m).
“Refinancing Permitted Other Indebtedness” shall have the meaning provided in Section 10.1(x).
“Refunding Capital Stock” shall have the meaning provided in Section 10.5(b)(ii).
“Register” shall have the meaning provided in Section 13.6(b)(iv).
“Regulation” shall have the meaning provided in Section 9.17.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reimbursement Date” shall have the meaning provided in Section 3.4(a).
“Reimbursement Obligations” shall mean a Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).
“Reinvestment Period” shall mean 450 days following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback Prepayment Event.
“Rejection Notice” shall have the meaning provided in Section 5.2(f).
“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Holdings or the Restricted Subsidiaries in exchange for assets transferred by Holdings or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment.
“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Amount” shall mean the 2020 GDI Tranche B-2 Dollar Term Loan Repayment Amount, the 2020 GDI Tranche B-2 Euro Term Loan Repayment Amount, the 2020 Spinco Tranche B-1 Dollar Term Loan Repayment Amount, a New Term Loan Repayment Amount with respect to any Series, an Additional Term Loan with respect to any Series or an Extended Term Loan Repayment Amount with respect to any Extension Series, as applicable.
“Replacement Term Loans” shall have the meaning provided in Section 13.1.
“Reportable Event” shall mean any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to DOL Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).
“Repricing Transaction” shall mean (a) the incurrence by the Borrower of any Indebtedness in the form of a similar term B loan that is broadly marketed or syndicated to banks and other institutional investors (i) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the 2020 GDI Tranche B-2 Dollar Term Loans, the 2020 GDI Tranche B-2 Euro Term Loans, the 2020 Spinco Tranche B-1 Dollar Term Loans or the Series A New Term Loans, as applicable, of the respective equivalent Type, but excluding Indebtedness incurred in connection with a Change of Control, Transformative Acquisition or Transformative Disposition, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of 2020 GDI Tranche B-2 Dollar Term Loans, 2020 GDI Tranche B-2 Euro Term Loans, 2020 Spinco Tranche B-1 Dollar Term Loans or the Series A New Term Loans, as applicable, or (b) any effective reduction in the Effective Yield for the 2020 GDI Tranche B-2 Dollar Term Loans, the 2020 GDI Tranche B-2 Euro Term Loans, the 2020 Spinco Tranche B-1 Dollar Term Loans or the Series A New Term Loans, as applicable (e.g., by way of amendment, waiver or otherwise (including any mandatory assignment with respect to any Non-Consenting Lender with respect to such Repricing Transaction)), except for a reduction in connection with a Change of Control, Transformative Acquisition or Transformative Disposition. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the 2020 GDI Tranche B-2 Dollar Term Loans, the 2020 GDI Tranche B-2 Euro Term Loans, the 2020 Spinco Tranche B-1 Dollar Term Loans or the Series A New Term Loans, as applicable.
“Required 2020 GDI Tranche B-2 Dollar Term Loan Lenders” shall mean, at any date, Lenders having or holding a majority of the sum of (a) the Total 2020 GDI Tranche B-2 Dollar Term Loan Commitment at such date and (b) the aggregate outstanding principal amount of the 2020 GDI Tranche B-2 Dollar Term Loans (excluding 2020 GDI Tranche B-2 Dollar Term Loans held by Defaulting Lenders) at such date.
“Required 2020 GDI Tranche B-2 Euro Term Loan Lenders” shall mean, at any date, Lenders having or holding a majority of the sum of (a) the Total 2020 GDI Tranche B-2 Euro Term Loan Commitment at such date and (b) the aggregate outstanding principal amount of the 2020 GDI Tranche B-2 Euro Term Loans (excluding 2020 GDI Tranche B-2 Euro Term Loans held by Defaulting Lenders) at such date.
“Required 2020 Spinco Tranche B-1 Dollar Term Loan Lenders” shall mean, at any date, Lenders having or holding a majority of the aggregate outstanding principal amount of the 2020 Spinco Tranche B-1 Dollar Term Loans (excluding 2020 Spinco Tranche B-1 Dollar Term Loans held by Defaulting Lenders) at such date.
“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Dollar Equivalent of the sum of (i) the Adjusted Total Revolving Credit Commitment at such date, (ii) the Adjusted Total Term Loan Commitment at such date and (iii) the outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date or (b) if the Total Revolving Credit Commitment and the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the Dollar Equivalent of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.
“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders holding a majority of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) at such time).

“Required Series A New Term Loan Lenders” shall mean, at any date, Lenders having or holding a majority of the sum of (a) the Total Series A New Term Loan Commitment at such date and (b) the aggregate outstanding principal amount of the Series A New Term Loans (excluding Series A New Term Loans held by Defaulting Lenders) at such date.
“Required Term Loan Lenders” shall mean, at any date, Lenders having or holding a majority of the sum of (a) the Total Term Loan Commitment at such date and (b) the aggregate outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date.
“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Restricted Investment” shall mean an Investment other than a Permitted Investment.
“Restricted Payment” shall have the meaning provided in Section 10.5(a).
“Restricted Subsidiary” shall mean any Subsidiary of Holdings other than an Unrestricted Subsidiary.
“Retained Asset Sale Proceeds” shall have the meaning provided in Section 10.4.
“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(f).
“Retired Capital Stock” shall have the meaning provided in Section 10.5(b)(ii)(A).
“Revaluation Date” shall mean (a) with respect to any Revolving Credit Loan or Swingline Loan, each of the following: (i) each date of a Borrowing of a Revolving Credit Loan or Swingline Loan, (ii) each date of a continuation of a Revolving Credit Loan pursuant to Section 2.6, and (iii) such additional dates as the Administrative Agent shall determine or the Required Revolving Credit Lenders or Swingline Lender shall require; provided that this clause (iii) shall not be exercised more than once per calendar month; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of any such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Letter of Credit Issuer under any Letter of Credit, and (iv) such additional dates as the Administrative Agent or the Letter of Credit Issuer shall determine or the Required Revolving Credit Lenders shall require; provided that this clause (iv) shall not be exercised more than once per calendar month.
“Revolving Credit Commitment” shall mean, (a) with respect to each Person that is a Lender on the Amendment No. 4 Effective Date, the amount set forth opposite such Lender’s name on Schedule B to Amendment No. 4 as such Lender’s 2019 Revolving Credit Commitment and (b) in the case of any Person that becomes a Lender after the Amendment No. 4 Effective Date, the amount specified as such Lender’s 2019 Revolving Credit Commitment in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case of the same may be changed from time to time pursuant to terms hereof (including Section 2.14 and Amendment No. 6). Subject to the 2019 Mandatory Revolving Commitment Reduction, the aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $1,000,000,000 on the Amendment No. 4 Effective Date (the “Initial Revolving Credit Commitments”, and the loans thereunder, the “Initial Revolving Credit Loans”), as such amount may be adjusted from time to time in accordance with the terms of this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $1,100,000,000 on the Amendment No. 6 Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment at such time by (b) the amount of the Total Revolving Credit Commitment at such time, provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Revolving Credit Exposure at such time by (ii) the Revolving Credit Exposure of all Lenders at such time.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate Dollar Equivalent amount of the principal amount of Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans at such time.
“Revolving Credit Facility” shall mean the 2019 Revolving Credit Facility.
“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment or Extended Revolving Credit Commitment at such time.
“Revolving Credit Loan” shall have the meaning provided in Section 2.1(b)(i)(D).
“Revolving Credit Maturity Date” shall mean, with respect to each 2019 Revolving Credit Lender, June 28, 2024, or if such date is not a Business Day, the next preceding Business Day.
“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans or Swingline Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.
“Rollover 2020 GDI Tranche B-2 Dollar Term Loan Commitment” shall mean, with respect to a Cashless Option 2020 GDI Tranche B-2 Dollar Term Loan Lender, the agreement of such Cashless Option 2020 GDI Tranche B-2 Dollar Term Loan Lender to exchange all of its Tranche B-1 Dollar Term Loans (or such lesser amount allocated to such Lender) for an equal aggregate principal amount of 2020 GDI Tranche B-2 Dollar Term Loans on the Amendment No. 5 Effective Date, as evidenced by such Lender executing and delivering a Consent to Amendment No. 5 pursuant to which it selects the “Cashless Settlement Option” with respect to its Tranche B-1 Dollar Term Loans on or prior to the Amendment No. 5 Effective Date.
“Rollover 2020 GDI Tranche B-2 Euro Term Loan Commitment” shall mean, with respect to a Cashless Option 2020 GDI Tranche B-2 Euro Term Loan Lender, the agreement of such Cashless Option 2020 GDI Tranche B-2 Euro Term Loan Lender to exchange all of its Tranche B-1 Euro Term Loans (or such lesser amount allocated to such Lender) for an equal aggregate principal amount of 2020 GDI Tranche B-2 Euro Term Loans on the Amendment No. 5 Effective Date, as evidenced by such Lender executing and delivering a Consent to Amendment No. 5 pursuant to which it selects the “Cashless Settlement Option” with respect to its Tranche B-1 Euro Term Loans on or prior to the Amendment No. 5 Effective Date.
“S&P” shall mean Standard & Poor’s Financial Services LLC or any successor by merger or consolidation to its business.
“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by Holdings or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to such Person in contemplation of such leasing.
“Sanctioned Country” means a country or territory that is the subject of country-wide or territory-wide Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (as of the Amendment No. 5 Effective Date, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means any Person (a) identified on a Sanctions List, (b) domiciled, organized or resident in, or the government or any agency or instrumentality of the government of, any Sanctioned Country, (c) 50% or more owned or controlled by any Person described in the foregoing clause (a) or (b) or (d) otherwise the subject or target of Sanctions.
“Sanctions” shall mean any applicable economic or financial sanctions or trade embargoes imposed, administer or enforced from time to time by any Sanctions Authority.
“Sanctions Authority” means the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Sanctions List” means any Sanctions-related list of designated persons maintained by any Sanctions Authority, including the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Scheduled Unavailability Date” shall have the meaning provided in Section 1.8(b).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Second Lien Intercreditor Agreement” shall mean an Intercreditor Agreement substantially in the form of Exhibit J (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the U.S. Borrower) among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for any other Permitted Other Indebtedness Secured Parties that are holders of Permitted Other Indebtedness Obligations having a Lien on the Collateral ranking junior to the Lien securing the Obligations.
“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(g)(iv).
“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).
“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between Holdings or any of its Restricted Subsidiaries and any Cash Management Bank.
“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.
“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between Holdings or any Restricted Subsidiary and any Hedge Bank.
“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.
“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and each Lender, in each case with respect to the Credit Facilities, each Hedge Bank that is party to any Secured Hedge Agreement with Holdings or any Restricted Subsidiary, each Cash Management Bank that is party to a Secured Cash Management Agreement with Holdings or any Restricted Subsidiary, each Working Capital Bank that is party to a Secured Working Capital Agreement and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.
“Secured Working Capital Agreement” shall mean any bi-lateral agreement providing for a working capital facility for any Foreign Subsidiary of Holdings (a) that is entered into by and between such Foreign Subsidiary and any Working Capital Bank and (b) the aggregate principal amount of the Secured Working Capital Obligations in respect of which (i) shall be limited to the maximum principal amount specified in the written designation referred to in the proviso below and (ii) when taken together with the aggregate principal amount of the Secured Working Capital Obligations in respect of all other Secured Working Capital Agreements, does not exceed an aggregate principal amount of $150,000,000; provided that any such bi-lateral agreement shall only constitute a Secured Working Capital Agreement if such bi-lateral agreement shall have been designated by the U.S. Borrower and the applicable Working Capital Bank in writing to the Administrative Agent as constituting a “Secured Working Capital Agreement” under this Agreement, which designation shall (A) specify a maximum principal amount of the Secured Working Capital Obligations in respect of such Secured Working Capital Agreement and (B) include a certification by the U.S. Borrower that such maximum principal amount, when taken together with the maximum principal amount of all other Secured Working Capital Obligations in respect of Secured Working Capital Agreements so designated hereunder, does not exceed the aggregate cap set forth in clause (b)(ii) above.
“Secured Working Capital Obligations” shall mean Obligations under Secured Working Capital Agreements.
“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the U.S. Pledge Agreement, (c) the U.S. Security Agreement, (d) each Non-U.S. Security Document, (e) the Mortgages, (f) if executed, the First Lien Intercreditor Agreement, (g) if executed, the Second Lien Intercreditor Agreement and (h) each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.11, 9.12 or 9.14 or pursuant to any other such Security Documents to secure the Obligations.
“Senior Notes” shall have the meaning provided in the recitals to this Agreement and any modification, replacement, refinancing, refunding, renewal or extension thereof that is unsecured.

“Senior Notes Indenture” shall mean the Indenture, dated as of the Closing Date, among the U.S. Borrower, the guarantors party thereto and a trustee, pursuant to which the Senior Notes shall be issued, as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith.
“Senior Notes Offering” shall have the meaning provided in the recitals of this Agreement.
“Senior Secured Leverage Test” shall mean, as of any date of determination, with respect to the last day of the most recently ended Test Period, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be no greater than 4.50 to 1.0.
“Separation Agreement” shall have the meaning provided in the recitals to this Agreement.
“Series” shall have the meaning provided in Section 2.14(a).
“Series A Arrangers” shall mean Citibank, N.A., KKR Capital Markets LLC, Goldman Sachs Bank USA, PNC Capital Markets, LLC, Crédit Agricole Corporate and Investment Bank, HSBC Securities (USA) Inc. and JPMorgan Chase Bank, N.A.
“Series A New Term Loan” shall mean, collectively, any New Term Loan made to the U.S. Borrower on the Amendment No. 6 Effective Date pursuant to Section 2.1(a)(v) and Amendment No. 6.
“Series A New Term Loan Commitment” shall mean, with respect to any Series A New Term Loan Lender, the commitment of such Series A New Term Loan Lender to make Series A New Term Loans on the Amendment No. 6 Effective Date in an amount set forth on Schedule A to Amendment No. 6. The aggregate amount of Series A New Term Loan Commitments as of the Amendment No. 6 Effective Date is $400,000,000.
“Series A New Term Loan Lender” shall mean a Lender with a Series A New Term Loan Commitment or an outstanding Series A New Term Loan.
“Series A New Term Loan Maturity Date” shall mean February 28, 2027 (or, if such date is not a Business Day, the first Business Day thereafter).
“Series A New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c)(ii).
“Series A New Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c)(ii).
“Similar Business” shall mean any business conducted or proposed to be conducted by Holdings and the Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.
“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
“Solvent” shall mean, after giving effect to the consummation of the Transactions, that (a) the Fair Value of the assets of the U.S. Borrower, the Spinco Borrower and their Restricted Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (b) the Present Fair Salable Value of the assets of the U.S. Borrower, the Spinco Borrower and their Restricted Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (c) the U.S. Borrower, the Spinco Borrower and their Restricted Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (d) the U.S. Borrower, the Spinco Borrower and their Restricted Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.
“SONIA” shall mean, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day, and for any day that is not a Business Day, a rate per annum equal to the Sterling Overnight Index Average for the immediately preceding Business Day, published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“SONIA Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted Daily Simple SONIA.
“SONIA Rate Day” shall have the meaning provided in the definition of “Daily Simple SONIA”.
“SONIA Reference Day” shall have the meaning provided in the definition of “Daily Simple SONIA”.
“Specified Disposition” shall mean any sale, conveyance, transfer, distribution or other disposition, whether in a single transaction or a series of related transactions, of property or assets (whether tangible or intangible) of Holdings or any Restricted Subsidiary, that, when taken together with the aggregate Fair Market Value of all other Specified Dispositions, does not exceed an aggregate Fair Market Value for all Specified Dispositions of 7.5% of the Consolidated Total Assets of Holdings and the Restricted Subsidiaries at such date.
“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).
“Specified Representations” shall mean the representations and warranties with respect to Holdings and the Borrowers set forth in Sections 8.1(a) (with respect to the Borrowers only), 8.2 (as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, and performance of, the Credit Documents), 8.3(c) (with respect to the Borrowers only and as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, and performance of, the Credit Documents), 8.5, 8.7, 8.17 and 8.18 of this Agreement and in Sections 3.2(a) and (b) of the U.S. Security Agreement and Section 5(d) of the U.S. Pledge Agreement.
“Specified Transaction” shall mean, with respect to any period, any Investment (including any Permitted Acquisition), any Asset Sale, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, New Term Loan, Additional Term Loan, New Revolving Credit Commitment or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.
“Spinco” shall have the meaning provided in the recitals to this Agreement.
“Spinco Borrower” shall have the meaning provided in the recitals to this Agreement.
“Spinco Designation” shall mean the “Designation” under and as defined in Amendment No. 5.
“Spinco Designation Effective Date” shall mean the date, on or following the Amendment No. 5 Effective Date, and subject to completion of the Distribution and the Merger, on which the Spinco Designation occurs.
“Spinco Payment” shall have the meaning provided in the recitals to this Agreement.
“Spinco Term Loan Agreement” shall have the meaning provided in Amendment No. 5.
“Sponsor” shall mean any of KKR and its Affiliates but excluding portfolio companies of any of the foregoing.
“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.
“SPV” shall have the meaning provided in Section 13.6(g).

“Stated Amount” of any Letter of Credit shall mean the Dollar Equivalent of the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“Stated Liabilities” shall mean the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the U.S. Borrower, the Spinco Borrower and their Restricted Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.
“Status” shall mean the existence of Level I Status or Level II Status, as the case may be, on such date. Changes in Status resulting from changes in the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio shall become effective as of the first day following each date that (a) Section 9.1 Financials for the first full fiscal quarter ended after the Amendment No. 4 Effective Date are delivered to the Administrative Agent under Section 9.1 and (b) an officer’s certificate is delivered by Holdings to the Administrative Agent setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition, provided that each determination of the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio pursuant to this definition shall be made as of the end of the Test Period ending at the end of the fiscal period covered by the relevant Section 9.1 Financials.
“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable or exercisable.
“Subject Lien” shall have the meaning provided in Section 10.2(a).
“Subject Party” shall have the meaning provided in Section 15(b).
“Subordinated Indebtedness” shall mean Indebtedness of any Borrower or any Guarantor that is by its terms subordinated in right of payment to the obligations of such Borrower or such Guarantor, as applicable, under this Agreement or the Guarantee, as applicable.
“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, or (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Holdings.
“Successor Borrower” shall have the meaning provided in Section 10.3(a).
“Supplier” shall have the meaning provided in Section 15(b).
“Supported QFC” shall have the meaning provided in Section 13.24.
“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean $50,000,000. Swingline Commitment is part of and not in addition to the Revolving Credit Commitment.
“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Revolving Credit Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Citibank, N.A., in its capacity as lender of Swingline Loans hereunder or any replacement or successor thereto.
“Swingline Loans” shall have the meaning provided in Section 2.1(c).
“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.
“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Tax Confirmation” shall mean a confirmation by a UK Lender that the person beneficially entitled to interest payable to that UK Lender in respect of New Term Loans, Additional Term Loans, Revolving Credit Loans or the Letters of Credit is either:
(a)    a company resident in the United Kingdom for United Kingdom tax purposes; or
(b)    a partnership each member of which is:
(i)    a company so resident in the United Kingdom; or
(ii)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company.
“Tax Credit” shall mean a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” shall mean a deduction or withholding for or on account of Tax from a payment under a Credit Document.
“Tax Payment” shall mean either the increase in a payment made by a UK Relevant Borrower to a UK Lender under Section 14.2 (Tax gross-up) or a payment under Section 14.3 (Tax indemnity).
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s 2020 GDI Tranche B-2 Dollar Term Loan Commitment, 2020 GDI Tranche B-2 Euro Term Loan Commitment and, if applicable, New Term Loan Commitment with respect to any Series.
“Term Loan Extension Request” shall have the meaning provided in Section 2.14(g)(i).
“Term Loan Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan.
“Term Loans” shall mean the 2020 GDI Tranche B-2 Dollar Term Loans, the 2020 GDI Tranche B-2 Euro Term Loans, 2020 Spinco Tranche B-1 Dollar Term Loans, any New Term Loans, any Additional Term Loans, any Replacement Term Loans and any Extended Term Loans, collectively.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of Holdings then last ended and for which Section 9.1 Financials shall have been required to be delivered to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters at the end of which financial statements are available).
“Title Policy” shall have the meaning provided in Section 9.14(d)(ii).
“Total 2020 GDI Tranche B-2 Dollar Term Loan Commitment” shall mean the sum of the 2020 GDI Tranche B-2 Dollar Term Loan Commitments of all Lenders.
“Total 2020 GDI Tranche B-2 Euro Term Loan Commitment” shall mean the sum of the 2020 GDI Tranche B-2 Euro Term Loan Commitments of all Lenders.
“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (a) the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date), (b) the Total Term Loan Commitment at such date and (c) without duplication of clause (b), the Dollar Equivalent of the aggregate outstanding principal amount of all Term Loans at such date.
“Total Leverage Test” shall mean, as of any date of determination, with respect to the last day of the most recently ended Test Period, either (a) the Consolidated Total Debt to Consolidated EBITDA Ratio shall be no greater than 5.00:1.00 or (b) if the Consolidated Total Debt to Consolidated EBITDA Ratio shall be greater than 5.00:1.00, the Consolidated Total Debt to Consolidated EBITDA Ratio shall be less than or equal to the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to any such incurrence and all transactions consummated in connection therewith.
“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.
“Total Series A New Term Loan Commitment” shall mean the sum of the Series A New Term Loan Commitments of all Lenders.
“Total Term Loan Commitment” shall mean the sum of the 2020 GDI Tranche B-2 Dollar Term Loan Commitments, the 2020 GDI Tranche B-2 Euro Term Loan Commitments and the New Term Loan Commitments, if applicable, of all the Lenders.
“Tranche B-1 Dollar Term Loan Lender” shall mean a Lender with an outstanding Tranche B-1 Dollar Term Loan.
“Tranche B-1 Dollar Term Loans” shall mean the term loans denominated in Dollars made to the U.S. Borrower on the Amendment No. 2 Effective Date pursuant to the terms of this Agreement as then in effect.
“Tranche B-1 Euro Term Loan Lender” shall mean a Lender with an outstanding Tranche B-1 Euro Term Loan.
“Tranche B-1 Euro Term Loans” shall mean the term loans denominated in Euros made to the U.S. Borrower on the Amendment No. 2 Effective Date pursuant to the terms of this Agreement as then in effect.
“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings, the Borrowers or any of their Affiliates in connection with the Transactions, this Agreement and the other Credit Documents, and the transactions contemplated hereby and thereby.
“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the Senior Notes Indenture, the Acquisition, the Equity Investments, the Distribution, the Merger, any repayment, repurchase, prepayment or defeasance of Indebtedness of Holdings or any of its Subsidiaries in connection therewith, the consummation of any other transactions in connection with the foregoing (including in connection with the Acquisition Agreement, the Separation Agreement or the Merger Agreement and the payment of the fees and expenses incurred in connection with any of the foregoing).
“Transfer Date” shall have the meaning provided in Section 14.6(b).

“Transferee” shall have the meaning provided in Section 13.6(e).
“Transformative Acquisition” shall mean any acquisition by Holdings, the U.S. Borrower, the Spinco Borrower or any Restricted Subsidiary that (a) is not permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition, (b) if permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition, would not provide Holdings, the U.S. Borrower, the Spinco Borrower and their Restricted Subsidiaries with adequate flexibility under the Credit Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the U.S. Borrower acting in good faith or (c) results in a refinancing of any Term Loans that involves an upsizing in connection with such acquisition.
“Transformative Disposition” shall mean any disposition by Holdings, the U.S. Borrower, the Spinco Borrower or any Restricted Subsidiary that (a) is not permitted by the terms of the Credit Documents immediately prior to the consummation of such disposition, (b) if permitted by the terms of the Credit Documents immediately prior to the consummation of such disposition, would not provide Holdings, the U.S. Borrower, the Spinco Borrower and their Restricted Subsidiaries with a durable capital structure following such consummation, as determined by the U.S. Borrower acting in good faith, or (c) results in a refinancing of any Term Loans that involves a downsizing in connection with such disposition.
“Treaty Lender” shall mean in respect of the UK Borrower, a UK Lender which:
(a)    is treated as a resident of a Treaty State for the purposes of the relevant Treaty;
(b)    does not carry on a business in the United Kingdom through a permanent establishment with which that UK Lender’s participation in the Loans is effectively connected; and
(c)    meets all conditions in the Treaty for full exemption from UK taxation on interest which relates to the UK Lender, except that for this purpose it shall be assumed that the following are satisfied: (i) any condition which relates (expressly or by implication) to there being a special relationship between the UK Borrower and the relevant UK Lender or between both of them and another Person, or to the amounts or terms of any Loans or the Credit Documents; (ii) any other matter outside the exclusive control of the relevant UK Lender and (iii) any necessary procedural formalities.
“Treaty State” shall mean a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from, or a full refund of, taxes imposed by the United Kingdom on interest,
“Type” shall mean (a) as to any Term Loan, its nature as an ABR Loan ~~or~~, a LIBOR ~~Rate Term~~Loan or a EURIBOR Loan and (b) as to any Revolving Credit Loan, its nature as an ABR Loan ~~or~~, a LIBOR ~~Revolving Credit~~Loan, a EURIBOR Loan or a SONIA Loan.
“UK Borrower” shall have the meaning provided in the preamble to this Agreement.
“UK Lender” shall mean a Revolving Credit Lender or a New Term Loan Lender or Additional Term Loan Lender that has agreed to make Revolving Credit Loans or New Term Loans or Additional Term Loans, respectively, or other advance under the Credit Documents to the UK Borrower.
“UK Non-Bank Lender” shall mean:
(a)    a Lender (which falls within paragraph (a)(ii) of the definition of Qualifying Lender) which is a party to this Agreement and which has provided a Tax Confirmation to the Administrative Agent; and
(b)    an assignee which gives a Tax Confirmation in the Assignment and Acceptance Agreement which it executes on becoming a party.
“UK Relevant Borrower” shall have the meaning provided in Section 14.1.
“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unreasonably Small Capital” shall mean for the period from the date hereof through the Maturity Date, the U.S. Borrower, the Spinco Borrower and their Restricted Subsidiaries taken as a whole after consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for such period
“Unrestricted Cash and Cash Equivalents” shall mean, as of any date, unrestricted cash and Cash Equivalents of Holdings, the Borrowers or any Restricted Subsidiary that are free and clear of all Liens other than Permitted Liens. It is agreed that cash and Cash Equivalents held in ordinary deposit or security accounts and not subject to any existing or contingent restrictions on transfer by a Credit Party will not be excluded from Unrestricted Cash and Cash Equivalents by reason of setoff rights or other Liens created by law or by applicable account agreements in favor of the depositary institutions or security intermediaries.
“Unrestricted Subsidiary” shall mean (a) any Subsidiary of Holdings which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of Holdings or the U.S. Borrower, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary.
The board of directors of Holdings or the U.S. Borrower may designate any Subsidiary of Holdings (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary has not been (or is not concurrently) designated as an “unrestricted subsidiary” (or similar concept) under all Indebtedness (other than the Obligations) of Holdings and the Restricted Subsidiaries in excess of $150,000,000; provided that
(a)    such designation complies with Section 10.5, and
(b)    immediately after giving effect to such designation, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing.
The board of directors of Holdings or the U.S. Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing.
Any such designation by the board of directors of Holdings or the U.S. Borrower shall be notified by Holdings or the U.S. Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the board resolution giving effect to such designation and a certificate of an Authorized Officer certifying that such designation complied with the foregoing provisions.
“U.S.” and “United States” shall mean the United States of America.
“U.S. Borrower” shall have the meaning provided in the preamble to this Agreement.
        “U.S. Lender” shall have the meaning provided in Section 5.4(e)(ii)(A).
“U.S. Pledge Agreement” shall mean the Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.
“U.S. Security Agreement” shall mean the Security Agreement entered into by Holdings, the U.S. Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.
“U.S. Security Documents” shall mean the U.S. Pledge Agreement, the U.S. Security Agreement and any other security document governed by the laws of the United States, any state thereof, or the District of Columbia, entered into for the benefit of the Secured Parties and designated by Holdings or the applicable Credit Party as a “U.S. Security Document” for purposes of this Agreement.
“U.S. Special Resolution Regimes” shall have the meaning provided in Section 13.24.
“VAT” mean (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature,

whether imposed in a member state of the European Union in substitution for, a levied in addition to such tax referred to in paragraph (a) above, or imposed elsewhere.
“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Working Capital Bank” shall mean any Person that is party to a Secured Working Capital Agreement and is an Agent or a Lender or an Affiliate of an Agent or a Lender.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
(c)    Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(g)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
1.3    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner.
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, the Consolidated Total Debt to Consolidated EBITDA Ratio, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio, the First Lien Secured Leverage Test, the Senior Secured Leverage Test and the Total Leverage Test shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.
(c)    Where reference is made to “Holdings and its Restricted Subsidiaries on a consolidated basis”, “the Borrowers and their Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of Holdings other than Restricted Subsidiaries.

1.4    Rounding. Any financial ratios required to be maintained by Holdings pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.
1.5    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, replacements, renewals and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements, replacements, renewals and other modifications are permitted by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.
1.6    Exchange Rates. Notwithstanding the foregoing, for purposes of any determination under Section 2.14, Section 9, Section 10 or Section 11 or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at currency exchange rates in effect on the date of such determination; provided, however, that for purposes of determining compliance with Section 2.14 or Section 10 with respect to the amount of any Indebtedness, Restricted Investment, Lien, Asset Sale or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Restricted Investment is incurred or Asset Sale or Restricted Payment made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.6 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien or Investment may be incurred or Disposition or Restricted Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Debt, Consolidated Senior Secured Debt or Consolidated First Lien Secured Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered Section 9.1 Financials.
1.7    Pro Forma and Other Calculations.
(a)    For purposes of calculating the Fixed Charge Coverage Ratio, Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, Consolidated Senior Secured Debt to Consolidated EBITDA Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio, Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (as determined in accordance with GAAP) that have been made by Holdings or any Restricted Subsidiary during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period; provided that when calculating the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio for purposes of the definition of the “Commitment Fee Rate” and for purposes of determining compliance with Section 10.7 (other than for the purpose of determining compliance with Section 10.7 on a Pro Forma Basis as a condition to taking any action under this Agreement), any such Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation, or disposed operation that would have required adjustment pursuant to this clause (a), then the Fixed Charge Coverage Ratio, Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, Consolidated Senior Secured Debt to Consolidated EBITDA Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Investment, acquisition, disposition, merger, consolidation, or disposed operation had occurred at the beginning of the Test Period. Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, the Fixed Charge Coverage Ratio, Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, Consolidated Senior Secured Debt to Consolidated EBITDA Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence-Based Amounts other than Incurrence-Based Amounts contained in Section 10.1 or Section 10.2. In connection with the incurrence of any

Indebtedness pursuant to Section 2.14, the definitions of Required Lenders, Required Revolving Credit Lenders, Required 2020 GDI Tranche B-2 Dollar Term Loan Lenders, Required 2020 GDI Tranche B-2 Euro Term Loan Lenders, Required 2020 Spinco Tranche B-1 Dollar Term Loan Lenders and Required Series A New Term Loan Lenders, as applicable, shall be calculated on a Pro Forma Basis in accordance with this Section 1.7, Section 2.14 and the definition of Maximum Incremental Facilities Amount (except to the extent the incurrence of such Indebtedness is not permitted pursuant to Section 2.14 without giving effect such Pro Forma Basis calculation).
(b)    Whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings or the U.S. Borrower (and may include, for the avoidance of doubt and without duplication, cost savings, operating expense enhancements and operating expense reductions resulting from such Investment, acquisition, merger, or consolidation which is being given Pro Forma Effect that have been or are expected to be realized; provided that such costs savings, operating expense enhancements and operating expense reductions are made in compliance with the definition of Pro Forma Adjustment). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings or the U.S. Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facilities as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such revolving credit facilities on such date). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings or the U.S. Borrower may designate.
In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:
(i)    determining compliance with any provision of the Credit Documents which requires the calculation of the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, Consolidated Senior Secured Debt to Consolidated EBITDA Ratio, Consolidated Total Debt to Consolidated EBITDA Ratio or Fixed Charge Coverage Ratio;
(ii)    determining the accuracy of representations and warranties in Section 8 and/or whether a Default or Event of Default shall have occurred and be continuing under Section 11; or
(iii)    testing availability under baskets set forth in the Credit Documents (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets);
in each case, at the option of the U.S. Borrower (the U.S. Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”) (it being understood and agreed that the U.S. Borrower may elect to revoke any LCT Election in its sole discretion), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, such action could have been taken on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the U.S. Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of Holdings or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the U.S. Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of assets, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of (A) the date on which such Limited Condition Transaction is consummated or (B) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the Limited Condition Transaction has been consummated or the definitive agreement with respect thereto has been terminated or expires.
(c)    Notwithstanding anything to the contrary in this Section 1.7 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.
(d)    Any determination of Consolidated Total Assets shall be made by reference to the last day of the Test Period most recently ended on or prior to the relevant date of determination.
(e)    All leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to January 1, 2017 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such leases to be recharacterized as Capital Leases.
1.8    ~~LIBOR~~Benchmark Rate Successor. Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, if the Administrative Agent, in consultation with the U.S. Borrower determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to U.S. Borrower) that the Required Lenders have determined, that:
(a)    adequate and reasonable means do not exist for ascertaining (i) LIBOR or EURIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate or the EURIBOR Screen Rate, as applicable, is not available or published on a current basis and such circumstances are unlikely to be temporary or (ii) SONIA or ESTR; or
(b)    the supervisor for the administrator of the LIBOR Screen Rate, the supervisor for the administrator of the EURIBOR Screen Rate, the SONIA Administrator, the ESTR Administrator or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR ~~or~~, the LIBOR Screen Rate, EURIBOR, the EURIBOR Screen Rate, SONIA or ESTR, as applicable, shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then~~,~~ reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the U.S. Borrower may amend this Agreement to replace LIBOR, EURIBOR, SONIA or ESTR, as applicable, with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR, EURIBOR, SONIA or ESTR, as applicable, and giving due consideration to any evolving or then existing convention for similar syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “~~LIBOR~~Benchmark Successor Rate”), together with any proposed ~~LIBOR~~Benchmark Successor Rate Conforming Changes; provided that in no event shall such alternative benchmark rate (after giving effect to any mathematical or other adjustments to such benchmark rate (if any)) be less than zero. Notwithstanding anything to the contrary in Section 13.1, any such amendment shall become effective at 5:00 p.m., New York City time on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the U.S. Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.
If ~~no LIBOR Successor Rate has been determined and~~ the circumstances under clause (a) above exist~~,~~ and no Benchmark Successor Rate has been determined (x) the obligation of the Lenders to make or maintain LIBOR Loans, EURIBOR Loans or SONIA Loans, as applicable, shall be suspended (in each case, to the extent of ~~the~~such affected ~~LIBOR~~ Loans or Interest Periods), ~~and~~ (y) the LIBOR Rate component shall no longer be utilized in determining ABR and (z) any Unpaid Drawing denominated in Euros or Pounds Sterling shall bear interest at a rate reasonably determined by the Administrative Agent and the U.S. Borrower in consultation with the applicable Letter of Credit Issuer to compensate the applicable Letter of Credit Issuer for its funding of such Unpaid Drawing plus the Applicable Margin for such Unpaid Drawing. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans ~~(~~, EURIBOR Loans or SONIA Loans, as

applicable (in each case, to the extent of ~~the~~such affected ~~LIBOR~~ Loans or Interest Periods) or, failing that, (i) if such ~~LIBOR~~ Loans are denominated in Dollars, will be deemed to have converted such request into a request for a Borrowing of, or conversion to, ABR Loans (subject to the foregoing clause (y)) in the amount specified therein or (ii) if such ~~LIBOR~~ Loans are denominated in Euros or any Alternative Currency, will be deemed to have converted such request into a request for Borrowing of, or conversion to, Loans that bear interest at a rate reasonably determined by the Administrative Agent and the U.S. Borrower in consultation with the applicable Lenders~~,~~ to compensate the applicable Lenders for such Loans for the applicable period plus the Applicable Margin for ~~LIBOR~~such Loans of the applicable Class.
1.9    Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
1.10    Divisions. For all purposes under the Credit Documents, in connection with any Delaware LLC Division (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
1.11    Spinco Borrower. All references to the 2020 Spinco Tranche B-1 Dollar Term Loans, and any provisions relating thereto, including in respect of the lenders, pricing, fees, maturity, repayment dates, repayment and prepayment amounts and voting rights associated therewith, and all references to the Spinco Borrower and any provisions relating thereto, including in respect of its rights, covenants, duties or obligations, in this Agreement or in any other Credit Document (other than in this Section and in Amendment No. 5) shall be disregarded and shall have no force or effect unless and until the Amendment No. 5 Effective Date shall have occurred and the Distribution, the Merger and the Spinco Designation shall each have been completed, in each case, at or prior to 11:59 p.m. (New York City time) on the first Business Day following the Amendment No. 5 Effective Date. Subject to and upon the terms set forth herein and the terms and conditions set forth in Amendment No. 5, upon the occurrence of the Amendment No. 5 Effective Date and subject to the completion of the Distribution, the Merger and the Spinco Designation, in each case, at or prior to 11:59 p.m. (New York City time) on the first Business Day following the Amendment No. 5 Effective Date, immediately following the completion of the Distribution, the Merger and the Spinco Designation, the Spinco Borrower shall automatically (and without further action by any Person) constitute an Additional Borrower for purposes of this Agreement and the other Credit Documents, the term loans incurred by the Spinco Borrower under the Spinco Term Loan Agreement shall automatically (and without further action by any Person) be designated as and constitute 2020 Spinco Tranche B-1 Dollar Term Loans of the Spinco Borrower incurred and documented under this Agreement and this Agreement shall automatically (and without further action by any Person) replace and supersede the Spinco Term Loan Agreement in its entirety.
1.12        Interest Rates.    The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definitions of “LIBOR Rate”, “EURIBOR Rate”, “SONIA”, “Daily Simple SONIA”, “ESTR” or “Daily Simple ESTR” or with respect to any alternative or successor rate thereto, or replacement rate thereof or (ii) the composition or characteristics of any such successor rate, including whether it is similar to, or produces the same value or economic equivalence to the LIBOR Rate, the EURIBOR Rate, SONIA, the Daily Simple SONIA, ESTR or the Daily Simple ESTR, as applicable, or have the same volume or liquidity as did the LIBOR Rate, the EURIBOR Rate, SONIA, the Daily Simple SONIA, ESTR or the Daily Simple ESTR, as applicable, prior to its discontinuance or unavailability, or the effect, implementation or composition of any Benchmark Successor Rate Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the LIBOR Rate, the EURIBOR Rate, SONIA, the Daily Simple SONIA, ESTR or the Daily Simple ESTR, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner that may be adverse to borrowers (including the Borrowers). The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the LIBOR Rate, the EURIBOR Rate, SONIA, the Daily Simple SONIA, ESTR or the Daily Simple ESTR, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement (including any Credit Party’s consent or consultation rights as set forth herein), and shall have no liability to any Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 2.    Amount and Terms of Credit
2.1    Commitments and Loans
(a)
(i)    [Reserved].
(ii)    [Reserved].
(iii)    Subject to and upon the terms set forth herein and the terms and conditions set forth in Amendment No. 5, (A) each Cashless Option 2020 GDI Tranche B-2 Dollar Term Loan Lender severally agrees to exchange all (or such lesser amount allocated to such Lender) of its outstanding Tranche B-1 Dollar Term Loans for a like principal amount of 2020 GDI Tranche B-2 Dollar Term Loans on the Amendment No. 5 Effective Date, (B) each Additional 2020 GDI Tranche B-2 Dollar Term Loan Lender severally agrees to make a 2020 GDI Tranche B-2 Dollar Term Loan (each, a “Additional 2020 GDI Tranche B-2 Dollar Term Loan”) in Dollars to the U.S. Borrower on the Amendment No. 5 Effective Date in a principal amount equal to its GDI Tranche B-2 Dollar Term Loan Commitment, (C) each Cashless Option 2020 GDI Tranche B-2 Euro Term Loan Lender severally agrees to exchange all (or such lesser amount allocated to such Lender) of its outstanding Tranche B-1 Euro Term Loans for a like principal amount of 2020 GDI Tranche B-2 Euro Term Loans on the Amendment No. 5 Effective Date and (D) each Additional 2020 GDI Tranche B-2 Euro Term Loan Lender severally agrees to make a 2020 GDI Tranche B-2 Euro Term Loan (each, an “Additional 2020 GDI Tranche B-2 Euro Term Loan”) in Euros to the U.S. Borrower on the Amendment No. 5 Effective Date in a principal amount equal to its 2020 GDI Tranche B-2 Dollar Term Loan Commitment. On the Amendment No. 5 Effective Date, the U.S. Borrower shall repay all Tranche B-1 Dollar Term Loans of Non-Consenting Tranche B-1 Dollar Term Loan Lenders and Post-Closing Option 2020 GDI Tranche B-2 Dollar Term Loan Lenders (as defined in Amendment No. 5) (and any Tranche B-1 Dollar Term Loans of Cashless Option 2020 GDI Tranche B-2 Dollar Term Loan Lenders that are not exchanged for 2020 GDI Tranche B-2 Dollar Term Loans pursuant to clause (A) of the immediately preceding sentence) and all Tranche B-1 Euro Term Loans of Non-Consenting Tranche B-1 Euro Term Loan Lenders and Post-Closing Option 2020 GDI Tranche B-2 Euro Term Loan Lenders (as defined in Amendment No. 5) (and any Tranche B-1 Euro Term Loans of Cashless Option 2020 GDI Tranche B-2 Euro Term Loan Lenders that are not exchanged for 2020 GDI Tranche B-2 Euro Term Loans pursuant to clause (C) of the immediately preceding sentence) with the proceeds of the Additional 2020 GDI Tranche B-2 Dollar Term Loans and the Additional 2020 GDI Tranche B-2 Euro Term Loans. Such 2020 GDI Tranche B-2 Dollar Term Loans and 2020 GDI Tranche B-2 Euro Term Loans (I) may at the option of the U.S. Borrower be incurred and maintained as, and/or converted into, (1) in the case of 2020 GDI Tranche B-2 Dollar Term Loans, ABR Loans or LIBOR Loans or (2) in the case of 2020 GDI Tranche B-2 Euro Term Loans, EURIBOR Loans, provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, and (II) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.
(iv)    Subject to and upon the terms set forth herein and the terms and conditions set forth in Amendment No. 5, upon the occurrence of the Amendment No. 5 Effective Date and subject to the completion of the Distribution, the Merger and the Spinco Designation, in each case, at or prior to 11:59 p.m. (New York City time) on the first Business Day following the Amendment No. 5 Effective Date, immediately following the completion of the Distribution, the Merger and the Spinco Designation, the term loans incurred by the Spinco Borrower under the Spinco Term Loan Agreement shall be designated as and constitute term loans (each, an “2020 Spinco Tranche B-1 Dollar Term Loan”) of the Spinco Borrower incurred and documented under this Agreement in an aggregate principal amount of $1,900,000,000. Such 2020 Spinco Tranche B-1 Dollar Term Loans (A) may at the option of the Spinco Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans, provided that all 2020 Spinco Tranche B-1 Dollar Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type and (B) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.
(v)    Subject to and upon the terms set forth herein and the terms and conditions set forth in Amendment No. 6, upon the occurrence of the Amendment No. 6 Effective Date, each Series A New Term Loan Lender severally agrees to make a Series A New Term Loan in Dollars to the U.S. Borrower on the Amendment No. 6 Effective Date in a principal amount equal to its Series A New Term Loan Commitment. Such Series A New Term Loans (A) may at the option of the U.S. Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans, provided that all Series A New Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, and (B) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.
(b)    (i)    Subject to and upon the terms and conditions herein set forth:
(A)    [reserved];
(B)    [reserved];
(C)    [reserved]; and
(D)    each 2019 Revolving Credit Lender severally agrees to make 2019 Revolving Credit Loans denominated in Dollars, Euros or Pounds Sterling to the Borrowers as elected by the applicable Borrower pursuant to Section 2.2 from its applicable lending office (each such loan, a “2019 Revolving Credit Loan” or a “Revolving Credit Loan”) in an aggregate Dollar Equivalent principal amount not to exceed at any time outstanding the amount of such Lender’s 2019 Revolving Credit Commitment;
provided that any of the foregoing such Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the applicable Borrower be incurred and maintained as, and/or converted into, ~~ABR Loans (solely~~(1) in the case of Revolving Credit Loans denominated in Dollars~~)~~, ABR Loans or LIBOR Loans ~~that are~~, (2) in the case of Revolving Credit Loans denominated in Euros, EURIBOR Loans or (3) in the case of Revolving Credit Loans denominated in Pounds Sterling, SONIA Loans, provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof (for this purpose using the Dollar Equivalent of all Revolving Credit Loans), (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure in respect of any Class at such time exceeding such Lender’s Revolving Credit Commitment in respect of such Class at such time, (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Lenders’ Revolving Credit Exposures of any Class at such time exceeding the aggregate Revolving Credit Commitment with respect to such Class, (F) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the Aggregate Multicurrency Exposure at such time exceeding the Multicurrency Sublimit then in effect, (G) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time prior to the satisfaction of the 2019 Increased Availability Condition in the aggregate amount of the 2019 Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding $450,000,000, (H) if after giving effect thereto the sum of (I) the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans and Swingline Loans then outstanding and (II) the aggregate non-Cash Collateralized Letters of Credit Outstanding at such time exceeds $300,000,000, shall not result in the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio exceeding 7.00:1.00 (calculated on a Pro Forma Basis giving effect to all Investments, acquisitions, dispositions, mergers, consolidations and disposed operations since the last day of the most recently ended Test Period (and the change in Consolidated EBITDA resulting therefrom)) and (I) in the case of a Borrowing of New Revolving Loans by the German Borrower, shall be subject to the terms and conditions set forth in Section 21 of Amendment No. 6.
(ii)    Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the applicable Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply). On the Revolving Credit Maturity Date, all Revolving Credit Loans shall be repaid in full.
(c)    Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively the “Swingline Loans”) to the U.S. Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment,

(iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the 2019 Revolving Credit Commitment then in effect, (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time prior to the satisfaction of the 2019 Increased Availability Condition in the aggregate amount of the 2019 Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding $450,000,000 and (vi) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Maturity Date, all Swingline Loans shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from Holdings, or the U.S. Borrower, Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (A) rescission of all such notices from the party or parties originally delivering such notice or (B) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1. The Swingline Lender agrees that none of the Foreign Borrowers are Guarantors of the U.S. Borrower’s Obligation for repayment of any Swingline Loan.
(d)    On any Business Day, the Swingline Lender may, in its sole discretion, give notice to each Revolving Credit Lender that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans denominated in Dollars, in which case Revolving Credit Loans denominated in Dollars constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by each Revolving Credit Lender pro rata based on each Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Revolving Credit Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of Holdings), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing same from and after such date of purchase.
2.2    Minimum Amount of Each Borrowing; Maximum Number of Borrowings. Except as otherwise agreed by the Administrative Agent and the applicable Borrower, the aggregate principal amount of each Borrowing of Term Loans or Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 (or the Dollar Equivalent thereof) in excess thereof and Swingline Loans shall be in a minimum amount of $500,000 and in a multiple of $100,000 in excess thereof (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d) and Revolving Credit Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than five Borrowings of LIBOR Loans and EURIBOR Loans that are Term Loans and fifteen Borrowings of LIBOR Loans, EURIBOR Loans and SONIA Loans that are Revolving Credit Loans under this Agreement.
2.3    Notice of Borrowing.
(a)    [Reserved].
(b)    Whenever a Borrower desires to incur Revolving Credit Loans (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 noon (New York City Time) at least three Business Days’ prior written notice of each Borrowing of ~~LIBOR Loans that are~~ Revolving Credit Loans denominated in Dollars that are LIBOR Loans, (ii) prior to 12:00 noon (New York City Time) at least four Business Days’ prior written notice of each Borrowing of Revolving Credit Loans denominated in Euro or an Alternative Currency (other than Pounds Sterling), (iii) prior to 11:00 a.m. (London time) at least four Business Days’ prior written notice of each Borrowing of Revolving Credit Loans denominated in Pounds Sterling and (~~iii~~iv) prior to 10:00 a.m. (New York City time) on the date of such Borrowing prior written notice of each Borrowing of Revolving Credit Loans that are ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify (A) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (B) the date of Borrowing (which shall be a Business Day) ~~and~~, (C) whether the respective Borrowing shall consist of ABR Loans ~~(in the case of Revolving Credit Loans denominated in Dollars) or~~, LIBOR Loans ~~that are Revolving Credit~~, EURIBOR Loans or SONIA Loans and, if LIBOR Loans ~~that are Revolving Credit~~or EURIBOR Loans, ~~(I)~~ the Interest Period to be initially applicable thereto and (~~II~~D) whether such LIBOR Loans ~~that are Revolving Credit~~, EURIBOR Loans or SONIA Loans are to be made in Dollars, Euro, Pounds Sterling or an Alternative Currency, as applicable (if no currency is specified the Revolving Credit Loans shall be deemed to have been requested in Dollars). The Administrative Agent shall promptly give each Revolving Credit Lender written notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof, of the identity of the Borrower, and of the other matters covered by the related Notice of Borrowing, provided that with regard to the Revolving Credit Loans to be made to the UK Borrower, each such Revolving Credit Lender shall be a UK Lender.
(c)    Whenever the U.S. Borrower desires to incur Swingline Loans hereunder, it shall give the applicable Swingline Lender for Swingline Loans denominated in Dollars written notice with a copy to the Administrative Agent of each Borrowing of Swingline Loans prior to in the case of Swingline Loans denominated in Dollars, 1:30 p.m. (New York City time) on the date of such Borrowing. Each such notice shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day).
(d)    Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the applicable Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.
(e)    Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).
(f)    Without in any way limiting the obligation of a Borrower to confirm in writing any notice it shall give hereunder by telephone (which such obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of Holdings or a Borrower.
2.4    Disbursement of Funds
(a)    No later than (i) 2:00 p.m. (New York City time), in the case of a Borrowing denominated in Dollars, or (ii) 9:00 a.m. (New York City time), in the case of a Borrowing denominated in Euro or any Alternative Currency, in each case on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, Holdings and the Administrative Agent for the purpose of consummating the Transactions; provided further that all Swingline Loans shall be made available to the U.S. Borrower in the full amount thereof by the Swingline Lender no later than 4:00 p.m. (New York City time).
(b)    Each Lender shall make available all amounts it is to fund to a Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the applicable Borrower, by depositing to an account designated by Holdings or such Borrower to the Administrative Agent the aggregate of the amounts so made available in the applicable currency. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the applicable Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the applicable Borrower and such Borrower shall immediately pay such corresponding amount to the Administrative Agent in the applicable currency. The Administrative Agent shall also be entitled to recover from such Lender or such Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by such Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.
(c)    Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to, fulfill its commitments hereunder or to prejudice any rights that a Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
2.5    Repayment of Loans; Evidence of Debt
(a)    Each Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans made to such Borrower in currency in which such Revolving Credit Loans are denominated. Each Borrower shall repay to the Swingline Lender, on the Swingline Maturity Date, the then outstanding Swingline Loans made to such Borrower in Dollars. The U.S. Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the 2020 GDI Tranche B-2 Dollar Term Loan Maturity Date, the then-outstanding 2020 GDI Tranche B-2 Dollar Term Loans made to the U.S. Borrower, in Dollars. The U.S. Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the 2020 GDI Tranche B-2 Euro Term Loan Maturity Date, the then-outstanding 2020 GDI Tranche B-2 Euro Term Loans made to the U.S. Borrower, in Euros. The U.S. Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Series A New Term Loan Maturity Date, the then-outstanding Series A New Term Loans made to the U.S. Borrower, in Dollars. The Spinco Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the 2020 Spinco Tranche B-1 Dollar Term Loan Maturity Date, the then-outstanding 2020 Spinco Tranche B-1 Dollar Term Loans made to the Spinco Borrower, in Dollars. With respect to any Additional Term Loans, the applicable Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, or to the applicable Lenders, on the applicable Additional Term Loan Maturity Date for such Additional Term Loan, the then-outstanding amount of such applicable Additional Term Loans.

(b)    (i) The U.S. Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the 2020 GDI Tranche B-2 Dollar Term Loan Lenders, on each date set forth below (or, if not a Business Day, the immediately preceding Business Day) (each, a “2020 GDI Tranche B-2 Dollar Term Loan Repayment Date”), a principal amount in respect of the 2020 GDI Tranche B-2 Dollar Term Loans made to the U.S. Borrower equal to (x) the outstanding principal amount of 2020 GDI Tranche B-2 Dollar Term Loans made to the U.S. Borrower on the Amendment No. 5 Effective Date multiplied by (y) the percentage set forth below opposite such 2020 GDI Tranche B-2 Dollar Term Loan Repayment Date (each, a “2020 GDI Tranche B-2 Dollar Term Loan Repayment Amount”):

Date	Percentage
June 30, 2020	0.25%
September 30, 2020	0.25%
December 31, 2020	0.25%
March 31, 2021	0.25%
June 30, 2021	0.25%
September 30, 2021	0.25%
December 31, 2021	0.25%
March 31, 2022	0.25%
June 30, 2022	0.25%
September 30, 2022	0.25%
December 31, 2022	0.25%
March 31, 2023	0.25%
June 30, 2023	0.25%
September 30, 2023	0.25%
December 31, 2023	0.25%
March 31, 2024	0.25%
June 30, 2024	0.25%
September 30, 2024	0.25%
December 31, 2024	0.25%
March 31, 2025	0.25%
June 30, 2025	0.25%
September 30, 2025	0.25%
December 31, 2025	0.25%
March 31, 2026	0.25%
June 30, 2026	0.25%
September 30, 2026	0.25%
December 31, 2026	0.25%
2020 GDI Tranche B-2 Dollar Term Loan Maturity Date	Remaining outstanding amounts

(ii) The U.S. Borrower shall repay to the Administrative Agent, in Euros, for the benefit of the 2020 GDI Tranche B-2 Euro Term Loan Lenders, on each date set forth below (or, if not a Business Day, the immediately preceding Business Day) (each, a “2020 GDI Tranche B-2 Euro Term Loan Repayment Date”), a principal amount in respect of the 2020 GDI Tranche B-2 Euro Term Loans made to the U.S. Borrower equal to (x) the outstanding principal amount of 2020 GDI Tranche B-2 Euro Term Loans made to the U.S. Borrower on the Amendment No. 5 Effective Date multiplied by (y) the percentage set forth below opposite such 2020 GDI Tranche B-2 Euro Term Loan Repayment Date (each, a “2020 GDI Tranche B-2 Euro Term Loan Repayment Amount”):

Date	Percentage
June 30, 2020	0.25%
September 30, 2020	0.25%
December 31, 2020	0.25%
March 31, 2021	0.25%
June 30, 2021	0.25%
September 30, 2021	0.25%
December 31, 2021	0.25%
March 31, 2022	0.25%
June 30, 2022	0.25%
September 30, 2022	0.25%
December 31, 2022	0.25%
March 31, 2023	0.25%
June 30, 2023	0.25%
September 30, 2023	0.25%
December 31, 2023	0.25%
March 31, 2024	0.25%
June 30, 2024	0.25%
September 30, 2024	0.25%
December 31, 2024	0.25%
March 31, 2025	0.25%
June 30, 2025	0.25%
September 30, 2025	0.25%
December 31, 2025	0.25%
March 31, 2026	0.25%
June 30, 2026	0.25%
September 30, 2026	0.25%
December 31, 2026	0.25%
2020 GDI Tranche B-2 Euro Term Loan Maturity Date	Remaining outstanding amounts

(iii) The Spinco Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the 2020 Spinco Tranche B-1 Dollar Term Loan Lenders, on each date set forth below (or, if not a Business Day, the immediately preceding Business Day) (each, a “2020 Spinco Tranche B-1 Dollar Term Loan Repayment Date”), a principal amount in respect of the 2020 Spinco Tranche B-1 Dollar Term Loans equal to (x) the outstanding principal amount of 2020 Spinco Tranche B-1 Dollar Term Loans on the Spinco Designation Effective Date multiplied by (y) the percentage set forth below opposite such 2020 Spinco Tranche B-1 Dollar Term Loan Repayment Date (each, a “2020 Spinco Tranche B-1 Dollar Term Loan Repayment Amount”):

Date	Percentage
June 30, 2020	0.25%
September 30, 2020	0.25%
December 31, 2020	0.25%
March 31, 2021	0.25%
June 30, 2021	0.25%
September 30, 2021	0.25%
December 31, 2021	0.25%
March 31, 2022	0.25%
June 30, 2022	0.25%
September 30, 2022	0.25%
December 31, 2022	0.25%
March 31, 2023	0.25%
June 30, 2023	0.25%
September 30, 2023	0.25%
December 31, 2023	0.25%
March 31, 2024	0.25%
June 30, 2024	0.25%
September 30, 2024	0.25%
December 31, 2024	0.25%
March 31, 2025	0.25%
June 30, 2025	0.25%
September 30, 2025	0.25%
December 31, 2025	0.25%
March 31, 2026	0.25%
June 30, 2026	0.25%
September 30, 2026	0.25%
December 31, 2026	0.25%
2020 Spinco Tranche B-1 Dollar Term Loan Maturity Date	Remaining outstanding amounts

(c)
(i)    In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the applicable Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates (each a “New Term Loan Repayment Date”) set forth in the applicable Joinder Agreement, provided that the Series A New Term Loans shall be repaid by the U.S. Borrower as set forth in Section 2.5(c)(ii).
(ii)    The U.S. Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Series A New Term Loan Lenders, on each date set forth below (or, if not a Business Day, the immediately preceding Business Day) (each, a “Series A New Term Loan Repayment Date”), a principal amount in respect of the Series A New Term Loans equal to (x) the outstanding principal amount of Series A New Term Loans on the Amendment No. 6 Effective Date multiplied by (y) the percentage set forth below opposite such Series A New Term Loan Repayment Date (each, a “Series A New Term Loan Repayment Amount”):

Date	Percentage
September 30, 2020	0.25%
December 31, 2020	0.25%
March 31, 2021	0.25%
June 30, 2021	0.25%
September 30, 2021	0.25%
December 31, 2021	0.25%
March 31, 2022	0.25%
June 30, 2022	0.25%
September 30, 2022	0.25%
December 31, 2022	0.25%
March 31, 2023	0.25%
June 30, 2023	0.25%
September 30, 2023	0.25%
December 31, 2023	0.25%
March 31, 2024	0.25%
June 30, 2024	0.25%
September 30, 2024	0.25%
December 31, 2024	0.25%
March 31, 2025	0.25%
June 30, 2025	0.25%
September 30, 2025	0.25%
December 31, 2025	0.25%
March 31, 2026	0.25%
June 30, 2026	0.25%
September 30, 2026	0.25%
December 31, 2026	0.25%
Series A New Term Loan Maturity Date	Remaining outstanding amounts
.
(iii)    In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.14(g), be repaid by the applicable Borrower in the amounts (each such amount with respect to any Extended Repayment Date, an “Extended Term Loan Repayment Amount”) and on the dates (each, an “Extended Repayment Date”) set forth in the applicable Extension Amendment.
(d)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each applicable Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
(e)    The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a 2020 GDI Tranche B-2 Dollar Term Loan, 2020 GDI Tranche B-2 Euro Term Loan, 2020 Spinco Tranche B-1 Dollar Term Loan, Series A New Term Loan, other New Term Loan, Additional Term Loans, Replacement Term Loan, Revolving Credit Loan or Swingline Loan, as applicable, the Type of each Loan made, the currency in which made, the name of the applicable Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from such Borrower and each Lender’s share thereof.
(f)    The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of a Borrower therein recorded; provided, however, that the failure of any Lender, the Administrative Agent or the Swingline Lender to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.
2.6    Conversions and Continuations
(a)    Subject to the penultimate sentence of this clause (a), (x) each Borrower shall have the option on any Business Day to convert all or a portion equal to at least $5,000,000 (or the Dollar Equivalent thereof) of the outstanding principal amount of Term Loans of one Type or Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and (y) each Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans or any EURIBOR Loans as EURIBOR Loans for an additional Interest Period, provided that (i) no partial conversion of LIBOR Loans or EURIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans or EURIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans and EURIBOR Loans may not be continued as EURIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the applicable Borrowers by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (A) three Business Days’ notice, in the case of a continuation of LIBOR Loans or EURIBOR Loans or a conversion to LIBOR Loans or (B) one Business Day’s notice in the case of a conversion into ABR Loans ~~prior written notice~~ (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans or EURIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.
(b)    If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans ~~denominated in Dollars~~ and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans ~~(other than Borrowings of LIBOR Loans denominated in Euro or Alternative Currencies),~~ a Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), such Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period. Notwithstanding the foregoing, with respect to the Borrowings of ~~LIBOR~~EURIBOR Loans ~~denominated in Euro or Alternative Currencies~~, in connection with the occurrence of any of the events described in the preceding two sentences, at the expiration of the then current Interest Period each such Borrowing shall be automatically continued as a Borrowing of ~~LIBOR~~EURIBOR Loans with an Interest Period of one month.
(c)    No Loan may be converted into or continued as a Loan denominated in a different currency.
2.7    Pro Rata Borrowings. Each Borrowing of 2020 GDI Tranche B-2 Dollar Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable 2020 GDI Tranche B-2 Dollar Term Loan Commitments. Each Borrowing of 2020 GDI Tranche B-2 Euro Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable 2020 GDI Tranche B-2 Euro Term Loan Commitments. Each Borrowing of Series A New Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Series A New Term Loan Commitments. All Borrowings of Revolving Credit Loans of each Borrower shall be allocated pro rata relative to Commitments across the 2019 Revolving Credit Facility. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages. Each Borrowing of New Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.
2.8    Interest
(a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.
(b)    The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the applicable Applicable Margin for LIBOR Loans plus the ~~relevant~~ LIBOR Rate.
(c)    The unpaid principal amount of each EURIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the applicable Applicable Margin for EURIBOR Loans plus the EURIBOR Rate.
(d)    The unpaid principal amount of each SONIA Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the applicable Applicable Margin for SONIA Loans plus the Adjusted Daily Simple SONIA, in each case, in effect from time to time.
(~~c~~e)    If an Event of Default has occurred and is continuing under Section 11.1 or Section 11.5 hereto and all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% per annum or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% per annum from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).
(~~d~~f)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which the Loan is denominated; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan or SONIA Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan or EURIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in respect of each Loan, (A) on any prepayment in respect of LIBOR Loans or EURIBOR Loans, (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.
(~~e~~g)    All computations of interest hereunder shall be made in accordance with Section 5.5.
(~~f~~h)    The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, EURIBOR Loans or SONIA Loans, shall promptly notify the applicable Borrower(s) and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
2.9    Interest Periods. At the time Holdings or a Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans or EURIBOR Loans in accordance with Section 2.6(a), Holdings or such Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of Holdings or such Borrower, be a one~~, two~~, three or six month period (or, if available to all the Lenders making such LIBOR Loans or EURIBOR Loans, as determined by such Lenders in good faith based on prevailing market conditions, a twelve month or, with the consent of the Administrative Agent, a shorter period).
Notwithstanding anything to the contrary contained above:
(a)    the initial Interest Period for any Borrowing of LIBOR Loans or EURIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)    if any Interest Period relating to a Borrowing of LIBOR Loans or EURIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan or EURIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and
(d)    no Borrower shall be entitled to elect any Interest Period in respect of any LIBOR Loan or any EURIBOR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.
2.10    Increased Costs, Illegality, Etc.
(a)    In the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) and (iii) below, the Required Term Loan Lenders (with respect to Term Loans) or the Required Revolving Credit Lenders (with respect to Revolving Credit Commitments) shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
(i)    on any date for determining the LIBOR Rate or the EURIBOR Rate for any Interest Period or the Daily Simple SONIA that (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR ~~Rate~~ Borrowing, EURIBOR Borrowing or SONIA Borrowing, as applicable, are not generally available in the relevant interbank market or (y) by reason of any changes arising on or after the Closing Date affecting the relevant interbank ~~LIBOR~~ market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate, EURIBOR Rate or Daily Simple SONIA, as applicable; or
(ii)    at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans, EURIBOR Loans or SONIA Loans (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to Taxes described in clauses (i) or (ii) of paragraph (d) of this Section 2.10) because of (x) any change since the Closing Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the relevant interbank ~~LIBOR~~ market or the position of such Lender in such market; or
(iii)    at any time, that the making or continuance of any LIBOR Loan, EURIBOR Loan or SONIA Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the relevant interbank ~~LIBOR~~ market;
then, and in any such event, such Required Term Loan Lenders or Required Revolving Credit Lenders, as applicable (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to Holdings and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans, EURIBOR Loans or SONIA Loans, as applicable, shall no longer be available until such time as the Administrative Agent notifies Holdings and the Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans ~~(~~, EURIBOR Loans or SONIA Loans, as applicable, shall be deemed rescinded (in each case, to the extent of ~~the~~such affected ~~LIBOR~~ Loans or Interest Periods) ~~shall be deemed rescinded~~ by the applicable Borrower, and (i) if such ~~LIBOR~~ Loans are denominated in Dollars, will be deemed to have converted such request into a request for a Borrowing of, or conversion to, ABR Loans in the amount specified therein or (ii) if such ~~LIBOR~~ Loans are denominated in Euros or any Alternative Currency, will be deemed to have converted such request into a request for Borrowing of, or conversion to, Loans that bear interest at a rate reasonably determined by the Administrative Agent and the U.S. Borrower, after consultation with the applicable Lenders, to compensate the applicable Lenders for such Loans for the applicable period plus the Applicable Margin for ~~LIBOR~~

~~Loans~~such Loan of the applicable Class, (y) in the case of clause (ii) above, the applicable Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Term Loan Lenders or Required Revolving Credit Lenders, as applicable, in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to such Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of subclause (iii) above, such Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.
(b)    At any time that any LIBOR Loan, EURIBOR Loan or SONIA Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the applicable Borrower may (and in the case of a LIBOR Loan, EURIBOR Loan or SONIA Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected ~~LIBOR~~ Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent written notice thereof on the same date that such Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected ~~LIBOR~~ Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such ~~LIBOR~~ Loan (i) if such ~~LIBOR~~ Loan is denominated in Dollars, into an ABR Loan, or (ii) if such ~~LIBOR~~ Loan is denominated in Euros or any Alternative Currency, into a Loan that bears interest at a rate reasonably determined by the Administrative Agent and the U.S. Borrower, after consultation with the applicable Lenders, to compensate the applicable Lenders for such Loans for the applicable period plus the Applicable Margin for ~~LIBOR~~such Loans of the applicable Class, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).
(c)    If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the applicable Borrower(s) shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on or requesting such compensation from borrowers (similarly situated to the Borrowers hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to such Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish such Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.
(d)    It is understood that this Section 2.10 shall not apply to (i) Taxes indemnifiable under Section 5.4 or (ii) Excluded Taxes.
(e)    Notwithstanding the foregoing, the payment of additional amounts pursuant to this Section 2.10 from market disruption shall be limited to circumstances generally affecting the banking market.
2.11    Compensation. If (a) any payment of principal of any LIBOR Loan or EURIBOR Loan is made by a Borrower to or for the account of a Lender other than on the last day of the Interest Period for such ~~LIBOR~~ Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans or EURIBOR Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan or EURIBOR Loan is not continued as a LIBOR Loan or a EURIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan or EURIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, such Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan or EURIBOR Loan.
2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the applicable Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of such Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.
2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the applicable Borrower.
2.14    Incremental Facilities.
(a)    Any Borrower may by written notice to Administrative Agent elect to request the establishment of one or more (x) additional tranches of term loans or increases in term loans of any Class (the commitments thereto, the “New Term Loan Commitments”), (y) increases in Revolving Credit Commitments of any Class (the “New Revolving Credit Commitments”) and/or (z) additional tranches of Revolving Credit Commitments (which may be incurred in Dollars, Euros, Pounds Sterling or any other Alternative Currency) (the “Additional Revolving Credit Commitments” and, together with the New Revolving Credit Commitments, the “Incremental Revolving Credit Commitments; and together with the New Term Loan Commitments and the New Revolving Credit Commitments, the “New Loan Commitments”), which may be incurred in Dollars, Euros, Pounds Sterling or any other Alternative Currency, by an aggregate amount not in excess of the Maximum Incremental Facilities Amount in the aggregate and not less than $5,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and all such New Loan Commitments obtained on or prior to such date). Each such notice shall specify the date (each, an “Increased Amount Date”) on which such Borrower proposes that the New Loan Commitments shall be effective. Each Borrower may approach any Lender or any Person (other than a natural person) to provide all or a portion of the New Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment. In each case, such New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) no Event of Default (except in connection with a Limited Condition Transaction or other acquisition or investment, in which case no Event of Default under Section 11.1 or Section 11.5) shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable, and subject to Section 1.7, (ii) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by such Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e) and (iii) such Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable. Any New Term Loans made on an Increased Amount Date shall, at the election of the applicable Borrower and agreed to by Lenders providing such New Term Loans, be designated as (A) a separate series (a “Series”) of New Term Loans for all purposes of this Agreement or (B) as part of a Series of existing Term Loans for all purposes of this Agreement.
(b)    On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (x) with respect to New Revolving Credit Commitments, each of the Lenders with Revolving Credit Commitments of such Class shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Loan Lender”) and each of the New Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Credit Commitments of such Class, at the principal amount thereof and in the applicable currency or currencies, such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Credit Loans of such Class will be held by existing Revolving Credit Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments of such Class after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments, and (y) with respect to Incremental Revolving Credit Commitments, (i) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made under a New Revolving Credit Commitment (a “New Revolving Loan”) and each Loan made under an Additional Revolving Credit Commitment (an “Additional Revolving Credit Loan” and, together with New Revolving Loans, the “Incremental Revolving Credit Loans”) shall be deemed, for all purposes, Revolving Credit Loans and (ii) each New Revolving Loan Lender and each Lender with an Additional Revolving Credit Commitment (each an “Additional Revolving Credit Lender” and, together with the New Revolving Loan Lenders, the “Incremental Revolving Credit Lenders”) shall become a Lender with respect to the New Revolving Credit Commitment or the Additional Revolving Credit Commitment, as applicable, and all matters relating thereto; provided that the Administrative Agent, the Swingline Lender and the Letter of Credit Issuers shall have consented (not to be unreasonably withheld or delayed) to such Lender’s providing such Incremental Revolving Credit Commitment to the extent such consent, if any, would be required under Section 13.6 for an assignment of Revolving Credit Loans or Revolving Credit Commitments, as applicable, to such Lender.
(c)    On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a Loan to the applicable Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.
(d)    The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be on terms and documentation set forth in the Joinder Agreement as determined by the applicable Borrower; provided that (i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the Latest 2020 Term Loan Maturity Date; (ii) the weighted average life to maturity of all New Term Loans shall be no shorter than the weighted average life to maturity of any then existing Class of 2020 Term Loans (calculated without giving effect to any prepayments), (iii) the pricing, interest rate margins, discounts, premiums, rate floors, fees and amortization schedule applicable to any New Term Loans shall be determined by the applicable Borrower; provided that, with respect to any New Term Loan incurred pursuant to clause (e) of the definition of Maximum Incremental Facilities Amount and that matures earlier than the date that is two years after the Latest 2020 Term Loan Maturity Date, only during the period commencing on the Amendment No. 5 Effective Date and ending on the date that is six months after the Amendment No. 5 Effective Date, if the Effective Yield for LIBOR Loans or ABR Loans in respect of such New Term Loans exceeds the Effective Yield for LIBOR Loans or ABR Loans in respect of any then existing Class of 2020 Term Loans of the same currency at such time by more than 0.75%, the Applicable Margin for LIBOR Loans or ABR Loans in respect of such then existing Class of 2020 Term Loans of the same currency shall be adjusted so that the Effective Yield in respect of such then existing Class of 2020 Term Loans of the same currency is equal to the Effective Yield for LIBOR Loans or ABR Loans in respect of the New Term Loans minus 0.75% (the terms of this proviso to this clause (iii), the “MFN Protection”); and (iv) to the extent such terms and documentation are not consistent with the 2020 Term Loans (except to the extent permitted by clause (i), (ii) or (iii) above), they shall be reasonably satisfactory to the Administrative Agent (it being understood that, (A) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is added for the benefit of any corresponding Term Loans remaining outstanding after the issuance or incurrence of such Indebtedness and (B) no consent shall be required by the Administrative Agent or any of the Lenders if any covenants or other provisions are only applicable after the Latest Term Loan Maturity Date at the time such New Term Loans and New Term Loan Commitments are incurred); provided further that (x) clauses (i) and (ii) shall not apply to up to an amount equal to the greater of (A) $1,600,000,000 or (B) 100% of Consolidated EBITDA for the four consecutive fiscal quarters of Holdings most recently ended on or prior to such date of determination in respect of New Term Loans or Permitted Other Indebtedness (as selected by the U.S. Borrower) (the “Maturity Carveout Amount”) and (y) the MFN Protection shall not apply to (I) up to the greater of (1) $800,000,000 and (2) 50.0% of Consolidated EBITDA for the most recently ended Test Period (as selected by the U.S. Borrower) of New Term Loans and (II) any New Term Loans incurred in connection with a Permitted Acquisition or other Permitted Investment.
(e)    The terms and provisions of the Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans shall be identical to the Initial Revolving Credit Commitments and the related Initial Revolving Credit Loans, other than, solely with respect to Additional Revolving Credit Commitments and Additional Revolving Credit Loans, the Maturity Date and as set forth in this Section 2.14(e); provided that, notwithstanding anything to the contrary in this Section 2.14 or otherwise:
(i)    any such Incremental Revolving Credit Commitments or Incremental Revolving Credit Loans shall rank equal in right of payment and of security with the Revolving Credit Loans and the 2020 Term Loans,

(ii)    any such Additional Revolving Credit Commitments or Additional Revolving Credit Loans shall not mature earlier than the Initial Revolving Credit Commitments and related Revolving Credit Loans at the time of incurrence of such Incremental Revolving Credit Commitments,
(iii)    the borrowing and repayment (except for (A) payments of interest and fees at different rates on Additional Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Additional Revolving Credit Commitments, and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (v) below)) of Loans with respect to Additional Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments on such Increased Amount Date,
(iv)    subject to the provisions of Section 2.1(c) and Section 3.12 to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exists Additional Revolving Credit Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments of the same Class in accordance with their percentage of such Revolving Credit Commitments on the applicable Increased Amount Date (and except as provided in Section 3.12, without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued in respect of such Class),
(v)    the permanent repayment of Revolving Credit Loans with respect to, and termination of, Additional Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class of Revolving Credit Loans with a later maturity date than such Class of Revolving Credit Loans,
(vi)    assignments and participations of Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans on the applicable Increased Amount Date,
(vii)    any Additional Revolving Credit Commitments may constitute a separate Class, as the case may be, of Commitments from the Classes constituting the applicable Revolving Credit Commitments prior to such Increased Amount Date,
(viii)    the pricing, fees, maturity and other immaterial terms of the Additional Revolving Credit Loans may be different and shall be determined by the Borrowers and the Lenders thereunder so long as the final maturity date and the weighted average life to maturity of any Additional Revolving Credit Loans and Additional Revolving Credit Commitments, as applicable, shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life to maturity, as applicable, of the Initial Revolving Credit Commitments and related Initial Revolving Credit Loans, and
(ix)    to the extent that any financial maintenance covenant is added for the benefit of any such Incremental Revolving Credit Commitments or Incremental Revolving Credit Loans, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is also added for the benefit of any Revolving Credit Commitments or Revolving Credit Loans remaining outstanding after the issuance or incurrence of such Incremental Revolving Credit Commitments or Incremental Revolving Credit Loans.
(f)    Each Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.
(g)
(i)    Any Borrower may at any time and from time to time request that all or a portion of the Term Loans (including any New Term Loans and/or Additional Term Loans) of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Term Loans, the U.S. Borrower, the Spinco Borrower or other applicable Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to the Term Loans of the Existing Term Loan Class from which they are to be converted except (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (iv) of this Section 2.14(g) below), (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or applicable high-yield discount obligation (“AHYDO”) payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment and (z) a financial maintenance covenant may be added for the benefit of any Extended Term Loans to the extent that such financial maintenance covenant is (I) also added for the benefit of any existing Loans or (II) only applicable after the Latest Term Loan Maturity Date; provided that, notwithstanding anything to the contrary in this Section 2.14 or otherwise, no Extended Term Loans may be optionally prepaid prior to the date on which the Existing Term Loan Class from which they were converted is repaid in full except in accordance with the last sentence of Section 5.1(a). No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.
(ii)    Each applicable Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class, any Extended Revolving Credit Commitments and/or any Incremental Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Revolving Credit Commitments, the applicable Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which terms shall be identical to those applicable to the Existing Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment”) except (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (x) (A) the interest margins with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins for the Specified Existing Revolving Credit Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A), (y) the revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the revolving credit commitment fee rate for the Specified Existing Revolving Credit Commitment and (z) a financial maintenance covenant may be added for the benefit of any Extended Revolving Credit Loans to the extent that such financial maintenance covenant is (I) also added for the benefit of any existing Loans or (II) only applicable after the Revolving Credit Termination Date, in each case, to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.14(f) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Extended Revolving Credit Commitments shall be made on a pro rata basis with all other Original Revolving Credit Commitments and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 13.6. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any

Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of Revolving Credit Commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).
(iii)    Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all other Original Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Swingline Loans under Section 2.1(c) and Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the Swingline Maturity Date and/or the Revolving Letter of Credit Maturity Date may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the applicable Letter of Credit Issuer, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).
(iv)    Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by this Section 2.14(g)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Term Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $5,000,000. In addition to any terms and changes required or permitted by Section 2.14(g)(i) or (ii), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of New Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(g) and without limiting the generality or applicability of Section 13.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(g)(i) or (ii) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (A) consents applicable to holders of New Term Loans, Additional Term Loans and New Revolving Credit Commitments provided for in any Joinder Agreement and (B) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.
(v)    Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clauses (i) and/or (ii) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of Revolving Credit Commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.
(vi)     The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14(g) (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14(g).
2.15    Permitted Debt Exchanges.
(a)    Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by a Borrower, the applicable Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii)  the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by such Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by such Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to such Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans of a given Class (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by such Borrower pursuant to such Permitted Debt Exchange Offer, then such Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with such Borrower and the Administrative Agent, and (vi) any applicable Minimum Tender Condition shall be satisfied.

(b)    With respect to all Permitted Debt Exchanges effected by any of the Borrowers pursuant to this Section 2.15, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $50,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing clause (ii) a Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in such Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.
(c)    In connection with each Permitted Debt Exchange, the U.S. Borrower and/or other applicable Borrower and the Administrative Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.15 and without conflict with Section 2.15(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the U.S. Borrower and/or other applicable Borrower and the Administrative Agent) of time following the date on which the Permitted Debt Exchange Offer is made.
(d)    The applicable Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with such Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.
2.16    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    the Commitment Fee shall cease to accrue on the Commitment of such Lender so long as it is a Defaulting Lender;
(b)    if any Swingline Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of such Swingline Exposure and Letter of Credit Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and Letter of Credit Exposure does not exceed the total of all non- Defaulting Lenders’ Revolving Credit Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, Cash Collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding;
(iii)    if any portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized pursuant to clause (ii) above, the Borrowers shall not be required to pay the Letter of Credit Fee with respect to such portion of such Defaulting Lender’s Letter of Credit Exposure so long as it is cash collateralized;
(iv)    if any portion of such Defaulting Lender’s Letter of Credit Exposure is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the Letter of Credit Fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Revolving Credit Commitment Percentages; or
(v)    if any portion of such Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.16(b), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Lender hereunder, the Letter of Credit Fee payable with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Letter of Credit Issuer until such Letter of Credit Exposure is cash collateralized and/or reallocated;
(c)    so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Letter of Credit Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with Section 2.16(b), and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (and Defaulting Lenders shall not participate therein); and
(d)    any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 13.8(a) but excluding Section 13.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and Holdings, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by a Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 7 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.
In the event that the Administrative Agent, the Borrowers, the Letter of Credit Issuer or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Commitment Percentage. The rights and remedies against a Defaulting Lender under this Section 2.16 are in addition to other rights and remedies that the Borrowers, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.16 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.
Section 3.    Letters of Credit
3.1    Letters of Credit.
(a)    Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Facility Maturity Date, each Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, to issue from time to time from the Closing Date through the L/C Facility Maturity Date upon the request of, and for the direct or indirect benefit of, Holdings, any Borrower and the Restricted Subsidiaries, a letter of credit or bank guarantee or letters of credit or bank guarantees in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion, which Letters of Credit, unless otherwise agreed by the applicable Letter of Credit Issuer, (i) shall not exceed such Letter of Credit Issuer’s Letter of Credit Commitment and (ii) in the aggregate (but excluding any 2019 Existing Letter of Credit) shall not exceed the aggregate Letter of Credit Commitments of all Letter of Credit Issuers; provided that a Borrower shall be (or, in the case of any Designated Letter of Credit, the U.S. Borrower shall be deemed to be) a co-applicant and shall be jointly and severally liable with respect to, each Letter of Credit issued for the account of Holdings or a Restricted Subsidiary; provided, however, no Foreign Borrower shall be liable for a Letter of Credit unless such Foreign Borrower is the co-applicant of such Letter of Credit or such Letter of Credit is issued for the account of such Foreign Borrower or any of its Subsidiaries.

(b)    Notwithstanding the foregoing, (i) unless otherwise agreed by the applicable Letter of Credit Issuer, no Letter of Credit shall be issued the Stated Amount of which, (A) when added to the Letters of Credit Outstanding at such time, would exceed the aggregate Letter of Credit Commitments of all Letter of Credit Issuers then in effect or (B) with respect to any Letter of Credit Issuer, when added to the Letters of Credit Outstanding at such time in respect of Letters of Credit issued by such Letter of Credit Issuer, would exceed such Letter of Credit Issuer’s Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) no Letter of Credit shall be issued the Stated Amount of which would at any time prior to the satisfaction of the 2019 Increased Availability Condition cause the aggregate amount of the 2019 Revolving Credit Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed $450,000,000; (iv) no Letter of Credit in Euro or the Alternative Currency shall be issued the Stated Amount of which would cause the Aggregate Multicurrency Exposures at the time of the issuance thereof to exceed the Multicurrency Sublimit then in effect; (v) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof (except as set forth in Section 3.2(d)), provided that in no event shall such expiration date occur later than the L/C Facility Maturity Date, in each case, unless otherwise agreed upon by the Letter of Credit Issuer; (vi) each Letter of Credit shall be denominated in Dollars, Euro or an Alternative Currency; (vii) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (viii) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.
(c)    Upon at least two Business Days’ prior written notice to the Administrative Agent and the Letter of Credit Issuer (which the Administrative Agent shall promptly notify the applicable Lenders), each Borrower shall have the right, on any day, permanently to terminate or reduce the aggregate Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, (i) the Letters of Credit Outstanding shall not exceed the aggregate Letter of Credit Commitment of all Letter of Credit Issuers and (ii) with respect to any Letter of Credit Issuer, the Letters of Credit Outstanding in respect of Letters of Credit issued by such Letter of Credit Issuer shall not exceed such Letter of Credit Issuer’s Letter of Credit Commitment, unless otherwise agreed by the applicable Letter of Credit Issuer.
(d)    The parties hereto agree that the Existing Letters of Credit and the Designated Letters of Credit shall be deemed to be Letters of Credit for all purposes under this Agreement, without any further action by the Borrowers, any Letter of Credit Issuer, any Lender or any other Person.
(e)    The Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it;
(ii)    the issuance of such Letter of Credit would violate one or more policies of the Letter of Credit Issuer applicable to letters of credit generally;
(iii)    except as otherwise agreed by the Administrative Agent, the Letter of Credit Issuer and the U.S. Borrower, such Letter of Credit is in an initial Stated Amount less than $100,000 or the Dollar Equivalent thereof, in the case of a commercial Letter of Credit, or $10,000 or the Dollar Equivalent thereof, in the case of a standby Letter of Credit;
(iv)    unless otherwise agreed by the Administrative Agent and the applicable Letter of Credit Issuer, such Letter of Credit is denominated in a currency other than Dollars, Euro or an Alternative Currency;

(v)    such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder;
(vi)    a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrowers have entered into arrangements reasonably satisfactory to the Letter of Credit Issuer to eliminate the Letter of Credit Issuer’s risk with respect to such Revolving Credit Lender or such risk has been reallocated in accordance with Section 2.16; or
(vii)    the request (A) is not for a standby Letter of Credit or (B) is for a bank guarantee; or
(viii)    solely in the case of Standard Chartered Bank, the request is for a standby Letter of Credit.
(f)    The Letter of Credit Issuer shall not amend any Letter of Credit if the Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(g)    The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(h)    The Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Letter of Credit Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included the Letter of Credit Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Letter of Credit Issuer.
(i)    The parties hereto agree that the 2019 Existing Letters of Credit shall be deemed to be Letters of Credit for all purposes under this Agreement, without any further action by the Borrowers, the Letter of Credit Issuer or any other Person, provided, that, the Credit Parties agree to not extend or renew any of the 2019 Existing Letters of Credit.
3.2    Letter of Credit Requests.
(a)    Whenever a Borrower desires that a Letter of Credit be issued for its account or amended, it shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least two (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance or amendment; provided that, in the case of any Letter of Credit to be issued or amended by Deutsche Bank AG, New York Branch or any of its Affiliates or branches, the applicable Borrower shall give such Letter of Credit Request to the Administrative Agent and Deutsche Bank AG, New York Branch or such Affiliate or branch by no later than 1:00 p.m. (New York City time) at least five Business Days prior to the proposed date of issuance or amendment. Each notice shall be executed by such Borrower and shall be substantially in the form of Exhibit E (each a “Letter of Credit Request”).
(b)    In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the Stated Amount thereof in the relevant currency; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (vii) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, the applicable Borrower shall furnish to the Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or the Administrative Agent may reasonably require.
(c)    Promptly after receipt of any Letter of Credit Request, the Letter of Credit Issuer will confirm with the Administrative Agent in writing that the Administrative Agent has received a copy of such Letter of Credit Request from the applicable Borrower and, if not, the Letter of Credit Issuer will provide the Administrative Agent with a copy thereof. Unless the Letter of Credit Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Sections 6 and 7 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices.
(d)    If the applicable Borrower so requests in any applicable Letter of Credit Request, the Letter of Credit Issuer may agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the applicable Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the applicable Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Facility Maturity Date, unless otherwise agreed upon by the Letter of Credit Issuer; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (i) the Letter of Credit Issuer has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received written notice on or before the day that is five Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or the applicable Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.
(e)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit (including any Existing Letter of Credit and any 2019 Existing Letter of Credit) to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the last Business Day of each month, each Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit (including any Existing Letter of Credit and any 2019 Existing Letter of Credit) issued by it that are outstanding at such time.
(f)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the applicable Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).
3.3    Letter of Credit Participations.
(a)    Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of such Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.
(b)    In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.
(c)    In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the applicable Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of the Dollar Equivalent of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined in the final non-appealable judgment of a court of competent jurisdiction. If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York City time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such payment no later than 1:00 p.m. (New York City time) on such Business Day in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.
(d)    Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid Reimbursement Obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such Reimbursement Obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the Dollar Equivalent of the amount so paid in respect of such Reimbursement Obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.
(e)    The obligations of the L/C Participants to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:
(i)    any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
(ii)    the existence of any claim, set-off, defense or other right that a Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between a Borrower and the beneficiary named in any such Letter of Credit);

(iii)    any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
(v)    the occurrence of any Default or Event of Default;
provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer, as determined in the final non-appealable judgment of a court of competent jurisdiction.
3.4    Agreement to Repay Letter of Credit Drawings.
(a)    Each applicable Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment with respect to any drawing under any Letter of Credit in the same currency in which such drawing was made unless (i) the Letter of Credit Issuer (at its option) shall have specified in the notice of drawing that it will require reimbursement in Dollars, or (ii) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower shall have notified the Letter of Credit Issuer promptly following receipt of the notice of drawing that the applicable Borrower will reimburse the Letter of Credit Issuer in Dollars; provided that no Foreign Borrower shall be liable for a Letter of Credit unless such Foreign Borrower is the co-applicant of such Letter of Credit or such Letter of Credit is issued for the account of such Foreign Borrower or any of its Subsidiaries. In the case of any reimbursement in Dollars of a drawing of a Letter of Credit denominated in Euro or an Alternative Currency, the Letter of Credit Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Any such reimbursement shall be made by the applicable Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the applicable Borrower receives notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be (A) with respect to a Letter of Credit denominated in Dollars, the Applicable Margin for ABR Loans that are Revolving Credit Loans plus the ABR as in effect from time to time ~~and~~, (B) with respect to a Letter of Credit denominated in Euros ~~or an Alternative Currency~~ , the Applicable Margin for ~~LIBOR~~EURIBOR Loans that are Revolving Credit Loans plus the ~~LIBOR~~Adjusted Daily Simple ESTR as in effect from time to time, (C) with respect to a Letter of Credit denominated in Pounds Sterling, the Applicable Margin for SONIA Loans plus the Adjusted Daily Simple SONIA as in effect from time to time and (D) with respect to a Letter of Credit denominated in an Alternative Currency (other than Sterling), the Applicable Margin for LIBOR Loans that are Revolving Credit Loans plus (x) the LIBOR as in effect from time to time, providedOvernight Rate for such Alternative Currency or (y) if the Administrative Agent reasonably determines that it is unable to determine such rate referred to in clause (x) above with respect to such Alternative Currency, then a rate per annum reasonably determined by the Administrative Agent and the U.S. Borrower, provided that, if such rate as so determined pursuant to clause (x) or (y) would be less than zero, such rate will be deemed to be zero; provided that, notwithstanding anything contained in this Agreement to the contrary, (I) unless such Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 1:00 p.m. (New York City time) on the Reimbursement Date that such Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, such Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be ABR Loans) on the Reimbursement Date in the amount, or Dollar Equivalent of the amount, as applicable, of such drawing and (II) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to such Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the applicable Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the applicable Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the applicable Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.
(b)    The obligations of the Borrowers under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that such Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing and without regard to any adverse change in the relevant exchange rates or in the availability of Euro or the Alternative Currency to such Borrower or in the relevant currency markets generally, provided that such Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined in the final non-appealable judgment of a court of competent jurisdiction.
3.5    Increased Costs. If after the Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (x) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to (a) Taxes indemnifiable under Section 5.4 or (b) Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the applicable Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to Letter of Credit issued on account of such Borrower)), such Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. A certificate submitted to the applicable Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on such Borrower absent clearly demonstrable error.
3.6    New or Successor Letter of Credit Issuer.
(a)    The Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders, Holdings and the Borrowers. The applicable Borrower may replace a Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and the Letter of Credit Issuer. The Borrowers may (i) add Letter of Credit Issuers under this Agreement at any time upon notice to the Administrative Agent and/or (ii) with the consent of the applicable Letter of Credit Issuer, increase the Letter of Credit Commitment of an existing Letter of Credit Issuer. If the Letter of Credit Issuer shall resign or be replaced, or if the Borrowers shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrowers may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other

Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrowers shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and 4.1(d); provided that no Foreign Borrower shall be liable for a Letter of Credit unless such Foreign Borrower is the co-applicant of such Letter of Credit or such Letter of Credit is issued for the account of such Foreign Borrower or any of its Subsidiaries. The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrowers and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. Any increase in the Letter of Credit Commitment of a Letter of Credit Issuer in accordance with this Agreement shall be evidenced by an agreement entered into by such Letters of Credit Issuer, in a form satisfactory to the Borrowers and the Administrative Agent. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the applicable Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the applicable Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer. Notwithstanding anything to the contrary in Section 13.1, the Administrative Agent, with the consent of the Borrowers, may amend Schedule B to Amendment No. 4 to reflect any change to the Letter of Credit Issuers or Letter of Credit Commitments pursuant to this Section 3.6(a).
(b)    To the extent there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the applicable Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.
3.7    Role of Letter of Credit Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (b) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude such Borrower’s pursuit of such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, such Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
3.8    Cash Collateral.
(a)    Upon the request of the Required Revolving Credit Lenders if, as of the L/C Facility Maturity Date, there are any Letters of Credit Outstanding, each applicable Borrower shall immediately Cash Collateralize the then Letters of Credit Outstanding for which such Borrower is (directly or indirectly) liable.
(b)    The Administrative Agent acting in its reasonable discretion, may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in the event such Cash Collateral previously provided is inadequate as a result of exchange rate fluctuations.
(c)    If any Event of Default shall occur and be continuing, the Administrative Agent or the Revolving Credit Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure may require that the L/C Obligations be Cash Collateralized.
(d)    For purposes of this Section 3.8, “Cash Collateralize” (or provide “Cash Collateral”) means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in the currencies in which the Letters of Credit Outstanding are denominated and in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Each Borrower hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing to secure its obligations under the Letters of Credit Outstanding. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent.
3.9    Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit or a 2019 Existing Letter of Credit), (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
3.10    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
3.11    Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or a Restricted Subsidiary, the applicable Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. Each applicable Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings or Restricted Subsidiaries inures to the benefit of such Borrower if it acted as a co-applicant, and that such Borrower’s business derives substantial benefits from the businesses of Holdings and all Restricted Subsidiaries.
3.12    Provisions Related to Extended Revolving Credit Commitments. If the L/C Facility Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (a) if consented to by the applicable Letter of Credit Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the L/C Facility Maturity Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (b) to the extent not reallocated pursuant to immediately preceding clause (a), the applicable Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the applicable Letter of Credit Issuers and the Borrowers, without the consent of any other Person.
3.13    Letter of Credit Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Letter of Credit Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent a report (a “Letter of Credit Report”), as set forth below, reasonably prior to the time that such Letter of Credit Issuer issues, amends, renews, increases or extends a Letter of Credit, setting forth the following information:
(a)    the date of such issuance, amendment, renewal, increase or extension and the Stated Amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);
(b)    on each Business Day on which such Letter of Credit Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;
(c)    on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such Letter of Credit Issuer on such day, the date of such failure and the amount of such payment;
(d)    on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Letter of Credit Issuer;
(e)    in connection with the monthly Letter of Credit Report required pursuant to clause (f)(i) below, such Letter of Credit Report shall specify, with respect to each Letter of Credit of such Letter of Credit Issuer then outstanding, (i) the currency in which such Letter of Credit is denominated, (ii) the maximum amount available to be drawn under such Letter of Credit in the applicable currency as of such date (determined without regard to whether any conditions to drawing could then be met and, with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the amount thereof, with the maximum amount available to be drawn being deemed to be the maximum stated amount thereof after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time), (iii) the Stated Amount of such Letter of Credit, (iv) the Spot Rate used to calculate the Stated Amount and (v) the reference number of such Letter of Credit; and
(f)    for so long as any Letter of Credit issued by a Letter of Credit Issuer is outstanding, such Letter of Credit Issuer shall deliver to the Administrative Agent (i) on the last Business Day of each calendar month, (ii) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (iii) on each date that (A) a Letter of Credit extension occurs or (B) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such Letter of Credit Issuer.

Section 4.    Fees and Commitment Reductions
4.1    Fees.
(a)    Without duplication, the U.S. Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date to the Revolving Credit Termination Date; provided that prior to the satisfaction of the 2019 Increased Availability Condition, such Commitment Fee shall only be payable on the undrawn portion of the $450,000,000 of the 2019 Revolving Credit Commitment available to be drawn by the Borrowers. Each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b)    Without duplication, each applicable Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit issued on such Borrower’s or any of its Subsidiaries’ behalf (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for Letter of Credit Fees less the Fronting Fee set forth in clause (d) below. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
(c)    Without duplication, each Borrower agrees to pay to the Administrative Agent in Dollars, for its own respective account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.
(d)    Without duplication, each Borrower agrees to pay to each Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it on such Borrower’s behalf (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit subject to a minimum of $500 per annum (or at such other rate per annum as agreed in writing between such Borrower and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
(e)    Without duplication, each Borrower agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance or renewal of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and such Borrower shall have agreed upon for issuances or renewals of, drawings under or amendments of, letters of credit issued by it.
(f)    Notwithstanding the foregoing, no Borrower shall be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.
4.2    Voluntary Reduction of Revolving Credit Commitments. Upon at least two Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), each Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(g), the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(g) of Revolving Credit Commitments and Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.14(g) prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) such Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class.
4.3    Mandatory Termination and Reduction of Commitments.
(a)    The Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.
(b)    The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the Swingline Maturity Date.

(c)    The New Term Loan Commitment for any Series shall, unless otherwise provided in the applicable Joinder Agreement, terminate at 5:00 p.m. (New York City time) on the Increased Amount Date for such Series.
(d)    The 2020 GDI Tranche B-2 Dollar Term Loan Commitments and the 2020 GDI Tranche B-2 Euro Term Loan Commitments shall terminate at 5:00 p.m. (New York City time) on the Amendment No. 5 Effective Date.
(e)    If the 2019 Increased Availability Condition has not been satisfied prior to the 2019 Revolving Commitment Reduction Date, the 2019 Revolving Credit Commitments shall be automatically and permanently reduced pursuant to the 2019 Mandatory Revolving Commitment Reduction on the 2019 Revolving Commitment Reduction Date.
Section 5.    Payments
5.1    Voluntary Prepayments.
(a)    Each Borrower shall have the right to prepay its Term Loans, Revolving Credit Loans and Swingline Loans, as applicable, in each case, other than as set forth in Section 5.1(b), without premium or penalty, in whole or in part from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans, EURIBOR Loans or SONIA Loans) the specific Borrowing(s) pursuant to which such prepayments are to be made, which notice shall be given by such Borrower no later than 12:00 Noon (New York City time) (A) in the case of LIBOR Loans ~~denominated in Dollars or Euro~~or EURIBOR Loans, three ~~Business Days prior to, (~~ Business Days prior to, (B) in the case of ~~LIBOR Loans denominated in an Alternative Currency~~SONIA Loans, four ~~Business Days prior to, (~~ Business Days prior to, (C) in the case of ABR Loans (other than Swingline Loans), one Business Day prior to or (D) in the case of Swingline Loans, on~~,~~ the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (ii) except as otherwise agreed by the Administrative Agent and the applicable Borrower, each partial prepayment of (A) any Borrowing of LIBOR Loans ~~denominated in Dollars or any Alternative Currency other than Euro~~or SONIA Loans shall be in a minimum amount of $5,000,000 (or the Dollar Equivalent thereof) and in multiples of $1,000,000 (or the Dollar Equivalent thereof) in excess thereof, (B) any ABR Loans (other than Swingline Loans) shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof, (C) any Loans denominated in Euro shall be in a minimum amount of €5,000,000 and in multiples of €1,000,000 in excess thereof and (D) Swingline Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of LIBOR Loans, EURIBOR Loans or SONIA Loans made pursuant to a single Borrowing shall reduce the outstanding ~~LIBOR~~ Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such ~~LIBOR~~ Loans and (iii) in the case of any prepayment of LIBOR Loans or EURIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, such Borrower shall, after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (x) applied to the Class or Classes of Term Loans as such Borrower may specify and (y) applied to reduce 2020 GDI Tranche B-2 Dollar Term Loan Repayment Amounts, 2020 GDI Tranche B-2 Euro Term Loan Repayment Amounts, 2020 Spinco Tranche B-1 Dollar Term Loan Repayment Amounts, any New Term Loan Repayment Amounts (including the Series A New Term Loan Repayment Amounts) and, subject to Section 2.14(g), Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order as such Borrower may specify (and absent such direction, in direct order of maturity thereof). At the applicable Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender. Notwithstanding the foregoing, such Borrower may not repay Extended Term Loans of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Term Loans of the Existing Term Loan Class from which such Extended Term Loans were converted (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full).
(b)    In the event that, prior to the date that is six months after the Amendment No. 5 Effective Date, the U.S. Borrower or Spinco Borrower, as the case may be, (i) makes any prepayment of 2020 GDI Tranche B-2 Dollar Term Loans, 2020 GDI Tranche B-2 Euro Term Loans or 2020 Spinco Tranche B-1 Dollar Term Loans, as applicable, in connection with any Repricing Transaction the primary purpose (as determined by such Borrower in good faith) of which is to decrease the Effective Yield on such 2020 GDI Tranche B-2 Dollar Term Loans, 2020 GDI Tranche B-2 Euro Term Loans or 2020 Spinco Tranche B-1 Dollar Term Loans, as applicable, or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such 2020 GDI Tranche B-2 Dollar Term Loans, 2020 GDI Tranche B-2 Euro Term Loans or 2020 Spinco Tranche B-1 Dollar Term Loans, as applicable, such Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of such 2020 GDI Tranche B-2 Dollar Term Loans, 2020 GDI Tranche B-2 Euro Term Loans or 2020 Spinco Tranche B-1 Dollar Term Loans, as applicable, being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate amount of such 2020 GDI Tranche B-2 Dollar Term Loans, 2020 GDI Tranche B-2 Euro Term Loans or 2020 Spinco Tranche B-1 Dollar Term Loans, as applicable, outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.
(c)    In the event that, prior to the date that is six months after the Amendment No. 6 Effective Date, the U.S. Borrower (i) makes any prepayment of Series A New Term Loans in connection with any Repricing Transaction the primary purpose (as determined by the U.S. Borrower in good faith) of which is to decrease the Effective Yield on such Series A New Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the Series A New Term Loans, the U.S. Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of such Series A New Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate amount of such Series A New Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.
5.2    Mandatory Prepayments.
(a)    Term Loan Prepayments.
(i)    On each occasion that a Prepayment Event occurs, the U.S. Borrower, the Spinco Borrower or other applicable Borrower, as the case may be, shall, within three Business Days after its receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event (other than one covered by clause (iii) below) and within ten Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within ten Business Days after the Deferred Net Cash Proceeds Payment Date), prepay, in accordance with clause (c) below, Term Loans with an equivalent principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that, with respect to an Asset Sale Prepayment Event, a Casualty Event or a Permitted Sale Leaseback Prepayment Event, the percentage in this Section 5.2(a)(i) shall be reduced to (x) 50% if the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio on the date of prepayment (prior to giving effect thereto but, at the election of the U.S. Borrower, giving effect to any prepayment described in Section 5.2(a)(ii)(y) below) is less than or equal to 2.25:1.00 but greater than 2.00:1.00 and (y) 0% if the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio on the date of prepayment (prior to giving effect thereto but, at the election of the U.S. Borrower, giving effect to any prepayment described in Section 5.2(a)(ii)(y) below) is less than or equal to 2.00:1.00; provided, further, that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback Prepayment Event, in each case solely to the extent with respect to any Collateral, the applicable Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted Other Indebtedness (and with such prepaid or repurchased Permitted Other Indebtedness permanently extinguished) with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations to the extent any applicable Permitted Other Indebtedness Document requires the issuer of such Permitted Other Indebtedness to prepay or make an offer to purchase such Permitted Other Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Other Indebtedness with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Other Indebtedness and the outstanding principal amount of Term Loans. Notwithstanding the foregoing, no prepayment shall be required with respect to any Prepayment Event until the aggregate amount of Net Cash Proceeds from all such Prepayment Events otherwise required pursuant to this Section 5.2(a)(i), after giving effect to the reinvestment rights set forth herein, exceeds the greater of $400,000,000 and 25.0% of Consolidated EBITDA for the most recently ended Test Period (such amount, the “General Exclusion Amount”) over the life of this agreement, and then only from such Net Cash Proceeds in excess of the General Exclusion Amount.
(ii)    Not later than the date that is 90 days after the last day of any fiscal year (commencing with and including the fiscal year ending December 31, 2021), if, and solely to the extent, Excess Cash Flow for such fiscal year exceeds the greater of (x) $240,000,000 and (y) 15.0% of

Consolidated EBITDA for the most recently ended Test Period, the U.S. Borrower, the Spinco Borrower and/or any other applicable Borrower with respect to outstanding Term Loans, shall prepay (or cause to be prepaid), in accordance with clause (c) below, Term Loans with a Dollar Equivalent principal amount equal to (x) 50% of Excess Cash Flow for such fiscal year, provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio on the date of prepayment (prior to giving effect thereto but giving effect to any prepayment described in clause (y) below) for the most recent Test Period ended prior to such prepayment date is less than or equal to 2.25 to 1.00 but greater than 2.00 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio on the date of prepayment (prior to giving effect thereto but giving effect to any prepayment described in clause (y) below) for the most recent Test Period ended prior to such prepayment date is less than or equal to 2.00 to 1.00, minus (y) the sum of (A) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 or Section 13.6 (in each case, including purchases of the Loans by Holdings and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Loans shall be deemed to be the face value of such Loans) and all voluntary prepayments of Permitted Other Indebtedness or Ratio Debt (in each case secured with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations) during such fiscal year or after such fiscal year and prior to the date of the required Excess Cash Flow payment and (B) to the extent accompanied by permanent optional reductions of Revolving Credit Commitments, Extended Revolving Credit Commitments or Incremental Revolving Credit Commitments, as applicable, any Revolving Credit Loans, Extended Revolving Credit Loans and Incremental Revolving Credit Loans voluntarily prepaid pursuant to Section 5.1, (in each case, including purchases of the Loans by Holdings and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Loans shall be deemed to be the face value of such Loans) during such fiscal year or after such fiscal year and prior to the date of the required Excess Cash Flow payment, in each case in this clause (y), other than to the extent any such prepayment is funded with the proceeds of Funded Debt; provided that, to the extent the sum of the amounts specified in this clause (y) exceed the prepayments required to be made pursuant to clause (x), the full amount of any such excess shall carry over and be deducted from required payments in subsequent years until such time as no excess remains, minus (z) in each case, to the extent not deducted in the calculation of Excess Cash Flow, (I) the aggregate amount of cash consideration paid or committed to be paid by Holdings, the Borrowers and the Restricted Subsidiaries (on a consolidated basis) in connection with Permitted Acquisitions or Investments (including acquisitions made during such period constituting Permitted Investments or made pursuant to Section 10.5 to the extent that such Investments were funded with internally generated cash and were not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness), (II) the amount of Restricted Payments (including dividends) paid or committed to be paid in cash during such period (on a consolidated basis) by Holdings, the Borrowers and the Restricted Subsidiaries, to the extent such dividends were not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness, (III) payments in cash by Holdings, the Borrowers and the Restricted Subsidiaries during such period in respect of any purchase price holdbacks, earn-out obligations and long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income and (IV) the aggregate amount of Capital Expenditures or acquisitions of Intellectual Property accrued or made in cash, or committed to be made in cash, during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of long-term Funded Debt of Holdings, the Borrowers or the Restricted Subsidiaries (unless such Indebtedness has been repaid other than with the proceeds of long-term Funded Debt other than intercompany loans).
(iii)    On each occasion that Permitted Other Indebtedness is issued or incurred pursuant to Section 10.1(w), the Borrowers shall within three Business Days of receipt of the Net Cash Proceeds of such Permitted Other Indebtedness prepay, in accordance with clause (c) below, Term Loans with a principal amount equal to 100% of the Net Cash Proceeds from such issuance or incurrence of Permitted Other Indebtedness.
(iv)    Notwithstanding any other provisions of this Section 5.2, (A) to the extent that any or all of the Net Cash Proceeds of any Prepayment Event by a Foreign Subsidiary giving rise to a prepayment pursuant to clause (i) or (ii) above (a “Foreign Prepayment Event”) or Excess Cash Flow are prohibited or delayed by any Requirement of Law from being repatriated to the U.S. Borrower, the Spinco Borrower or any other Borrower organized under the laws of the United States, any state thereof, or the District of Columbia, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in clauses (i) and (ii) above, as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable Requirement of Law will not permit repatriation to the U.S. Borrower, the Spinco Borrower or other Borrower organized under the laws of the United States, any state thereof, or the District of Columbia (the U.S. Borrower, the Spinco Borrower and each other Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten Business Days after such repatriation is permitted) applied (net of any taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to clauses (i) and (ii) above, as applicable, and (B) to the extent that such Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have an adverse tax consequence as reasonably determined by Holdings with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that in the case of this clause (B), on or before the date on which any Net Cash Proceeds from any Foreign Prepayment Event so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to clause (i) above (or, in the case of Excess Cash Flow, a date on or before the date that is eighteen months after the date such Excess Cash Flow would have so required to be applied to prepayments pursuant to clause (ii) above unless previously repatriated in which case such repatriated Excess Cash Flow shall have been promptly applied to the repayment of the Term Loans pursuant to clause (ii) above), (x) the U.S. Borrower, the Spinco Borrower or any other Borrower organized under the laws of the United States, any state thereof, or the District of Columbia applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the U.S. Borrower, the Spinco Borrower or any other Borrower organized under the laws of the United States, any state thereof, or the District of Columbia rather than such Foreign Subsidiary, less the amount of any taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow shall be applied to the repayment of Indebtedness of a Foreign Subsidiary.
(v)    On any date on which the Spinco Borrower shall cease to be a direct or indirect Restricted Subsidiary of Holdings, the Spinco Borrower shall prepay in full all then-outstanding 2020 Spinco Tranche B-1 Dollar Term Loans, together with all accrued and unpaid interest, fees and other amounts due in respect thereof, in Dollars.
(b)    Repayment of Revolving Credit Loans. (i) If on the last day of any calendar month of the U.S. Borrower, the aggregate amount of the Lenders’ Revolving Credit Exposures (collectively, the “Aggregate Revolving Credit Outstandings”) for any reason exceeds 100% of the Total Revolving Credit Commitment then in effect, the Borrowers shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the Aggregate Revolving Credit Outstandings exceed the Total Revolving Credit Commitment then in effect, the Borrowers shall Cash Collateralize the Letters of Credit Outstanding to the extent of such excess. If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Credit Loans for any reason exceeds 100% of the Revolving Credit Commitment of such Class then in effect, the Borrowers shall forthwith repay on such date Revolving Credit Loans of such Class in an amount equal to such excess. If after giving effect to the prepayment of all outstanding Revolving Credit Loans of such Class, the Revolving Credit Exposures of such Class exceed the Revolving Credit Commitment of such Class then in effect, the Borrowers shall Cash Collateralize the Letters of Credit Outstanding in relation to such Class to the extent of such excess.
(ii)    If on any date the aggregate amount of the Lenders’ Multicurrency Exposures (collectively, the “Aggregate Multicurrency Exposures”) for any reason exceeds 105% of the Multicurrency Sublimit as then in effect, the applicable Borrower shall forthwith repay on such date Revolving Credit Loans denominated in Euro or Alternative Currency in a principal amount such that, after giving effect to such repayment, the Aggregate Multicurrency Exposures do not exceed 100% of the Multicurrency Sublimit. If, after giving effect to the prepayment of all outstanding Revolving Credit Loans denominated in Euro or Alternative Currency, the Aggregate Multicurrency Exposures exceed 100% of the Multicurrency Sublimit, the Borrowers shall Cash Collateralize the Letters of Credit Outstanding in respect of Letters of Credit denominated in Euro or Alternative Currencies to the extent of such excess.
(c)    Application to Repayment Amounts. Subject to Section 5.2(f), each prepayment of Term Loans required by Section 5.2(a)(i) or (ii) shall be allocated pro rata among the 2020 GDI Tranche B-2 Dollar Term Loans, the 2020 GDI Tranche B-2 Euro Term Loans, the 2020 Spinco Tranche B-1 Dollar Term Loans, the Series A New Term Loans, the other New Term Loans, the Additional Term Loans and the Extended Term Loans based on the applicable remaining Repayment Amounts due thereunder and shall be applied first, to accrued interest and fees due on the amount of prepayment of Term Loans and second, within each Class of Term Loans in respect of such Term Loans in direct order of maturity thereof; provided that if any Class of Extended Term Loans have been established hereunder, the U.S. Borrower or the Spinco Borrower may allocate such prepayment in its sole discretion to the Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted. Subject to Section 5.2(f), with respect to each such prepayment, the U.S. Borrower or the Spinco Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent written notice which shall include a calculation of the amount of such prepayment to be applied to each Class of Term Loans requesting that the Administrative Agent provide notice of such prepayment to each 2020 GDI Tranche B-2 Dollar Term Loan Lender, 2020 GDI Tranche B-2 Euro Term Loan Lender, 2020 Spinco Tranche B-1 Dollar Term Loan Lender, New Term Loan Lender, Additional Term Loan Lender or Extended Term Loan Lender, as applicable.
(d)    Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the U.S. Borrower or the Spinco Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which such prepayments are to be made; provided, that if any Lender has provided a Rejection Notice in compliance with Section 5.2(f), such prepayment shall be applied with respect to the Term Loans to be prepaid on a pro rata basis across all outstanding Types of such Term Loans in proportion to the percentage of such outstanding Term Loans to be prepaid represented by each such Class. In the absence of a Rejection Notice or a designation by the U.S. Borrower or the Spinco Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
(e)    Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans required by Section 5.2(b), the Borrowers may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which such prepayments are to be made and (ii) the Revolving Credit Loans to be prepaid, provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrowers. In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
(f)    Rejection Right. Holdings or the U.S. Borrower or the Spinco Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment other than any such mandatory prepayment (i) with respect to a Debt Incurrence Prepayment Event under Section 5.2(a)(i) or (ii) required under Section 5.2(a)(v) (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.2(a) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and Holdings no later than 5:00 p.m. (New York City time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining thereafter shall be retained by the U.S. Borrower, the Spinco Borrower or other Borrower, as applicable (“Retained Declined Proceeds”).
5.3    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by each Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto (or, in the case of the Swingline Loans to the Swingline Lender) or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrowers (or, in the case of the Swingline Loans, at such office as the Swingline Lender shall specify for such purpose by notice to the Borrowers), it being understood that written or facsimile notice by the Borrowers to the Administrative Agent to make a payment from the funds in the applicable Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) (or in the case of any payment denominated in any currency other than Dollars, 10:00 a.m. (New York City time)) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.
(b)    Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion (or, in the case of the Swingline Loans, at the Swingline Lender’s sole discretion). Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
5.4    Net Payments.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require any Credit Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as reasonably determined by such withholding agent.
(ii)    If any Credit Party or the Administrative Agent shall be required to withhold or deduct any Taxes from any payment, then (A) such withholding agent shall withhold or make such deductions as are reasonably determined by such withholding agent to be required by applicable law, (B) such withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deductions been made.
(b)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.
(c)    Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, (i) in respect of any Borrowing by the Borrowers, the U.S. Borrower shall, and does hereby, (ii) in respect of any Borrowing by the Spinco Borrower, the Spinco Borrower shall, and does hereby, (iii) in respect of any Borrowing by the German Borrower, the German Borrower shall, and does hereby, (iv) in respect of any Borrowing by the UK Borrower, the UK Borrower shall and does hereby and (v) in respect of any Borrowing of Additional Term Loans, the applicable Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4, but excluding any amounts to the extent recoverable by a Protected Party pursuant to Section 14.3(a) (or that would have been so recoverable but was not so recoverable solely because of one of the exclusions in Section 14.3(b)) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the applicable Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the applicable Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with such Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.
(d)    Evidence of Payments. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the applicable Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the applicable Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the applicable Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders and the Administrative Agent; Tax Documentation.
(i)    Each Lender shall deliver to the applicable Borrower and to the Administrative Agent, at such time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit such Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction, or to enable to the applicable Borrower or the Administrative Agent to comply with any withholding or information reporting requirements. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (I) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (II) on or before any date on which such documentation expires or becomes obsolete or invalid, (III) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to such Borrower and the Administrative Agent and (IV) from time to time thereafter if reasonably requested by such Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing such Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the U.S. Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by such U.S. Borrower or the Administrative Agent as will enable such U.S. Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;
(B)    each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Credit Document shall deliver to the U.S. Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:
(1)    executed originals of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(2)    executed originals of Internal Revenue Service Form W-8ECI (or any successor form thereto);
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit K (a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (I) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the U.S. Borrower, Spinco Borrower or other Borrower organized under the laws of the United States, any state thereof, or the District of Columbia, within the meaning of Section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Credit Document are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business and (y) executed originals of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor forms);

(4)    where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the beneficial owner(s)); or
(5)    executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(C)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the U.S. Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the U.S. Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the U.S. Borrower or the Administrative Agent as may be necessary for any Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Notwithstanding anything to the contrary in this Section 5.4, no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.
(iv)    If the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, it shall deliver to the U.S. Borrower executed originals or copies of Internal Revenue Service Form W-9 on or before the date on which it becomes a party to any Credit Document (and from time to time thereafter whenever a lapse in time or change in circumstances renders such forms obsolete or inaccurate or upon the reasonable request of the U.S. Borrower). If the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, it shall deliver to the U.S. Borrower on or before the date on which it becomes a party to any Credit Document (and from time to time thereafter whenever a lapse in time or change in circumstances renders such forms obsolete or inaccurate or upon the reasonable request of the U.S. Borrower): (A) executed originals of Internal Revenue Service Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and (B) executed originals of Internal Revenue Service Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the U.S. Borrower to be treated as a “United States person” within the meaning of Section 7701(a)(30) of the Code with respect to such payments (and the U.S. Borrower and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).
(f)    Treatment of Certain Refunds. Subject to the last sentence in Section 5.4(c), at no time shall the Administrative Agent or any Lender have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the applicable Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at such Borrower’s request, provide such Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.
(g)    For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Letter of Credit Issuer and any Swingline Lender.
5.5    Computations of Interest and Fees.
(a)    Except as provided in the next succeeding sentence, interest on LIBOR Loans, EURIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on SONIA Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
(b)    Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.
5.6    Limit on Rate of Interest.
(a)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, a Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
(b)    Payment at Highest Lawful Rate. If a Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), such Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.
(c)    Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate a Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by such Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above such maximum rate of interest therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from a Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then such Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to such Borrower.
Section 6.    Conditions Precedent to Borrowing
The amendment and restatement of this Agreement, including the agreement of each Lender to make extensions of credit on the Amendment No. 5 Effective Date is subject to the satisfaction of the conditions precedent set forth in Section 7 of Amendment No. 5, except as otherwise agreed between Holdings and the Administrative Agent.

Section 7.    Conditions Precedent to All Credit Events
The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings and Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction (or waiver by the applicable Lender) of the following conditions precedent:
7.1    No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Closing Date) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
7.2    Notice of Borrowing; Letter of Credit Request.
(a)    Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
(b)    Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
(c)    Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
(d)    The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.
Section 8.    Representations, Warranties and Agreements
In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, Holdings and each Borrower make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit (it being understood that the following representations and warranties shall be deemed made (a) with respect to any Non-U.S. Subsidiary only to the extent relevant under applicable law, (b) by each Foreign Borrower with respect to itself and its Restricted Subsidiaries that are subject to the following representations and warranties) and (iii) without respect to any Unrestricted Subsidiary:
8.1    Corporate Status. Each Credit Party (a) is a duly organized and validly existing corporation, limited liability company or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
8.2    Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to Capital Stock and Stock Equivalents of Non-U.S. Subsidiaries, only to the extent (x) enforceability of such obligation with respect to which Capital Stock and Stock Equivalents of Non-U.S. Subsidiaries is governed by the Uniform Commercial Code or (y) such Capital Stock and Stock Equivalents is the subject of a Non-U.S. Security Document), except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Acquisition, the Merger, the Spinco Designation and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents and/or Permitted Liens) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that could not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws, articles or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.
8.4    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings or the Borrowers, threatened in writing against Holdings, the Borrowers or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.
8.5    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.
8.6    Governmental Approvals. The execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
8.7    Investment Company Act. None of Holdings, any Borrower or any Restricted Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
8.8    True and Complete Disclosure.
(a)    None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings, any Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger, and/or any Lender on or before the Amendment No. 5 Effective Date (including all such data contained in (i) the Confidential Information Memorandum (as updated prior to the Amendment No. 5 Effective Date and including all information incorporated by reference therein) and (ii) the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished (giving effect to all supplements and updates), it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.
(b)    The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
8.9    Financial Condition; Financial Statements.
(a)    (i) The unaudited historical consolidated financial information of Holdings as set forth in the Confidential Information Memorandum, and (ii) the Historical Financial Statements, in each case present fairly in all material respects the consolidated financial position of Holdings at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The unaudited pro forma consolidated balance sheet of Holdings and its Subsidiaries as at September 30, 2019 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of Holdings and its Subsidiaries for the 12-month period ending on such date (together with the Pro Forma Balance

Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on (x) the Historical Financial Statements and (y) the unaudited historical consolidated financial information described in this Section 8.9 and have been prepared in good faith, based on assumptions believed by Holdings to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis the estimated financial position of Holdings and its Subsidiaries as at September 30, 2019 (as if the Transactions contemplated by Amendment No. 5 had been consummated on such date) and their estimated results of operations as if the Transactions contemplated by Amendment No. 5 had been consummated on September 30, 2019. The financial statements referred to in this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.
(b)    There has been no Material Adverse Effect since December 31, 2019.
8.10    Compliance with Laws; No Default. Each Credit Party is in compliance with all Requirements of Law applicable to it or its property (including, without limitation, applicable Anti-Corruption Laws and Sanctions), except where the failure to be so in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
8.11    Tax Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (a) each of Holdings, each Borrower and each of the Subsidiaries has filed all Tax returns required to be filed by it and has timely paid all Taxes payable by it (whether or not shown on a Tax return) that have become due, other than those being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of Holdings, the Borrowers and the Subsidiaries) with respect thereto in accordance with GAAP and it can lawfully withhold such payment, (b) each of Holdings, each Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of management of Holdings, such Borrower or such Subsidiary, as applicable) in accordance with GAAP for the payment of all Taxes not yet due and payable and (c) each of Holdings, each Borrower and each of the Subsidiaries has withheld amounts from their respective employees for all periods in compliance with the Tax, social, security and unemployment withholding provisions of applicable law and timely paid such withholdings to the respective Governmental Authorities. Each of the Foreign Borrowers is resident for Tax purposes only in the jurisdiction of its incorporation. In respect of the UK Borrower, under the law of its jurisdiction of incorporation, it is not necessary that the Credit Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes be paid on or in relation to the Credit Documents or the transactions contemplated by the Credit Documents. None of the Foreign Borrowers is required to make any deduction for or on account of Tax from any payment it may make under any Credit Document to a Lender (provided that, in the case of a payment made by the UK Relevant Borrower, such payment is to a Lender which is a Qualifying Lender).
8.12    Compliance with ERISA.
(a)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.
(b)    Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.
8.13    Subsidiaries. Schedule 8.13 lists each Subsidiary of Holdings and the Borrowers (and the direct and indirect ownership interest of Holdings and the Borrowers therein), in each case existing on the Closing Date.
8.14    Intellectual Property. Each of Holdings, the Borrowers and the Restricted Subsidiaries owns or has the right to use all Intellectual Property that is necessary for the operation of their respective businesses as currently conducted, except where the failure of the foregoing could not reasonably be expected to have a Material Adverse Effect.
8.15    Environmental Laws.
(a)    Except as could not reasonably be expected to have a Material Adverse Effect: (i) each of Holdings, the Borrowers and the Subsidiaries and their respective operations and properties are in compliance with all Environmental Laws; (ii) neither Holdings, nor the Borrowers nor any Subsidiary has received written notice of any Environmental Claim; (iii) neither Holdings, nor the Borrowers nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) to the knowledge of the Borrowers, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by Holdings, any Borrower or any of the Subsidiaries.
(b)    Neither Holdings, nor the Borrowers nor any of the Subsidiaries has treated, stored, transported, Released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or, formerly owned or operated property nor, to the knowledge of Borrowers, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that could reasonably be expected to have a Material Adverse Effect.
8.16    Properties.
(a) Each of Holdings, the Borrowers and the Subsidiaries have good and valid record title to or valid leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, as amended, unless flood insurance available under such Act has been obtained in accordance with Section 9.3(b).
8.17    Solvency. On the Amendment No. 5 Effective Date (after giving effect to the Transactions contemplated by the Amendment No. 5), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Borrowers on a consolidated basis with their Restricted Subsidiaries will be Solvent.
8.18    Anti-Corruption Laws and Sanctions. Holdings and the Borrowers have implemented and maintain in effect policies and procedures designed to promote compliance by Holdings, the Borrowers and their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, the Borrowers and the Subsidiaries and, to the knowledge of Holdings or the Borrowers and in connection with their activities for Holdings, the Borrowers and the Subsidiaries, the respective officers, employees, directors and agents of Holdings, the Borrowers and the Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Holdings, the Borrowers, any Subsidiary or any of their respective directors or officers or (b) to the knowledge of Holdings or the Borrowers, any employee of Holdings, the Borrowers or any Subsidiary, or any agent of Holdings, the Borrowers or any Subsidiary that will act in any capacity in connection with the Loans established hereby, is a Sanctioned Person. None of Holdings, the Borrowers or any of its Subsidiaries is located, organized or resident in a Sanctioned Country. Holdings, the Borrowers and their Subsidiaries will not, directly or, to the knowledge of Holdings, indirectly, use the proceeds of any Loan or any Letter of Credit or otherwise make available such proceeds to any Person (i) for the purpose of financing the activities of any Sanctioned Person, except to the extent licensed or otherwise approved by the applicable Sanctions Authority or in compliance with applicable exemptions licenses or other approvals, or (ii) in any other manner that would constitute or give rise to a violation of Sanctions by any party hereto. Holdings, the Borrowers and their Subsidiaries will not directly or, to the knowledge of Holdings, indirectly use the proceeds of any Loan or any Letter of Credit for any payments to any governmental official or employee, political party, official of a political party, candidate for public office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper advantage in violation of any applicable Anti-Corruption Laws. Notwithstanding this Section 8.18 or Section 8.10, the representation and warranties set forth in this Section 8.18 or in Section 8.10 shall only apply for the benefit of any Lender to the extent that such representations and warranties would not result in a violation of (or conflict with and thereby expose such Lender to any liability under) any Anti-Boycott Law applicable to such Lender.
8.19    Security Interest in Collateral. The provisions of this Agreement and the other Credit Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit itself and the other Secured Parties, subject, as to enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing, and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Credit Documents (including the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each Credit Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the proper recordation of Mortgages and fixture filings with respect to any Mortgaged Property, in each case in favor of the Administrative Agent for the benefit of the Secured Parties and the delivery to the Administrative Agent of any stock certificates or promissory notes required to be delivered pursuant to the applicable Credit Documents), such Liens constitute perfected and continuing Liens on the Collateral of the type required by the Security Documents, securing the Obligations.

8.20    Centre of Main Interests. For the purposes of the Regulation, each Foreign Borrower incorporated or organized under the laws of a country that is a member of the European Union has its Centre of Main Interests situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
Section 9.    Affirmative Covenants.
Each of Holdings and the U.S. Borrower and the Spinco Borrower, and each of the Foreign Borrowers with regard to itself and its Restricted Subsidiaries that are subject to the following covenants, hereby covenants and agrees that on the Amendment No. 5 Effective Date (or, in the case of the Spinco Borrower, immediately after consummation of the Distribution, the Merger and the Spinco Designation) and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations, Secured Working Capital Obligations, Secured Hedge Obligations and Secured Cash Management Obligations), are paid in full:
9.1    Information Covenants. Holdings will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year (150 days in the case of the fiscal year ending December 31, 2019)), the consolidated balance sheets of Holdings and the Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years, all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of Holdings or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern (other than any exception, explanatory paragraph or qualification that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of any Indebtedness, (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary).
(b)    Quarterly Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of Holdings (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period (75 days for the financial statements for the first three fiscal quarters to be delivered after the Amendment No. 5 Effective Date)), the consolidated balance sheets of Holdings and the Restricted Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP (except as noted therein), subject to changes resulting from normal year-end adjustments and the absence of footnotes.
(c)    [Reserved].
(d)    Officer’s Certificates. Not later than five days after the delivery of the financial statements provided for in Sections 9.1 (a) and (b), a certificate of an Authorized Officer of Holdings to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (ii) the then applicable Status and underlying calculations in connection therewith and (iii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section

9.1(a), a certificate of an Authorized Officer of Holdings setting forth changes to the legal name, jurisdiction of formation, type of entity, registration status, organizational number (or equivalent) and federal tax identification number of the Restricted Subsidiaries and Unrestricted Subsidiaries or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (d), as the case may be.
(e)    Notice of Default or Litigation. Promptly after an Authorized Officer of Holdings or any of the Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against Holdings or any of the Restricted Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.
(f)    Environmental Matters. Promptly after an Authorized Officer of Holdings or any of the Restricted Subsidiaries obtains knowledge of any one or more of the following environmental matters, unless such environmental matters could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, notice of:
(i)    any pending or threatened Environmental Claim against any Credit Party or any Real Estate; and
(ii)    the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any Real Estate.
All such notices shall describe in reasonable detail the nature of the claim, investigation or removal, remedial or other corrective action in response thereto. The term “Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.
(g)    Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements (other than drafts of pre-effective versions of registration statements) with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by Holdings or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of Holdings and/or any of the Restricted Subsidiaries, in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time (including, promptly following any such request, (i) all documentation and other information for purposes of compliance with ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, and (ii) if any Borrower constitutes a “legal entity customer” under the Beneficial Ownership Regulation, regarding any change to the information provided in any Beneficial Ownership Certification provided by such Borrower that would result in a change to the list of beneficial owners identified therein).
(h)    Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by Holdings or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of Holdings setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of Holdings and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of Holdings or (B) Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries on a standalone basis, on the other hand.

Documents required to be delivered pursuant to clauses (a), (b) and (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (I) on which Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet; (II) on which such documents are posted on Holdings’ behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (III) such documents are posted on the SEC’s website on the internet at www.sec.gov.
9.2    Books, Records and Inspections. Holdings will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of Holdings and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of Holdings and any such Subsidiary and discuss the affairs, finances and accounts of Holdings and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than one time in any calendar year, which such visit will be at Holdings’ expense and (c) notwithstanding anything to the contrary in this Section 9.2, none of Holdings or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided further that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of Holdings at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give Holdings the opportunity to participate in any discussions with Holdings’ independent public accountants.
9.3    Maintenance of Insurance. (a) Holdings will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried and (b) with respect to each Mortgaged Property, Holdings will obtain flood insurance in such total amount as may reasonably be required by the Collateral Agent, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), in each case as required to comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of the Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names Administrative Agent, on behalf of the Lenders as the loss payee thereunder.
9.4    Payment of Taxes. Holdings will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of Holdings or any of the Restricted Subsidiaries, provided that neither Holdings nor any of the Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of Holdings) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect. Each Foreign Borrower shall maintain its Tax residence solely in the place of its incorporation (unless consented to by the Administrative Agent).

9.5    Preservation of Existence; Consolidated Corporate Franchises. Holdings will, and will cause each Material Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable in the relevant jurisdiction)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that Holdings and its Subsidiaries may consummate any transaction permitted under “Permitted Investments” and Sections 10.2, 10.3, 10.4 or 10.5.
9.6    Compliance with Statutes, Regulations, Etc.. Holdings will, and will cause each Restricted Subsidiary to, (a) comply with all applicable laws, rules, regulations and orders applicable to it or its property, including, without limitation, ERISA, all applicable Sanctions and Anti-Corruption Laws, and all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by Environmental Laws and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings, except in each case of (a), (b) and (c) of this Section 9.6, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Notwithstanding this Section 9.6, the covenant set forth in this Section 9.6 shall only apply for the benefit of any Lender to the extent that such covenant would not result in a violation of (or conflict with and thereby expose such Lender to any liability under) any Anti-Boycott Law applicable to such Lender.
9.7    ERISA. (a) Holdings will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any ERISA Affiliate may request with respect to any Multiemployer Plan to which a Credit Party or any ERISA Affiliate is obligated to contribute; provided that if the Credit Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Credit Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrowers shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and further provided, that the rights granted to the Administrative Agent in this section shall be exercised not more than once during a 12-month period, and (b) Holdings will notify the Administrative Agent promptly following the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Credit Party or any of its ERISA Affiliates in an aggregate amount exceeding a Material Adverse Effect.
9.8    Maintenance of Properties. Holdings will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
9.9    Transactions with Affiliates. Holdings will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than Holdings and the Restricted Subsidiaries) involving aggregate payments or consideration in excess of the greater of (x) $70,000,000 and (y) 5.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Affiliate transaction, for any individual transaction or series of related transactions, on terms that are at least substantially as favorable to Holdings or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors of Holdings or such Restricted Subsidiary in good faith, provided that the foregoing restrictions shall not apply to (a) [reserved], (b) transactions permitted by Section 10.3 and/or Section 10.5, (c) consummation of the Transactions and the payment of the Transaction Expenses, (d) the issuance of Capital Stock or Stock Equivalents of Holdings (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents, (e) loans, advances and other transactions between or among Holdings, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) in which Holdings or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of Holdings but for Holdings’ or a Subsidiary’s ownership of Capital Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10, (f) employment and severance arrangements between Holdings and the Restricted Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business (including loans and advances in connection therewith), (g) payments by Holdings (and any direct or indirect parent thereof) and the Subsidiaries pursuant to the tax sharing agreements among Holdings (and any such parent) and the Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Holdings, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were Holdings, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such direct or indirect parent company of Holdings, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers, employees of Holdings (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and the Subsidiaries, (i) transactions undertaken pursuant to membership in a purchasing consortium, (j) transactions pursuant to any agreement or arrangement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date), (k) [reserved], (l) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable, (m) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof and (n) any customary transactions with a Receivables Subsidiary effected as part of a Receivables Facility.
9.10    End of Fiscal Years; Fiscal Quarters. Holdings will, for financial reporting purposes, cause each of its, and each of its Restricted Subsidiaries’, fiscal years and fiscal quarters to end on dates consistent with past practice; provided, however, that Holdings may, upon written notice to the Administrative Agent change the financial reporting convention specified above to (x) align the dates of such fiscal year and fiscal quarter end for any Restricted Subsidiary whose fiscal years and fiscal quarters end on dates different from those of Holdings or (y) any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
9.11    Additional Guarantors and Grantors; Additional Borrower.
(a)    Subject to any applicable limitations set forth in the Security Documents, Holdings will cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition), and each other Subsidiary that ceases to constitute an Excluded Subsidiary, within 60 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), and Holdings may at its option cause any Subsidiary, to execute a supplement to each of the Guarantee, the U.S. Pledge Agreement, the U.S. Security Agreement and any applicable Non-U.S. Security Document in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to such Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created by the Credit Parties on the Closing Date.
(b)    The U.S. Borrower may by delivery to the Administrative Agent of a Borrower Designation Agreement duly executed by the U.S. Borrower and any proposed Additional Borrower that is a wholly-owned Subsidiary, designate such wholly-owned Subsidiary, as an “Additional Borrower” for purposes of this Agreement and the Revolving Credit Facility hereunder, and, so long as such designation is reasonably acceptable to the Administrative Agent, such designation shall become effective upon (i) the execution and delivery to the Administrative Agent of (A) the aforementioned executed Borrower Designation Agreement, (B) a loan certificate of such Additional Borrower, including attachments consistent with those referenced in Exhibit F, (C) if such Additional Borrower is not already a Guarantor, all Security Documents, guarantees and other documents and instruments as such Additional Borrower shall be required to deliver to become a Guarantor and (D) a customary legal opinion, (ii) the delivery to the Administrative Agent of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and (iii) the Administrative Agent receiving satisfactory tax and regulatory advice that such proposed Additional Borrower does not increase the amount of Taxes that are not indemnifiable under Section 5.4 or otherwise the applicable Credit Parties shall enter into an amendment reasonably satisfactory to the Administrative Agent and Holdings in connection therewith. Notwithstanding anything in this Agreement to the contrary, (I) no Lender shall be obligated to make any Loans to any Additional Borrower, (II) to the extent any Lender commits to make a Loan under the Revolving Credit Facility to such Additional Borrower, the Total Revolving Credit Commitments shall not be increased and none of the Revolving Credit Commitment or 2019 Revolving Credit Commitment of any Lender shall be increased without such Lender’s prior written consent, and (III) the Revolving Credit Commitments that are made available to any Additional Borrower shall not exceed the Dollar Equivalent of an amount to be agreed by the Administrative Agent, Holdings and the Lenders providing such commitments.
(c)    Upon the execution by the U.S. Borrower and delivery to the Administrative Agent of an Additional Borrower Termination with respect to any Additional Borrower, such Subsidiary shall cease to be a Additional Borrower and a party to this Agreement; provided that no Additional Borrower Termination will become effective as to any Additional Borrower (other than to terminate such Additional Borrower’s right to make further Borrowings or obtain Letters of Credit under this Agreement) at a time when any principal of or interest on any Loan to such Additional Borrower, or any Letter of Credit issued for the account of such Additional Borrower, shall be outstanding hereunder or any fees or other amounts remain unpaid with respect thereto. As soon as practicable upon receipt of ~~a~~an Additional Borrower Termination, the Administrative Agent shall make a copy thereof available to each applicable Lender.

9.12    Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and Holdings (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in adverse tax consequences as reasonably determined by Holdings in a writing delivered to the Administrative Agent, Holdings will cause (i) all certificates representing Capital Stock and Stock Equivalents of any Restricted Subsidiary (other than (x) any Excluded Stock and Stock Equivalents and (y) any Capital Stock and Stock Equivalents issued by any Restricted Subsidiary for so long as such Restricted Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) constitute a Material Subsidiary) held directly by Holdings or any Guarantor, (ii) all evidences of Indebtedness in excess of the greater of (x) $35,000,000 and (y) 2.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time such evidence is delivered received by Holdings or any of the Guarantors in connection with any disposition of assets pursuant to Section 10.4(b) and (iii) any promissory notes executed after the Closing Date evidencing Indebtedness in excess of the greater of (x) $35,000,000 and (y) 2.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time such promissory note is executed of Holdings or any Subsidiary that is owing to Holdings or any Guarantor, in each case, to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank under the Security Documents. Notwithstanding the foregoing any promissory note among Holdings and/or its Subsidiaries need not be delivered to the Collateral Agent so long as (A) a global intercompany note superseding such promissory note has been delivered to the Collateral Agent, (B) such promissory note is not delivered to any party other than Holdings or the Subsidiaries in each case owed money thereunder and (C) such promissory note indicates on its face that it is subject to the security interest of the Collateral Agent.
9.13    Use of Proceeds.
(a)    The U.S. Borrower will use the proceeds of the Additional 2020 GDI Tranche B-2 Dollar Term Loans and the Additional 2020 GDI Tranche B-2 Euro Term Loans on the Amendment No. 5 Effective Date in manner described in Section 2.1(a). The Spinco Borrower shall have used the proceeds of the 2020 Spinco Tranche B-1 Dollar Term Loans to make the Spinco Payment. The U.S. Borrower will use the proceeds of the Series A New Term Loans for general corporate purposes (including any transaction not prohibited by the Credit Documents).
(b)    The U.S. Borrower will use Revolving Credit Loans to effect the 2019 Refinancing, and Letters of Credit, Revolving Credit Loans and Swingline Loans for working capital and general corporate purposes (including any transaction not prohibited by the Credit Documents).
(c)    The Foreign Borrowers will use Letters of Credit and Revolving Credit Loans for working capital and general corporate purposes (including any transaction not prohibited by the Credit Documents).
9.14    Further Assurances.
(a)    Holdings will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of Holdings and the Restricted Subsidiaries.

(b)    Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and Holdings (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in adverse tax consequences as reasonably determined by Holdings in a writing delivered to the Administrative Agent, if any assets (including any Real Estate or improvements thereto or any interest therein but excluding Capital Stock and Stock Equivalents of any Subsidiary and excluding any Real Estate which a Borrower or applicable Credit Party intends to dispose of pursuant to a Permitted Sale Leaseback so long as actually disposed of within 270 days of acquisition (or such longer period as the Administrative Agent may reasonably agree)) with a book value in excess of the greater of (x) $75,000,000 and (y) 5.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (at the time of acquisition) are acquired by Holdings or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document or that constitute a fee interest in real property, Holdings will notify the Collateral Agent, and, if requested by the Collateral Agent, Holdings will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 90 days, unless extended by the Administrative Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.
(c)    Any Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) shall, if requested by the Collateral Agent, be received as soon as commercially reasonable but in no event later than 90 days (except as set forth in the preceding clause (b)), unless extended by the Administrative Agent in its sole discretion and accompanied by (w) a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a nationally recognized title insurance company, in such amounts as reasonably acceptable to the Collateral Agent not to exceed the Fair Market Value of the applicable Mortgaged Property, insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2 or as otherwise permitted by the Collateral Agent and otherwise in form and substance reasonably acceptable to the Collateral Agent, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request but only to the extent such endorsements are (i) available in the relevant jurisdiction (provided in no event shall the Collateral Agent request a creditors’ rights endorsement) and (ii) available at commercially reasonable rates, (x) an opinion of local counsel to the applicable Credit Party in form and substance reasonably acceptable to the Collateral Agent, (y) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if any improvements on such Mortgaged Property are located in a special flood hazard area, (A) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Parties and (B) certificates of insurance evidencing the insurance required by Section 9.3 in form and substance reasonably satisfactory to the Collateral Agent and (z) an ALTA survey in a form and substance reasonably acceptable to the Collateral Agent or such existing survey together with a no-change affidavit sufficient for the title company to remove all standard survey exceptions from the Title Policy related to such Mortgaged Property and issue the endorsements required in (x) above.
(d)    Real Property Requirements. The Collateral Agent shall have received, within 90 days after the Closing Date (unless waived or extended by Administrative Agent in its sole discretion), to the extent such items have not been delivered as of the Closing Date, the following:
(i)    a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Credit Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;
(ii)    with respect to each Mortgage, a policy of title insurance (or an unconditional binding commitment therefor to be replaced by a final title policy) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein, free of any other Liens except as permitted by Section 10.2 or as otherwise permitted by the Collateral Agent, in amounts reasonably acceptable to the Collateral Agent not to exceed the net book value or tax assessed value (whichever is higher) of the applicable Mortgaged Property, which policy (or such commitment) (each, a “Title Policy”) shall (A) be issued by a nationally recognized title insurance company, (B) together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, but only to the extent such endorsements are (I) available in the relevant jurisdiction (provided in no event shall the Collateral Agent request a creditors’ rights endorsement) and (II) available at commercially reasonable rates, and (C) contain no exceptions to title other than Liens permitted by Section 10.2 or as otherwise permitted by the Collateral Agent;
(iii)    with respect to each Mortgaged Property, such affidavits (including a so-called “gap” indemnification) as are customarily required to induce the title company to issue the Title Policy/ies and endorsements contemplated above;
(iv)    evidence reasonably acceptable to the Collateral Agent of payment by Holdings of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;
(v)    a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property and if such Mortgaged Property is located in a special flood hazard area, (A) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Party and (B) certificates of insurance evidencing the insurance required by Section 9.3 in form and substance satisfactory to the Collateral Agent;
(vi)    an ALTA survey in a form and substance reasonably acceptable to the Collateral Agent or an existing survey together with a no-change affidavit sufficient for the title company to remove all standard survey exceptions from the Title Policy related to such Mortgaged Property and issue the endorsements required in (ii) above; and
(vii)    an opinion of counsel to Holdings or applicable Credit Parties with respect to the Mortgages, which shall include opinions as to (A) the enforceability of the Mortgages, (B) the power and authority of Holdings or the applicable Credit Parties to execute the Mortgages, (C) the due execution and delivery of the Mortgages and shall otherwise be in form and substance reasonably acceptable to the Collateral Agent.
(e)    Holdings agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.14(e) as soon as commercially reasonable and by no later than the date set forth in Schedule 9.14(e) with respect to such action or such later date as the Administrative Agent may reasonably agree.
9.15    Maintenance of Ratings. Holdings will use commercially reasonable efforts to obtain and maintain a corporate family and/or corporate credit rating (but not maintain any specific rating), as applicable, and ratings in respect of the credit facilities provided pursuant to this Agreement, in each case, from each of S&P and Moody’s.
9.16    Lines of Business. Holdings and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by Holdings and the Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.
9.17    Centre of Main Interests. Each of the Foreign Borrowers shall ensure that its “centre of main interests” (as that term is used in Article 3(1) of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”)) is situated in its jurisdiction of incorporation and each Foreign Borrower shall also ensure that it has no "establishment" (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.
Section 10.    Negative Covenants
Each of Holdings, the U.S. Borrower, the Spinco Borrower and each Foreign Borrower with respect to itself and its Restricted Subsidiaries that are subject to the following covenants, hereby covenants and agrees that on the Amendment No. 5 Effective Date (or, in the case of the Spinco Borrower, immediately after consummation of the Distribution, the Merger and the Spinco Designation) and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations, Secured Working Capital Obligations, Secured Hedge Obligations and Secured Cash Management Obligations), are paid in full:

10.1    Limitation on Indebtedness. Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Holdings will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not Borrowers or Guarantors, preferred stock; provided that Holdings may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if, after giving effect thereto, (A) the Fixed Charge Coverage Ratio of Holdings and the Restricted Subsidiaries (calculated on a Pro Forma Basis) would be at least 2.00 to 1.00 or (B) the Consolidated Total Debt to Consolidated EBITDA Ratio (calculated on a Pro Forma Basis) shall be less than or equal to 5.00:1.00 (Indebtedness incurred pursuant to clauses (A) and/or (B), “Ratio Debt”); provided further that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing together with any amounts incurred under Section 10.1(n) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $640,000,000 and (y) 40.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any one time outstanding.
The foregoing limitations will not apply to:
(a)    Indebtedness arising under the Credit Documents (including Section 2.14 hereof);
(b)    [reserved];
(c)    (i) Indebtedness outstanding on the Closing Date listed on Schedule 10.1 and (ii) intercompany Indebtedness outstanding on the Closing Date listed on Schedule 10.1 (other than intercompany Indebtedness owed by a Credit Party to another Credit Party);
(d)    Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by Holdings or any Restricted Subsidiary, to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of Holdings or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of Holdings or such Restricted Subsidiary, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and all Refinancing Indebtedness incurred to refinance any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $350,000,000 and (y) 25.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence; provided that Capitalized Lease Obligations incurred by Holdings or any Restricted Subsidiary pursuant to this clause (d) in connection with a Permitted Sale Leaseback shall not be subject to the foregoing limitation so long as the proceeds of such Permitted Sale Leaseback are used by Holdings or such Restricted Subsidiary to permanently repay outstanding Term Loans or other Indebtedness secured by a Lien on the assets subject to such Permitted Sale Leaseback (excluding any Lien ranking junior to the Lien securing the Obligations);
(e)    Indebtedness incurred by Holdings or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, deferred compensation, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, deferred compensation, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;
(f)    Indebtedness arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout, deferred compensation or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of Holdings or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f));
(g)    Indebtedness of Holdings to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Borrower or a Guarantor is subordinated in right of payment to Holdings’ Guarantee; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to a Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;
(h)    Indebtedness of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary; provided that if a Borrower or a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Borrower or a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor as the case may be; provided further that any subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;
(i)    shares of preferred stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to Holdings or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause;
(j)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);
(k)    obligations in respect of self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by Holdings or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;
(l)    (i) Indebtedness, Disqualified Stock and preferred stock of Holdings or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by Holdings since immediately after the Closing Date from the issue or sale of Equity Interests of Holdings or cash contributed to the capital of Holdings (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to Holdings or any of its Subsidiaries) as determined in accordance with Section 10.5 to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 10.5 or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) and (ii) Indebtedness, Disqualified Stock or preferred stock of Holdings or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l)(ii), does not at any one time outstanding exceed the greater of $640,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (l)(ii) shall cease to be deemed incurred or outstanding for purposes of this clause (l)(ii) but shall be deemed incurred for the purposes of the first paragraph of this Section 10.1 from and after the first date on which Holdings or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this Section 10.1 without reliance on this clause (l)(ii));
(m)    the incurrence or issuance by Holdings or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this Section 10.1 and clauses (b) and (c) above, clause (l)(i) and, this clause (m) and clause (n) below or any Indebtedness, Disqualified Stock or preferred stock issued to so Refinance such Indebtedness, Disqualified Stock or preferred stock (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness (1) has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining weighted average life to maturity of the Indebtedness, Disqualified Stock or preferred stock being Refinanced, (2) to the extent such Refinancing Indebtedness Refinances (i) Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively, and (3) shall not include Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of Holdings that is not a Borrower or Guarantor that Refinances Indebtedness, Disqualified Stock or preferred stock of a Borrower or Guarantor;
(n)    Indebtedness, Disqualified Stock or preferred stock of (x) Holdings or a Restricted Subsidiary incurred or issued to finance an acquisition, merger or consolidation; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing, together with any amounts incurred under the first paragraph of this Section 10.1 by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of $640,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any one time outstanding, or (y) Persons that are acquired by Holdings or any Restricted Subsidiary or merged into or consolidated with Holdings or a Restricted Subsidiary in accordance with the terms hereof (including designating an Unrestricted Subsidiary a Restricted Subsidiary); provided that after giving effect to any such acquisition, merger or consolidation described in this clause (n): (x) in the case of Indebtedness that is unsecured and Disqualified Stock or preferred stock, (i) Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this Section 10.1, (ii) the Fixed Charge Coverage Ratio of Holdings and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger or consolidation or (iii) the Consolidated Total Debt to Consolidated EBITDA Ratio shall be either (A) less than or equal to the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger or consolidation or (B) less than or equal to 5.00:1.00, in each case calculated on a Pro Forma Basis, (y) in the case of Indebtedness secured by a Lien ranking junior to the Liens securing the Obligations, the Consolidated Total Debt to Consolidated EBITDA Ratio shall be either (i) less than or equal to the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger or consolidation or (ii) less than or equal to 5.00:1.00, in each case calculated on a Pro Forma Basis, or (z) in the case of Indebtedness secured by a Lien on the Collateral ranking pari passu with the Liens securing the Obligations, the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio shall be either (i) less than or equal to the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger or consolidation or (ii) less than or equal to 4.50:1.00, in each case calculated on a Pro Forma Basis;
(o)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(p)    Indebtedness of Holdings or any Restricted Subsidiary supported by a letter of credit issued pursuant to a credit facility otherwise permitted hereunder, in a principal amount not in excess of the stated amount of such letter of credit;
(q)    (i) any guarantee by Holdings or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as in the case of a guarantee of Indebtedness by a Restricted Subsidiary that is not a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee or (ii) any guarantee by a Restricted Subsidiary of Indebtedness of Holdings;
(r)    Indebtedness of Restricted Subsidiaries that are not Guarantors in an amount not to exceed, in the aggregate at any one time outstanding, the greater of $640,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (it being understood that any Indebtedness incurred pursuant to this clause (r) shall cease to be deemed incurred or outstanding for purposes of this clause (r) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (r));
(s)    Indebtedness of Holdings or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;
(t)    Indebtedness of Holdings or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;
(u)    Indebtedness consisting of Indebtedness issued by Holdings or any of its Restricted Subsidiaries to future current or former officers, directors, managers and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent company of Holdings to the extent described in clause (iv) of Section 10.5(b);
(v)    Indebtedness in respect of Receivables Facilities;
(w)    Indebtedness in respect of (i) Permitted Other Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(i); and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”;
(x)    Indebtedness in respect of (i) Permitted Other Indebtedness; provided that the aggregate principal amount of all such Permitted Other Indebtedness issued or incurred pursuant to this clause (i) shall not exceed the Maximum Incremental Facilities Amount and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium and accrued and unpaid interest in connection with such refinancing), (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness,” and (z) in the case of a refinancing of Permitted Other Indebtedness incurred pursuant to clause (i)(B) above with other Permitted Other Indebtedness (“Refinancing Permitted Other Indebtedness”), such Refinancing Permitted Other Indebtedness, if secured, may only be secured by a Lien ranking junior to the Lien securing the Obligations; and
(y)    (i) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.15 (and which does not generate any additional proceeds) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”;
(z)    additional Indebtedness of Holdings or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the Available Amount that is not otherwise applied pursuant to Section 10.5(a)(iii) as in effect immediately prior to the incurrence of such Indebtedness (and after giving Pro Forma Effect thereto); provided that the Available Amount shall be reduced in an amount equal to the aggregate outstanding principal amount of any Indebtedness incurred in reliance on this clause (z);
(aa)    Indebtedness of Spinco and its Subsidiaries outstanding on the Amendment No. 5 Effective Date, which Indebtedness was permitted to be incurred and/or remain outstanding under the terms of the Merger Agreement; and
(bb)    Indebtedness in respect of Secured Working Capital Agreements.
For purposes of determining compliance with this Section 10.1: (A) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (bb) above or is entitled to be incurred pursuant to the first paragraph of this Section 10.1, Holdings, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses or paragraphs; and (B) at the time of incurrence, Holdings will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 10.1.
Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (a) and (l) above shall be deemed to include additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees and expenses in connection with such refinancing.
For purposes of determining compliance with any U.S. Dollar- or Euro-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar- or Euro-equivalent principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable U.S. Dollar- or Euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar- or Euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (I) the principal amount of such Indebtedness being refinanced plus (II) the aggregate amount of fees, underwriting discounts, premiums, accrued and unpaid interest and other costs and expenses incurred in connection with such refinancing.
The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.
10.2    Limitation on Liens.
(a)    Holdings will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of Holdings or any Restricted Subsidiary, whether now owned or hereafter acquired (except Permitted Liens) (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of Holdings or any Restricted Subsidiary, except:
(i)    in the case of Subject Liens on any Collateral, such Subject Lien is a Permitted Lien;
(ii)    in the case of any other asset or property, any Subject Lien if (A) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Junior Debt) the obligations secured by such Subject Lien or (B) such Subject Lien is a Permitted Lien; and
(iii)    any other Subject Lien on any Collateral if the obligations secured by such Subject Lien are junior to the Obligations; provided that the applicable secured parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and (x) the Collateral Agent, the Administrative Agent and the representative of the holders of such other obligations shall have entered into an intercreditor agreement reasonably satisfactory to the Administrative Agent or (y) the representative for the holders of such other obligations shall have become a party to the intercreditor agreement described in the foregoing clause (x) in accordance with the terms thereof; and without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the intercreditor agreement contemplated by this clause (iii).
(b)    Any Lien created for the benefit of the Secured Parties pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.
10.3    Limitation on Fundamental Changes. Holdings will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:
(a)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of Holdings or any other Person may be merged, amalgamated or consolidated with or into Holdings or a Borrower, provided that (i) Holdings or a Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or a Borrower (such other Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, or of the jurisdiction of another Borrower so long as such change to the jurisdiction of another Borrower does not result in the loss of any Collateral or Guarantors, (B) the Successor Borrower shall expressly assume all the obligations of Holdings or such Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (D) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (C), (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (C) and (F) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (C) through (E) preserve the enforceability of the Guarantee and the perfection of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the applicable Borrower under this Agreement);
(b)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of Holdings or any other Person (in each case, other than a Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of Holdings, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) Holdings shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation and if the surviving Person is not already a Guarantor, such Person shall execute a supplement to the Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties and (iii) Holdings shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the applicable Security Documents;
(c)    the Distribution, the Merger and the Spinco Designation may be consummated;
(d)    (i) any Restricted Subsidiary that is not a Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Holdings or any other Restricted Subsidiary or (ii) any Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Credit Party;
(e)    any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Credit Party, provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;
(f)    any Restricted Subsidiary (other than the U.S. Borrower or the Spinco Borrower) may liquidate or dissolve if Holdings determines in good faith that such liquidation or dissolution is in the best interests of Holdings and is not materially disadvantageous to the Lenders;
(g)    Holdings and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or disposition, the purpose of which is to effect a disposition permitted pursuant to Section 10.4 or an investment permitted pursuant to Section 10.5 or an investment that constitutes a “Permitted Investment”; and
(h)    Holdings and the Restricted Subsidiaries may convey, sell, lease, assign, transfer or otherwise dispose of any or all assets to effect the formation of any Subsidiary that is a Delaware Divided LLC, to the extent such conveyance, sale, lease, assignment, transfer or other disposition would not otherwise be prohibited hereunder.
10.4    Limitation on Sale of Assets. Holdings will not, and will not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale, unless:
(a)    Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(b)    except in the case of a Permitted Asset Swap, if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of the greater of (a) $500,000,000 and (b) 3.25% of Consolidated Total Assets for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such disposition, either (x) at least 75% of the consideration therefor received by the Holdings or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or (y) at least 50% of the consideration therefor received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (provided that the Net Cash Proceeds received pursuant to this clause (y) must be used to repay the Loans in accordance with Section 5.2(a) within three (3) Business Days of receipt thereof and without giving effect to clause (iv) of the definition of Net Cash Proceeds); provided that the amount of:
(i)    any liabilities (as reflected on Holdings’ most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Holdings’ consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by Holdings) of Holdings, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which Holdings and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;
(ii)    any securities, notes or other obligations or assets received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;
(iii)    any Designated Non-Cash Consideration received by Holdings or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed 6% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and
(iv)    Indebtedness, other than liabilities that are by their terms subordinated to the Loans, that is of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that Holdings and the Restricted Subsidiaries have been validly released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale, shall be deemed to be cash for purposes of this provision and for no other purpose.
Within the Reinvestment Period after Holdings’ or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, Holdings or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale:
(i)    (x) to prepay Loans or Permitted Other Indebtedness in accordance with Section 5.2(a)(i) or (y) to the extent not required to prepay Loans pursuant to Section 5.2(a)(i), to be retained by Holdings or such Restricted Subsidiary (any such amounts, “Retained Asset Sale Proceeds”); or
(ii)    to make investments in the Borrowers and their subsidiaries; provided that Holdings and its Restricted Subsidiaries will be deemed to have complied with this clause (ii) if and to the extent that, within the Reinvestment Period after the Asset Sale that generated the Net Cash Proceeds, Holdings or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to consummate any such investment described in this clause (ii) with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment and, in the event any such commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, Holdings or such Restricted Subsidiary prepays the Loans in accordance with Section 5.2(a)(i).
(c)    Pending the final application of any Net Cash Proceeds pursuant to this covenant, Holdings or the applicable Restricted Subsidiary may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under the Revolving Credit Facility or any other revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Agreement.

(d)    Any Asset Sale to effect the formation of any Subsidiary that is a Delaware Divided LLC that would otherwise not be prohibited hereunder, shall be permitted.
10.5    Limitation on Restricted Payments.
(a)    Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly:
(1) declare or pay any dividend or make any payment or distribution on account of Holdings’ or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:
(A)    dividends or distributions by Holdings payable in Equity Interests (other than Disqualified Stock) of Holdings or in options, warrants or other rights to purchase such Equity Interests, or
(B)    dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a wholly-owned Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;
(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent company of Holdings, including in connection with any merger or consolidation;
(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Debt of Holdings or any Restricted Subsidiary, other than (A) Indebtedness permitted under clauses (g) and (h) of Section 10.1 or (B) the purchase, repurchase or other acquisition of Junior Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or
(4) make any Restricted Investment;
(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(i)    no Event of Default shall have occurred and be continuing or would occur as a consequence thereof (or in the case of a Restricted Investment, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing or would occur as a consequence thereof); provided that the foregoing condition shall not apply to amounts attributable to subclauses (B), (C), (F), (G) and (H) of clause (iii) below;
(ii)    [reserved]; and
(iii)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof only), (vi)(C) and (ix) of Section 10.5(b) below, but excluding all other Restricted Payments permitted by Section 10.5(b)), is less than the sum of (without duplication) (the sum of the amounts attributable to clauses (A) through (H) less clause (I) below is referred to herein as the “Available Amount”):
(A)    (i) 100% of Consolidated EBITDA since the beginning of the fiscal quarter in which the Amendment No. 5 Effective Date occurs and ending with the most recently ended Test Period less (ii) the Fixed Charges since the beginning of the fiscal quarter in which the Amendment No. 5 Effective Date occurs and ending with the most recently ended Test Period multiplied by 1.50, plus
(B)    100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by Holdings since immediately after the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l)(a) of Section 10.1) from the issue or sale of (x)

Equity Interests of Holdings, including Retired Capital Stock, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of (A) Equity Interests to any employee, director, manager or consultant of Holdings, any direct or indirect parent company of Holdings and Holdings’ Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 10.5(b) below, and (B) Designated Preferred Stock, and, to the extent such net cash proceeds are actually contributed to Holdings, Equity Interests of any direct or indirect parent company of Holdings (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 10.5(b) below) or (y) Indebtedness of Holdings or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of Holdings or any direct or indirect parent company of Holdings, provided that this clause (B) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or Indebtedness that has been converted or exchanged for Equity Interests of Holdings sold to a Restricted Subsidiary or Holdings, as the case may be, (c) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock or (d) Excluded Contributions, plus
(C)    100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of Holdings following the Closing Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l)(i) of Section 10.1, (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions), plus
(D)    100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of (x) the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of Restricted Investments made by Holdings and the Restricted Subsidiaries using the Available Amount and repurchases and redemptions of such Restricted Investments from Holdings and the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by Holdings or its Restricted Subsidiaries using the Available Amount, in each case, after the Closing Date (provided that any such increase in the Available Amount pursuant to this clause (x) shall not exceed the initial amount of the Available Amount utilized to fund any such Restricted Investment); (y) the sale (other than to Holdings or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by Holdings or a Restricted Subsidiary pursuant to clause (vii) of Section 10.5(b) below at the time made or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date and/or (z) the aggregate amount of all dividends, returns, interest, profits, distributions, income and similar amounts (in each case, to the extent made in cash or Cash Equivalents) received by Holdings and the Restricted Subsidiaries from any Restricted Investment made by Holdings or its Restricted Subsidiaries using the Available Amount, in each case, after the Closing Date (provided that any such increase in the Available Amount pursuant to this clause (z) shall not exceed the initial amount of the Available Amount utilized to fund any such Restricted Investment), plus
(E)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (or that has been merged, amalgamated or consolidated with or into Holdings or a Restricted Subsidiary) after the Closing Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation (or merger, amalgamation or consolidation) of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by Holdings or a Restricted Subsidiary pursuant to clause (vii) of Section 10.5(b) below or to the extent such Investment constituted a Permitted Investment, plus
(F)    the aggregate amount of any Retained Declined Proceeds and Retained Asset Sale Proceeds since the Closing Date, plus
(G)    an aggregate amount not to exceed the greater of (x) $480,000,000 and (y) 30.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), plus
(H)    50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Closing Date occurred to the end of Holdings’ fiscal quarter most recently ended prior to the Amendment No. 5 Effective Date, minus
(I)    the aggregate amount of Restricted Payments made in reliance on this Section 10.5(a)(iii) under this Agreement as in effect prior to the Amendment No. 5 Effective Date.

(b)    The foregoing provisions of Section 10.5(a) will not prohibit:
(i)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;
(ii)    (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Junior Debt of Holdings or any Restricted Subsidiary, or any Equity Interests of any direct or indirect parent company of Holdings, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Holdings or any direct or indirect parent company of Holdings to the extent contributed to Holdings (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (B) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 10.5(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of Holdings) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;
(iii)    the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt of Holdings or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Holdings, or a Restricted Subsidiary, as the case may be, which is incurred in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness, (B) such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent as such Junior Debt so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired, (D) if such Junior Debt so purchased, exchanged, redeemed, repurchased, acquired or retired for value is (I) unsecured then such new Indebtedness shall be unsecured) or (II) Permitted Other Indebtedness incurred pursuant to Section 10.1(x)(i)(B) and is secured by a Lien ranking junior to the Liens securing the Obligations then such new Indebtedness shall be unsecured or secured by a Lien ranking junior to the Liens securing the Obligations and (E) such new Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired;
(iv)    a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Holdings or any direct or indirect parent company of Holdings held by any future, present or former employee, officer, director, manager or consultant of Holdings, any of its Subsidiaries or any direct or indirect parent company of Holdings pursuant to any management equity plan or stock option plan or phantom equity plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Holdings or any direct or indirect parent company of Holdings in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of Holdings or any direct or indirect parent company of Holdings in connection with the Transactions; provided that, except with respect to non-discretionary purchases, the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year the greater of (A) $30,000,000 and (B) 2.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (with unused amounts in any calendar year being carried over to succeeding calendar years); provided further that such amount in any calendar year may be increased by an amount not to exceed: (I) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdings and, to the extent contributed to Holdings, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of Holdings, in each case to any future, present or former employees, officers, directors, managers or consultants of Holdings, any of its Subsidiaries or any direct or indirect parent company of Holdings that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of Section 10.5(a), plus (II) the cash proceeds of key man life insurance policies received by Holdings and the Restricted Subsidiaries after the

Closing Date, less (III) the amount of any Restricted Payments previously made pursuant to clauses (I) and (II) of this clause (iv); and provided further that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from any future, present or former employees, officers, directors, managers or consultants of Holdings, any direct or indirect parent company of Holdings or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Holdings or any direct or indirect parent company of Holdings will not be deemed to constitute a Restricted Payment for purposes of this Section 10.5 or any other provision of this Agreement;
(v)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with Section 10.1 to the extent such dividends are included in the definition of Fixed Charges;
(vi)    (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings after the Closing Date; (B) the declaration and payment of dividends to any direct or indirect parent company of Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Closing Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to Holdings from the sale of such Designated Preferred Stock, or (C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 10.5(b); provided that, in the case of each of (A) and (C) of this clause (vi), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a Pro Forma Basis, Holdings and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;
(vii)    Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of $350,000,000 and 25.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(viii)    (A) payments made or expected to be made by Holdings or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise, vesting or settlement of Equity Interests held by any future, present or former employee, director, manager or consultant (or any permitted transferee of any of the foregoing) and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (B) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment;
(ix)    the declaration and payment of dividends on Holdings’ common stock (or the payment of dividends to any direct or indirect parent company of Holdings to fund a payment of dividends on such company’s common stock) in an aggregate amount not to exceed 7.0% of the market capitalization of Holdings (or the direct or indirect parent company of Holdings);
(x)    Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Closing Date;
(xi)    other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause not to exceed the greater of $480,000,000 and 30.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time made;
(xii)    distributions or payments of Receivables Fees;
(xiii)    any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of Holdings to permit payment by such parent of such amount), to the extent permitted by Section 9.9 (other than clause (b) thereof), and Restricted Payments in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other Permitted Investment and to satisfy indemnity and other similar obligations under any Permitted Acquisitions or other Permitted Investments;
(xiv)    other Restricted Payments; provided that after giving Pro Forma Effect to such Restricted Payments the Consolidated Total Debt to Consolidated EBITDA Ratio is equal to or less than 3.75:1.00; provided that, with respect to Restricted Investments, the Consolidated Total Debt to Consolidated EBITDA Ratio is equal to or less than 4.00:1.00;
(xv)    the declaration and payment of dividends by Holdings to, or the making of loans to, any direct or indirect parent company of Holdings in amounts required for any direct or indirect parent company to pay: (A) franchise and excise taxes, and other fees and expenses required to maintain its organizational existence, (B) foreign, U.S. federal, state and local income and similar taxes, to the extent that such income taxes are attributable to the income of Holdings and the Restricted Subsidiaries and, to the extent of the amount actually received from any Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that Holdings, its Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) would have been required to pay in respect of such foreign, U.S. federal, state and local income and similar taxes for such fiscal year had Holdings, its Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) been a stand-alone taxpayer or stand-alone group (separate from any such direct or indirect parent company of Holdings) for all fiscal years ending after the Closing Date, (C) customary salary, bonus and other benefits payable to officers, employees, directors and managers of any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings and the Restricted Subsidiaries, including Holdings’ proportionate share of such amount relating to such parent company being a public company, (D) general corporate or other operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any direct or indirect parent company of Holdings to the extent such costs and expenses are attributable to the ownership or operation of Holdings and the Restricted Subsidiaries, including Holdings’ proportionate share of such amount relating to such parent company being a public company, (E) amounts required for any direct or indirect parent company of Holdings to pay fees and expenses incurred by any direct or indirect parent company of Holdings related to (I) the maintenance by such Parent Entity of its corporate or other entity existence and (II) transactions of such parent company of Holdings of the type described in clause (xii) of the definition of “Consolidated Net Income”, (F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any such direct or indirect parent company of Holdings and (G) repurchases deemed to occur upon the cashless exercise of stock options;
(xvi)    the repurchase, redemption or other acquisition for value of Equity Interests of Holdings deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Holdings, in each case, permitted under this Agreement;
(xvii)    the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);
(xviii)    payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 10.3 (other than Section 10.3(g));
(xix)    the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt in an aggregate amount pursuant to this clause (xx) not to exceed the greater of (x) $400,000,000 and (y) 25.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);
(xx)    the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt; provided that after giving Pro Forma Effect to such prepayments, redemptions, defeasances, repurchases or other acquisitions or retirements for value the Consolidated Total Debt to Consolidated EBITDA Ratio is equal to or less than 4.00:1.00; and

(xxi)    any Specified Disposition;
provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (x) (but only if the Excluded Contribution was made more than six months prior to such time), (xi), (xiv), (xvii), (xix) and (xx), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof (or in the case of a Restricted Investment, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing or would occur as a consequence thereof).
Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment”. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 10.5(a) or under clauses (vii), (x) or (xi) of this Section 10.5(b), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.
For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of clauses (i) through (xx) above or is entitled to be made pursuant to the first paragraph of this covenant, Holdings will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (i) through (xx) and such first paragraph in a manner that otherwise complies with this covenant.
(c)    Prior to the Latest 2020 Term Loan Maturity Date, to the extent any Permitted Debt Exchange Notes are issued pursuant to Section 10.1(y) for the purpose of consummating a Permitted Debt Exchange, (i) Holdings will not, and will not permit any Restricted Subsidiary to, prepay, repurchase, redeem or otherwise defease or acquire any Permitted Debt Exchange Notes unless Holdings shall concurrently voluntarily prepay Term Loans pursuant to Section 5.1(a) on a pro rata basis among the Term Loans, in an amount not less than the product of (A) a fraction, the numerator of which is the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes that are proposed to be prepaid, repurchased, redeemed, defeased or acquired and the denominator of which is the aggregate principal amount (calculated on the face amount thereof) of all Permitted Debt Exchange Notes in respect of the relevant Permitted Debt Exchange then outstanding (prior to giving effect to such proposed prepayment, repurchase, redemption, defeasance or acquisition) and (B) the aggregate principal amount (calculated on the face amount thereof) of Term Loans then outstanding and (ii) Holdings will not waive, amend or modify the terms of any Permitted Debt Exchange Notes or any indenture pursuant to which such Permitted Debt Exchange Notes have been issued in any manner inconsistent with the terms of Section 2.15(a), 10.1(y) or the definition of “Permitted Other Indebtedness” or that would result in an Event of Default hereunder if such Permitted Debt Exchange Notes (as so amended or modified) were then being issued or incurred.
10.6    Limitation on Subsidiary Distributions. Holdings will not, and will not permit any of its Restricted Subsidiaries that are not Borrowers or Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
(a)    (i) pay dividends or make any other distributions to Holdings or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to Holdings or any Restricted Subsidiary;
(b)    make loans or advances to Holdings or any Restricted Subsidiary; or
(c)    sell, lease or transfer any of its properties or assets to Holdings or any Restricted Subsidiary;
except (in each case) for such encumbrances or restrictions existing under or by reason of:
(i)    contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;
(ii)    [reserved];

(iii)    purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in this clause (c) on the property so acquired;
(iv)    Requirement of Law or any applicable rule, regulation or order;
(v)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into Holdings or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;
(vi)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Holdings pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;
(vii)    secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(viii)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(ix)    other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;
(x)    customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and any Equity Interests issued thereby;
(xi)    customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;
(xii)    restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of Holdings, are necessary or advisable to effect such Receivables Facility; and
(xiii)    any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings’ board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
10.7    Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio. Solely with respect to the Revolving Credit Facility, commencing with the second full fiscal quarter to occur after the Amendment No. 4 Effective Date, subject to Section 11.14, Holdings will not permit the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio as of the last day of any Test Period ending during any Compliance Period to be greater than 6.25 to 1.00.
10.8    Permitted Activities. Holdings shall not conduct, transact or otherwise engage in any business or operations other than (a) the ownership and/or acquisition of the Capital Stock of the U.S. Borrower, Spinco, the Spinco Borrower and the other Subsidiaries, (b) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (c) participating in tax, accounting and other administrative matters and reporting related to such matters, (d) the performance of its obligations under and in connection with the Credit Documents and any documentation governing Permitted Other Indebtedness, any refinancing thereof and the other agreements not prohibited hereby and thereby, (e) any offering of its common stock or any other issuance or registration of its Capital Stock for sale or resale not prohibited by this Section 10, including the ability to incur costs, fees and expenses related thereto, (f) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting matters, (g) providing indemnification to officers and directors, (h) activities incidental to the consummation of the Transactions and any other transaction contemplated by a Credit Document (including Amendment No. 4 and Amendment No. 5), (i) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of the U.S. Borrower, Spinco, the Spinco Borrower and other Subsidiaries and guaranteeing the obligations of the Borrowers and the other Subsidiaries, (j) activities relating and incidental to being a public company (including compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended), (k) any other transaction permitted pursuant to this Section 10 and (l) activities incidental to the businesses or activities described in clauses (a) through (k) of this Section 10.8.

Section 11.    Events of Default
Upon the occurrence of any of the following specified events (each an “Event of Default”):
11.1    Payments. A Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or
11.2    Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days after notice thereof from the Administrative Agent to the Borrower; or
11.3    Covenants. Any Credit Party shall:
(a)    default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.1(e)(i), 9.5(a) (solely with respect to Holdings or a Borrower) or Section 10; provided that any default under Section 10.7 shall not constitute an Event of Default with respect to the Term Loan Commitments and the Term Loans may not be accelerated until the date on which the Revolving Credit Loans (if any) have been accelerated or the Revolving Credit Commitments have been terminated, in each case, by the Required Revolving Credit Lenders; provided that, if the Lenders under any Additional Revolving Credit Commitment have agreed not to have the benefit of the covenant set forth in Section 10.7, such Additional Revolving Credit Commitments shall be disregarded for purposes of determining the Required Revolving Credit Lenders and such Additional Revolving Credit Commitments shall be treated in the same manner as the Term Loans are treated pursuant to this proviso; provided further that any Event of Default under Section 10.7 is subject to cure as provided in Section 11.14 and an Event of Default with respect to such Section shall not occur until the expiration of the 10th Business Day subsequent to the date the financial statements with respect to any fiscal quarter is required to be delivered; or
(b)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by Holdings from the Administrative Agent or the Required Lenders; or
11.4    Default Under Other Agreements. (a) Holdings or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of the greater of (x) $150,000,000 and (y) 7.0% of Consolidated EBITDA for the most recently ended Test Period in the aggregate, for Holdings and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) shall apply to any failure to make any payment in excess of the greater of (x) $150,000,000 and (y) 7.0% of Consolidated EBITDA for the most recently ended Test Period that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (a) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition

(including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of the greater of (x) $150,000,000 and (y) 7.0% of Consolidated EBITDA for the most recently ended Test Period that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided that this clause (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or
11.5    Bankruptcy, Etc. Holdings, any Borrower or any Material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Borrower or any Non-U.S. Subsidiary that is a Material Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, liquidation, receivership, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against Holdings, any Borrower or any Material Subsidiary and the petition is not controverted within 60 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against Holdings, any Borrower or any Material Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar person is appointed for, or takes charge of, all or substantially all of the property of Holdings, any Borrower or any Material Subsidiary; or Holdings, any Borrower or any Material Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, any Borrower or any Material Subsidiary; or there is commenced against Holdings, any Borrower or any Material Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, any Borrower or any Material Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, any Borrower or any Material Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, any Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; or the UK Borrower is unable or admits an inability to pay its debts as they fall due or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than a Finance Party) with a view to rescheduling any of its indebtedness; or the value of the assets of the UK Borrower is less than its liabilities (taking into account future contingent and prospective liabilities); or any corporate action is taken by Holdings, any Borrower or any Material Subsidiary for the purpose of effecting any of the foregoing; or
11.6    ERISA. (a) An ERISA Event or a Foreign Plan Event shall have occurred, (b) a trustee shall be appointed by a United States district court to administer any Pension Plan(s), (c) the PBGC shall institute proceedings to terminate any Pension Plan(s), (d) any Credit Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (e) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect; or
11.7    Guarantee. Any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or
11.8    Security Documents. Any Security Document pursuant to which the Capital Stock or Stock Equivalents of a Borrower or any Restricted Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent or any Lender or as a result of the Collateral Agent’s failure to maintain possession of any Stock or Stock Equivalents that have been previously delivered to it) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Security Document; or

11.9    Security Agreement. The U.S. Security Agreement or any other Security Document pursuant to which the assets of a Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the U.S. Security Agreement or any other Security Document; or
11.10    Mortgages. Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any mortgagor’s obligations under any Mortgage; or
11.11    Judgments. One or more judgments or decrees shall be entered against Holdings or any of the Restricted Subsidiaries involving a liability in excess of the greater of (x) $150,000,000 and (y) 7.0% of Consolidated EBITDA for the most recently ended Test Period in the aggregate for all such judgments and decrees for Holdings and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier notified of such judgment and not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or
11.12    Change of Control. A Change of Control shall occur;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Required Lenders, shall, by written notice to Holdings, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against Holdings and the Borrowers, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to a Borrower or Holdings, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b), (c) and (d) below shall occur automatically without the giving of any such notice): (a) declare the Total Revolving Credit Commitment and Swingline Commitment terminated, whereupon the Revolving Credit Commitment and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; (c) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (d) direct the Borrowers to pay (and each Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to such Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for such Borrower’s respective Reimbursement Obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.
11.13    Application of Proceeds. Subject to the terms of the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement, in each case, if executed, any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to a Borrower under Section 11.5 shall be applied:
(a)    first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or Collateral Agent in connection with any collection or sale of Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;
(b)    second, to the Secured Parties, an amount (x) equal to all Obligations (other than Obligations with respect to clause (a) above) owing to them on the date of any distribution and (y) sufficient to Cash Collateralize all Letters of Credit Outstanding on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full and Cash Collateralize all Letters of Credit Outstanding, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof and to Cash Collateralize the Letters of Credit Outstanding; and

(c)    third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;
provided that any amount applied to Cash Collateralize any Letters of Credit Outstanding that has not been applied to reimburse the Letter of Credit Borrower for Unpaid Drawings under the applicable Letters of Credit at the time of expiration of all such Letters of Credit shall be applied by the Administrative Agent in the order specified in clauses (a) through (c) above. Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations.
11.14    Equity Cure. Notwithstanding anything to the contrary contained in this Section 11, in the event that Holdings fails to comply with the requirement of the financial covenant set forth in Section 10.7, from the end of any fiscal period until the expiration of the 10th Business Day following the date of the delivery of the certificate of an Authorized Officer under Section 9.1(d) with the financial statements referred to in Sections 9.1(a) or (b) in respect of such fiscal period for which such financial covenant is being measured, any holder of Capital Stock or Stock Equivalents of Holdings or any direct or indirect parent of Holdings shall have the right to cure such failure (the “Cure Right”) by causing cash net equity proceeds derived from an issuance of Capital Stock or Stock Equivalents (other than Disqualified Stock, unless reasonably satisfactory to the Administrative Agent) by Holdings to be contributed as common equity to Holdings, and upon receipt by Holdings of such cash contribution (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, such financial covenant shall be recalculated giving effect to the following pro forma adjustments:
(a)    Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the financial covenant set forth in Section 10.7 with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;
(b)    Consolidated Senior Secured Debt shall be decreased solely to the extent proceeds of the Cure Amount are actually applied to prepay any of the Credit Facilities; and
(c)    if, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of the financial covenant set forth in Section 10.7, Holdings shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 10.7 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants that had occurred shall be deemed cured for the purposes of this Agreement; provided that (i) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is made, (ii) there shall be a maximum of five Cure Rights made during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount required to cause compliance with the financial covenant set forth in Section 10.7; and (iv) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with Section 10.7
Section 12.    The Agents
12.1    Appointment.
(a)    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Bookrunners and Sections 12.9 and 12.11 with respect to Holdings) are solely for the benefit of the Agents and the Lenders, neither Holdings nor any Borrower shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.
(b)    The Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders, the Swingline Lender or the Letter of Credit Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.
(c)    Each of the Joint Lead Arrangers and Bookrunners, the Co-Documentation Agents, and the Co-Managers, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.
12.2    Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).
12.3    Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of Holdings, any Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of Holdings, any Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.
12.4    Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, teletype or electronic message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings and the Borrowers), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law. For purposes of determining compliance with the conditions specified in Section 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.5    Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent has received written notice from a Lender or Holdings or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.
12.6    Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of Holdings, any Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender, the Swingline Lender or any Letter of Credit Issuer. Each Lender, the Swingline Lender and each Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings, any Borrower, Guarantor and other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Holdings, any Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of Holdings, any Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
12.7    Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of Holdings or any Borrower, provided that such reimbursement by the Lenders shall not affect Holdings’ or such Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.
12.8    Agents in Their Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings, any Borrower, any Guarantor, and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
12.9    Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and Holdings. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of Holdings (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Administrative Agent or Collateral Agent shall notify the Borrowers and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). The fees payable by Holdings (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between Holdings and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.
Any resignation by Citibank, N.A. as Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation as Letter of Credit Issuer and its Affiliates’ resignation as Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swingline Lender, (b) the retiring Letter of Credit Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.
12.10    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. For the avoidance of doubt, for purposes of this Section 12.10, the term “Lender” includes any Letter of Credit Issuer and any Swingline Lender.
12.11    Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to, in connection with a sale or disposition of assets permitted by this Agreement or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented, (a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the termination of this Agreement and the payment of all Obligations hereunder (except for (w) contingent indemnification obligations in respect of which a claim has not yet been made, (x) Secured Working Capital Obligations, (y) Secured Hedge Obligations and (z) Secured Cash Management Obligations), (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its Guarantee, (iv) as to the extent provided in the Security Documents, (v) that constitutes Excluded Stock and Stock Equivalents or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor from its obligations under the Guarantee; (c) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by clauses (a), (b), (c), (d), (e), (g), (q), (v), (aa), (dd) and (ee) of the definition of Permitted Liens or Liens securing Indebtedness pursuant to clasues (d), (k) and (v) of Section 10.01; provided that the subordination of any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent shall only be required to the extent that the Lien of the Administrative Agent or the Collateral Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and (d) enter into subordination, intercreditor and/or similar agreements contemplated hereunder with respect to Indebtedness permitted to be incurred under this Agreement that is (i) required or, if requested by a Borrower, permitted to be subordinated hereunder, (ii) secured by Permitted Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust agreement or similar agreement and/or (iii) contemplates the entry into collateral allocation and/or loss sharing arrangements.
The Collateral Agent shall have its own independent right to demand payment of the amounts payable by any such Borrower under this Section 12.11, irrespective of any discharge of such Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting such Borrower to preserve their entitlement to be paid those amounts.
Any amount due and payable by any Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by any Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.
12.12    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, Holdings, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. No holder of Secured Working Capital Obligations, Secured Hedge Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Working Capital Obligations, Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements, Secured Working Capital Agreements and Secured Cash Management Agreements.
12.13    German Security.
(a)    Notwithstanding anything to the contrary contained in this Agreement, with respect to the German Security and the German Security Documents, the terms and provisions of this Section 12.13 shall control and be binding.
(b)    With respect to the German Security and the German Security Documents, the Collateral Agent will:
(i)    hold and administer any German Security which is assigned or otherwise transferred (Sicherungseigentum/Sicherungsabtretung) under a non-accessory security right (nicht akzessorische Sicherheit) to it as trustee (Treuhänder) for the benefit of the Lenders; and
(ii)    administer any German Security which is pledged (Verpfändung) or otherwise transferred to a Lender under an accessory security right (akzessorische Sicherheit) as agent.
(c)    With respect to the German Security and the German Security Documents, each Lender hereby authorizes the Collateral Agent (whether or not by or through employees or agents):
(i)    to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent by this Agreement and the German Security Documents together with such powers and discretions as are reasonably incidental thereto;
(ii)    to take such action on its behalf as may from time to time be authorized under or in accordance with this Agreement and the German Security Documents; and
(iii)    to execute for and on its behalf any and all German Security Documents to which it is a party and to accept as its representative (Stellvertreter) any pledge or other creation of any accessory right made to any such Lender in relation to this Agreement.
(d)    Each Lender, the Collateral Agent and each Borrower acknowledge and agree that the Collateral Agent will be exempted from the restrictions of Section 181 of the German Civil Code and may delegate its power (including the release from the restrictions of Section 181 of the German Civil Code) by way of granting a substitute power of attorney.
(e)    Sections 12.13(c)(i), (ii) and (iii) and 12.13(d) above shall be governed by German law except for the German conflict of law rules. The non-exclusive place of jurisdiction to settle any disputes which arise out of, or are connected to, Section 12.14 shall be Frankfurt am Main, Germany.
(f)    The Collateral Agent may take such action (including, without limitation, the exercise of all rights, discretions or powers and the granting of consents or releases or the engagement of a notary for execution of any documents required in notarial form) or, as the case may be, refrain from taking such action under or pursuant to the German Security Documents as the Lenders will specifically direct the Collateral Agent in writing from time to time.
(g)    Unless the Collateral Agent has been so directed by the Required Lenders, the Collateral Agent will not take any action under the German Security Documents; provided that it may (but is not be obliged to) take such action as permitted under the German Security Documents as it reasonably considers necessary or appropriate to protect the interests of the Secured Parties under the German Security Documents but the Credit Parties will not be concerned with whether the Collateral Agent will be acting in accordance with these provisions and will be conclusively entitled to assume that the Collateral Agent has all the necessary right, title and authority to do so.
12.14    Parallel Debt.
(a)    For the purpose of any German Security Document, the German Borrower irrevocably and unconditionally undertakes, by way of an abstract acknowledgement of debt, to pay to the Collateral Agent as creditor in its own right and not as representative of the Secured Parties, an amount equal to the aggregate of all Obligations of the German Borrower to each Secured Party from time to time due in accordance with the terms and conditions of such Obligations (such payment undertaking and the obligations and liabilities which are the result thereof, hereinafter being the “Parallel Debt”).
(b)    The parties to this Agreement hereby acknowledge and agree that (i) the Parallel Debt constitutes undertakings, obligations and liabilities of the German Borrower to the Collateral Agent which are separate and independent from, and without prejudice to, the Obligations which the German Borrower have to any Secured Party, and (ii) that the Parallel Debt represents the Collateral Agent’s own claim to receive payment of such Parallel Debt by the German Borrower; provided that the total amount which may become due under the Parallel Debt of the German Borrower under this Section 12.14(b) shall never exceed the total amount which may become due under all the Obligations of the German Borrower to the Secured Parties.
(c)    The total amount due by the German Borrower as the Parallel Debt under this Section 12.14 shall be decreased to the extent that the German Borrower shall have paid any amounts to the Secured Parties or any of them to reduce the German Borrower’s outstanding Obligations or a Secured Party otherwise receives any amount in payment of such Obligations (other than by virtue of Section 12.14(d) below).
(d)    To the extent that the German Borrower shall have paid any amounts to the Collateral Agent under the Parallel Debt or the Collateral Agent shall have otherwise received monies in payment of such Parallel Debt from the German Borrower, the total amount due under the Obligations of the German Borrower shall be decreased.
(e)    All monies received or recovered by the Collateral Agent pursuant to this Section 12.14, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any Lien granted to secure a Parallel Debt, shall be applied in accordance with this Agreement.
(f)    For the purpose of this Section 12.14, the Collateral Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Secured Party and its claims in respect of a Parallel Debt shall not be held on trust.
(g)    Without limiting or affecting the Collateral Agent’s rights against the German Borrower (whether under this Section 12.14 or under any other provision of the Credit Documents), the German Borrower acknowledges that:
(i)    nothing in this Section 12.14 shall impose any obligation on the Collateral Agent to advance any sum to the German Borrower or otherwise under any Credit Document, except in its capacity as a Lender; and
(ii)    for the purpose of any vote taken under any Credit Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.
(h)    For the avoidance of doubt, a Parallel Debt will become due and payable at the same time the German Borrower’s Obligations become due and payable.
12.15    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
Section 13.    Miscellaneous
13.1    Amendments, Waivers and Releases. Except as otherwise set forth in the Credit Documents, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of a Borrower to pay interest at the “default rate” or amend Section 2.8(~~c~~e)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Facility Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only) and 13.8(a) and 13.20, or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) consent to the assignment or transfer by a Borrower of its rights and obligations under any

Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of each Letter of Credit Issuer directly and adversely affected thereby, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender in a manner that directly and adversely affects such Person, or (vi) change any Revolving Credit Commitment to a Term Loan Commitment, or change any Term Loan Commitment to a Revolving Credit Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (viii) (w) decrease the 2020 GDI Tranche B-2 Dollar Term Loan Repayment Amount applicable to 2020 GDI Tranche B-2 Dollar Term Loans or extend any scheduled 2020 GDI Tranche B-2 Dollar Term Loan Repayment Date applicable to 2020 GDI Tranche B-2 Dollar Term Loans, in each case without the written consent of the Required 2020 GDI Tranche B-2 Dollar Term Loan Lenders, (x) decrease the 2020 GDI Tranche B-2 Euro Term Loan Repayment Amount applicable to 2020 GDI Tranche B-2 Euro Term Loans or extend any scheduled 2020 GDI Tranche B-2 Euro Term Loan Repayment Date applicable to 2020 GDI Tranche B-2 Euro Term Loans, in each case without the written consent of the Required 2020 GDI Tranche B-2 Euro Term Loan Lenders, (y) decrease the 2020 Spinco Tranche B-1 Dollar Term Loan Repayment Amount applicable to 2020 Spinco Tranche B-1 Dollar Term Loans or extend any scheduled 2020 Spinco Tranche B-1 Dollar Term Loan Repayment Date applicable to 2020 Spinco Tranche B-1 Dollar Term Loans, in each case without the written consent of the Required 2020 Spinco Tranche B-1 Dollar Term Loan Lenders or (z) decrease the Series A New Term Loan Repayment Amount applicable to Series A New Term Loans or extend any scheduled Series A New Term Loan Repayment Date applicable to Series A New Term Loans, in each case without the written consent of the Required Series A New Term Loan Lenders or (ix) reduce the percentages specified in the definitions of the terms “Required Lenders”, “Required Revolving Credit Lenders”, “Required 2020 GDI Tranche B-2 Dollar Term Loan Lenders”, “Required 2020 GDI Tranche B-2 Euro Term Loan Lenders”, “Required 2020 Spinco Tranche B-1 Dollar Term Loan Lenders”, or “Required Series A New Term Loan Lenders” or amend, modify or waive any provision of this Section 13.1 that has the effect of altering the number of Lenders that must approve any amendment, modification or waiver, in each case without the written consent of each Lender directly and adversely affected thereby.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders) and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately from the other Lenders of the same Class.
Notwithstanding the foregoing, (A) only the Required Revolving Credit Lenders shall have the ability to waive, amend, supplement or modify the covenant set forth in Section 10.7 and (B) any amendment, waiver or modification that affects one Class of Revolving Credit Lenders expressly differently and adversely than another Class of Revolving Credit Lenders shall require the consent of Persons holding a majority of the Commitments of such Class.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the Borrowers, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, Holdings, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any amendment, waiver or modification that directly and adversely changes the rights of payments of one Class of Lenders differently than another Class of Lenders or directly and adversely affects the rights to the Collateral of one Class of Lenders differently than another Class of Lenders shall require the consent of Persons holding a majority of the Commitments and/or Loans of such directly and adversely affected Class.
Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrowers (I) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (II) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans and Revolving Credit Loans.
In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the U.S. Borrower, the Spinco Borrower, if applicable, and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus an amount equal to all accrued but unpaid interest, fees, premiums, and expenses incurred in connection therewith), (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans of such Class in effect immediately prior to such refinancing.
The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for (i) contingent indemnification obligations in respect of which a claim has not yet been made, (ii) Secured Hedge Obligations and (iii) Secured Cash Management Obligations), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence) and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.
Notwithstanding anything herein to the contrary the Credit Documents may be amended to (i) add syndication or documentation agents and make customary changes and references related thereto and (ii) add or modify “parallel debt” language in any jurisdiction in favor of the Collateral Agent or add Collateral Agents, in each case (i) and (ii) with the consent of only the U.S. Borrower or the Spinco Borrower, as applicable, and the Administrative Agent and in the case of (ii) the Collateral Agent.
Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended (or amended and restated) to effect an incremental facility or extension facility pursuant to Section 2.14 (and the Administrative Agent and Holdings may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Holdings, to effect the terms of any such incremental facility or extension facility); (ii) no Lender consent shall be required to effect any amendment, amendment and restatement or supplement to any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment, amendment and restatement or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document may be amended (or amended and restated) by an agreement in writing entered into by Holdings and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and Holdings) or (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to the Swingline Lender and any Letter of Credit Issuer in respect of issuances of Swingline Loans or Letters of Credit) and such amendment or amendment and restatement shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; (iv) Schedule B to Amendment No. 4 may be amended (or amended and restated) to effect a change or increase in Letter of Credit Commitments pursuant to Section 3.6 (and the Administrative Agent and the Borrowers may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Holdings, to effect the terms of any such change in Letter of Credit Commitments) and (v) guarantees, collateral documents and related documents (including the annexes, exhibits and schedules to this Agreement and the other Credit Documents) executed by the applicable Credit Party or Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, restated, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.
13.2    Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(a)    if to Holdings, a Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(b)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Holdings and the Borrowers, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Swingline Lender.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.
13.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
13.5    Payment of Expenses; Indemnification. Holdings and each Borrower agree (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Cravath, Swaine & Moore LLP, as counsel to the Agents, or such other counsel retained with Holdings’ consent (such consent not to be unreasonably withheld), (b) to pay or reimburse each Agent and each Letter of Credit Issuer for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of Cravath, Swaine & Moore LLP, as counsel to the Agents, or such other counsel retained with Holdings’ consent (such consent not to be unreasonably withheld), (c) to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and Agent and their respective Affiliates, officers, directors, employees, agents, controlling persons, members, advisors, agents or successors and permitted assigns (each, an “Indemnified Party”) from and against any and all other out-of-pocket expenses, liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each relevant jurisdiction to such Indemnified Parties (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such Indemnified Party may retain its own counsel retained with Holdings’ consent (such consent not to be unreasonably withheld, conditioned or delayed)), related to the Transactions (including, without limitation, the Acquisition, the Distribution, the Merger and the Spinco Designation) or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law, in each case, applicable to Holdings or any of its Subsidiaries or to any actual or alleged presence, Release or threatened Release of Hazardous Materials involving or attributable to Holdings or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that Holdings and its Subsidiaries shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Affiliates, or any of its or its Affiliates’ officers, directors, employees, agents, controlling persons, members, advisors, agents or successors and assigns, (ii) a material breach of any Credit Document by such Indemnified Party or any of its Affiliates, or any of its or its Affiliates’ officers, directors, employees, agents, controlling persons, members, advisors, agents or successors and permitted assigns or (iii) any dispute, proceeding or claim between and among Indemnified Parties otherwise entitled to indemnification (other than any dispute, proceeding or claim arising out of any act or omission of Holdings or any Borrower or Guarantor); provided that the Agents (and their related affiliates, officers, directors, employees, agents, controlling persons, advisors and other representatives), to the extent acting in their capacity as such, shall remain indemnified in respect of such dispute, proceeding or claim to the extent otherwise entitled to be so indemnified hereunder. Holdings and its Subsidiaries shall have no obligation to pay or reimburse any allocated costs of in-house counsel. No Indemnified Party shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnified Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). No Credit Party shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith; provided that the foregoing shall not limit Holdings’ and the Borrowers’ indemnification obligations to the Indemnified Party pursuant to this Section 13.5 in respect of damages incurred or paid by an Indemnified Party to a third party. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, stockholders or creditors or any other Person, whether or not any Indemnified Party is otherwise a party thereto. All amounts payable under this Section 13.5 shall be paid within ten Business Days of receipt by Holdings of an invoice relating thereto setting forth such expense in reasonable retail. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to any claims for Taxes, which shall be governed exclusively by Section 5.4 (other than any Taxes that represented losses, claims or damages arising from a non-Tax claim) and, to the extent set forth therein, Sections 2.10 and 3.5. Notwithstanding the foregoing, nothing in this Section 13.5 shall cause a Foreign Borrower to be liable for the Obligations of the U.S. Borrower, the Spinco Borrower or any other Borrower organized under the laws of the

United States, any state thereof, or the District of Columbia in regards to its Borrowings under any Term Loans or under any Revolving Credit Loans.
13.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent (such consent not be unreasonably withheld, conditioned or delayed; it being understood that, without limitation, the Borrowers shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrowers would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:
(A)    the applicable Borrowers, provided that no consent of the Borrowers shall be required for (I) an assignment of Term Loans to (X) a Lender, (Y) an Affiliate of a Lender, or (Z) an Approved Fund, (II) an assignment of Loans or Commitments to any other assignee if an Event of Default under Section 11.1 or Section 11.5 (with respect to Holdings or the Borrowers) has occurred and is continuing or (III) an assignment of Term Loans only, unless a Borrower has objected thereto by delivering written notice to the Administrative Agent within ten (10) Business Days after the receipt of a written request for consent thereto; and
(B)    the Administrative Agent and, in the case of Revolving Credit Commitments or Revolving Credit Loans only, the Swingline Lender and each Letter of Credit Issuer, provided that no consent of the Administrative Agent, the Swingline Lender or the Letter of Credit Issuer, as applicable, shall be required for (I) an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (II) an assignment of Revolving Credit Commitments or Revolving Credit Loans to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund.
Notwithstanding the foregoing, (1) no such assignment shall be made to a natural person, Disqualified Lender or Defaulting Lender or, with respect to the Revolving Credit Commitments, any Affiliated Lender (other than (x) an Affiliated Institutional Lender, (y) KKR Corporate Lending LLC and (z) MCS Corporate Lending LLC) and (2) no consent of any Person shall be required for assignments of any Loans or Commitments between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC. In addition, notwithstanding anything herein to the contrary no more than 30% of the Revolving Credit Commitments of any Class may be held by Affiliated Institutional Lenders, KKR Corporate Lending LLC and MCS Corporate Lending LLC in the aggregate.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of Revolving Credit Commitments and $1,000,000 in the case of Term Loans, unless each of the Borrowers and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrowers shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms; and
(E)    any assignment to Holdings, a Borrower, any Subsidiary or an Affiliated Lender shall also be subject to the requirements of Section 13.6(h).
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (A) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (B) the benefit of each Security Document shall be maintained in favor of the new Lender.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and related interest amounts) and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Agent, the Letter of Credit Issuer and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.6(b) and any written consent to such assignment required by Section 13.6(b), the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register.

(c)    (i)    Any Lender may, without the consent of the Borrowers or the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, and to the extent permitted by applicable law, sell participations to one or more banks or other entities (other than (x) Holdings and its Subsidiaries and (y) any Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (vii) of the second proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 ). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of such the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent (which consent shall not be unreasonably withheld). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the applicable Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
(d)    Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Each Borrower hereby agrees that, upon request of any Lender at any time and from time to time after such Borrower has made its initial borrowing hereunder, such Borrower shall provide to such Lender, at such Borrower’s own expense, a promissory note, substantially in the form of Exhibit H-1 or H-2, as applicable, evidencing the 2020 GDI Tranche B-2 Dollar Term Loans, 2020 GDI Tranche B-2 Euro Term Loans, 2020 Spinco Tranche B-1 Dollar Term Loans, any New Term Loans, Additional Term Loans and Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.
(e)    Subject to Section 13.16, each Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower and its Affiliates that has been delivered to such Lender by or on behalf of such Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of such Borrower and its Affiliates in connection with such Lender’s credit evaluation of such Borrower and its Affiliates prior to becoming a party to this Agreement.
(f)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)    SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (A) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrowers’ prior written consent (which consent shall not be unreasonably withheld).
(h)    Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to Holdings, any Borrower, any Subsidiary or an Affiliated Lender and (y) Holdings, any Borrower and any Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (x) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between Holdings or such Borrower and the Administrative Agent (or other applicable agent managing such auction) or (y) open market purchases; provided that:
(i)    any Loans or Commitments acquired by Holdings, any Borrower or any Subsidiary shall be retired and cancelled promptly upon the acquisition thereof;
(ii)    by its acquisition of Loans or Commitments, an Affiliated Lender shall be deemed to have acknowledged and agreed that:
(A)    it shall not have any right to (I) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrowers are not then present, (II) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrowers or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section II), or (III) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Credit Documents; and
(B)    except with respect to any amendment, modification, waiver, consent or other action described in clause (i) or (vii) of the second proviso of Section 13.1 or that alters an Affiliated Lenders pro rata share of any payments given to all Lenders, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph); and
(iii)    the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders may not exceed 30% of the aggregate principal amount of all Term Loans outstanding at such time under this Agreement; and
(iv)    any such Loans acquired by an Affiliated Lender may, with the consent of the Borrowers, be contributed to the Borrowers and exchanged for debt or equity securities that are otherwise permitted to be issued at such time (and such Loans or Commitments shall be retired and cancelled promptly).
For avoidance of doubt, the foregoing limitations shall not be applicable to Affiliated Institutional Lenders.
13.7    Replacements of Lenders Under Certain Circumstances.
(a)    The Borrowers shall be permitted to replace (and/or terminate the Commitment of) any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (C) the Borrowers shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 13.6(b), (F) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (G) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.
(b)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders affected (or directly and adversely affected) or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or more than 50% of the directly and adversely affected Lenders) shall have granted their consent, then, the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace (and/or terminate the Commitment of) such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that (A) all Obligations hereunder of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (C) the Borrowers shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b). In connection with any such assignment, the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.
13.8    Adjustments; Set-off.
(a)    Except as contemplated in Section 13.6 or elsewhere herein, if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.
13.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.
13.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.11    Integration. This Agreement and the other Credit Documents represent the agreement of the Borrowers, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrowers, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
13.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
13.13    Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States of America for the Southern District of New York sitting in New York City in the borough of Manhattan and appellate courts from any thereof;
(b)    consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;
(c)    agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 or such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;
(d)    agrees that nothing herein shall affect the right of the Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against holdings or any Borrower or any other Credit Party in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.
Holdings and each Borrower hereby confirm that each Credit Party has irrevocably and unconditionally appointed the U.S. Borrower (or, if such entity ceases to be existing under the laws of the United States, any state or territory thereof or the District of Columbia, and each Credit Party does not appoint another Credit Party existing therein as such a substitute agent, CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011) as its agent for service of process in any suit, action or proceeding with respect to the Credit Documents.

13.14    Acknowledgments. Each Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
(b)    (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrowers and the Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrowers and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrowers, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrowers, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrowers, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers, on the one hand, and any Lender, on the other hand.
13.15    WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
13.16    Confidentiality. The Administrative Agent, each other Agent and each Lender shall hold all non-public information furnished by or on behalf of Holdings or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental, regulatory or self-regulatory agency or representative thereof or pursuant to legal process or applicable law or regulation or to such Lender’s or the Administrative Agent’s or other Agent’s attorneys, professional advisors, agents, independent auditors, trustees or Affiliates (other than any portfolio company or other potential competitor of the Borrowers and provided that, in the case of Affiliates, such Confidential Information is provided on a need to know basis and only to the extent directly related to providing the Loans hereunder and such Affiliates are informed of the confidential nature of the Confidential Information and any failure by any such Person to keep such information confidential shall be a breach of this Section 13.16); provided that unless specifically prohibited by applicable law or court order, each Lender, the Administrative Agent and each other Agent shall use commercially reasonable efforts to notify Holdings of any request made to such Lender, the Administrative Agent or such other Agent by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by Holdings or any Subsidiary. Each Lender, the Administrative Agent and each other Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16. Notwithstanding the foregoing (a) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a nonconfidential basis from a source other than Holdings or its Subsidiaries and (b) the Administrative Agent shall not be responsible for compliance with this Section 13.16 by any other Agent or any Lender.
13.17    Direct Website Communications. Each of Holdings and each Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, Holdings or such Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Holdings or such Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of Holdings, the Borrowers, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (x) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (y) that the foregoing notice may be sent to such e-mail address.
(a)    Each of Holdings and each Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.
(b)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents as determined in the final non-appealable judgment of a court of competent jurisdiction.

(c)    Each of Holdings and each Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, any Borrower, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that Holdings or a Borrower has indicated contains only publicly available information with respect to Holdings or such Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If Holdings or such Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Holdings, any Borrower, the Subsidiaries and their securities. Notwithstanding the foregoing, each of Holdings and each Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.
13.18    USA PATRIOT Act and Beneficial Ownership Regulation. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.
13.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of a Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
13.20    Payments Set Aside. To the extent that any payment by or on behalf of Holdings or any Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
13.21    Euro. If at any time that a Loan (or Letter of Credit) denominated in an Alternative Currency is outstanding and the relevant Alternative Currency is fully replaced by the Euro as the lawful currency of the country that issued such Alternative Currency (the “Issuing Country”) so that all payments are to be made in the Issuing Country in Euro and not in the Alternative Currency previously the lawful currency of such country, then such Loan denominated in such Alternative Currency shall be automatically converted into a Loan denominated in Euro in a principal amount equal to the amount of Euro into which the principal amount of such Alternative Currency denominated Loan would be converted pursuant to law and thereafter no further Loans will be available in such Alternative Currency.
13.22    Special Provisions Relating to Currencies Other Than Dollars. All funds to be made available to Administrative Agent or the Letter of Credit Issuer, as applicable, pursuant to this Agreement in any currency other than Dollars shall be made available to Administrative Agent or the Letter of Credit Issuer, as applicable, in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial center as the Administrative Agent or the Letter of Credit Issuer, as applicable, shall from time to time nominate for this purpose. In relation to the payment of any amount denominated in any currency other than Dollars, neither the

Administrative Agent nor the Letter of Credit Issuer shall be liable to Borrowers or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent or the Letter of Credit Issuer if the Administrative Agent or Letter of Credit Issuer shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the relevant currency) to the account with the bank in the principal financial center in the Participating Member State which Borrowers or, as the case may be, any Lender shall have specified for such purpose. In this Section 13.22, “all relevant and necessary steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent or Letter of Credit Issuer may from time to time determine for the purpose of clearing or settling payments of such currency. Furthermore, and without limiting the foregoing, neither the Administrative Agent nor the Letter of Credit Issuer shall be liable to the Borrowers or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).
13.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
13.24    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 14.    Certain UK Borrower Provisions
14.1    UK Taxes. The provisions of this Section 14 shall only apply in respect of the UK Borrower to whom the provisions of Section 874 of the ITA would apply (ignoring any exceptions) on the payment of any amount of interest (a “UK Relevant Borrower”) to the relevant UK Lender. The provisions of this Section 14 are in addition to the other Tax provisions in this Agreement or any other Credit Document relating to all Borrowers and in the event of any inconsistency between those Tax provisions and this Section 14, the provisions of this Section 14 shall prevail with regard to the matters of Tax applicable to the UK Borrower.
14.2    Tax Gross-Up.
(a)    The UK Relevant Borrower shall make all payments to be made by it under any Credit Document without any Tax Deduction unless a Tax Deduction is required by law.
(b)    The UK Relevant Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, the relevant UK Lender shall promptly notify the Administrative Agent on becoming so aware in respect of a payment payable to that UK Lender. If the Administrative Agent receives such notification from a UK Lender it shall notify the UK Relevant Borrower.
(c)    If a Tax Deduction is required by law to be made by the UK Relevant Borrower, the amount of the payment due from the UK Relevant Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)    A payment shall not be increased under Section 14.2(c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom if, on the date on which the payment falls due:
(i)    the payment could have been made to the relevant UK Lender without a Tax Deduction if the UK Lender had been a Qualifying Lender, but on that date that such UK Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a UK Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(ii)    the relevant UK Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender, and:
(A)    an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under Section 931 of the ITA which relates to the payment and that UK Lender has received from the UK Relevant Borrower making the payment a certified copy of that Direction; and
(B)    the payment could have been made to such UK Lender without any Tax Deduction if that Direction had not been made; or
(iii)    the relevant UK Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:
(A)    the relevant UK Lender has not given a Tax Confirmation to the UK Relevant Borrower; and
(B)    the payment could have been made to the UK Lender without any Tax Deduction if the UK Lender had given a Tax Confirmation to the UK Relevant Borrower, on the basis that the Tax Confirmation would have enabled the UK Relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of Section 930 of the ITA.
(iv)    the relevant UK Lender is a Treaty Lender and the UK Relevant Borrower making the payment is able to demonstrate that the payment could have been made to the UK Lender without the Tax Deduction had that UK Lender complied with its obligations under Section 14.2(g) below.

(e)    If the UK Relevant Borrower is required to make a Tax Deduction, that UK Relevant Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(f)    Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the UK Relevant Borrower making that Tax Deduction shall deliver to the Administrative Agent for the benefit of the UK Lender entitled to the payment a statement under Section 975 of the ITA or other evidence reasonably satisfactory to that UK Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(g)    A Treaty Lender and each UK Relevant Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that UK Relevant Borrower to obtain authorization to make that payment without a Tax Deduction (including, for the avoidance of doubt, any procedural formalities necessary for the UK Relevant Borrower to obtain authorization to make any payment without a Tax Deduction where the UK Relevant Borrower has not made a DTTP2 filing in respect of that Treaty Lender, or where the DTTP2 filing has been rejected by HM Revenue & Customs or HM Revenue & Customs have not given the UK Relevant Borrower authority to make payments to that Treaty Lender without a Tax Deduction).
(h)    A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a Tax Confirmation to the UK Relevant Borrower by entering into this Agreement.
(i)    A UK Non-Bank Lender shall promptly notify the UK Relevant Borrower and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.
(j)    A Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any UK Relevant Borrower) by notifying the Administrative Agent of its scheme reference number and its jurisdiction of tax residence.
(k)    Where the UK Lender notifies the Administrative Agent and the Administrative Agent notifies the UK Relevant Borrower of the same as described in Section 14.2(j) above, the UK Relevant Borrower shall file a duly completed form DTTP2 in respect of such UK Lender with HM Revenue & Customs within 30 days of receipt of such notice and shall promptly provide the UK Lender with a copy of that filing.
(l)    If the UK Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 14.2(j) above or Section 14.6 (HMRC DT Treaty Passport scheme confirmation), no UK Relevant Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that UK Lender’s advance or its participation in any advance unless the UK Lender otherwise agrees.
14.3    Tax indemnity.
(a)    The UK Relevant Borrower shall (within three Business Days of demand by the Administrative Agent ) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Credit Document.
(b)    Section 14.3(a) above shall not apply:
(i)    with respect to any Tax assessed on a Protected Party:
(A)    under the law of the jurisdiction in which that Protected Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Protected Party is treated as resident for tax purposes; or
(B)    under the law of the jurisdiction in which that Protected Party’s facility office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party; or

(ii)    to the extent a loss, liability or cost:
(A)    is compensated for by an increased payment under Section 14.2 (Tax gross-up);
(B)    would have been compensated for by an increased payment under Section 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Section 14.2(d) (Tax gross-up) applied; or
(C)    relates to a FATCA deduction required to be made by a Protected Party.
(c)    The Protected Party making, or intending to make a claim under Section 14.3(a) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the UK Relevant Borrower.
(d)    The Protected Party shall, on receiving a payment from the UK Relevant Borrower under Section 14.3, notify the Administrative Agent.
14.4    Tax Credit. If the UK Relevant Borrower makes a Tax Payment and the relevant UK Lender reasonably determines that (1) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and (2) that UK Lender has obtained and utilized that Tax Credit, the relevant UK Lender shall pay an amount to the UK Relevant Borrower which that UK Lender reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the UK Relevant Borrower.
14.5    Lender Status Confirmation. Each UK Lender which becomes a party to this Agreement after the date of hereof in accordance with Section 13.6 (“New UK Lender”) shall indicate, in the Assignment and Acceptance Agreement which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any UK Relevant Borrower, which of the following categories it falls within:
(a)    not a Qualifying Lender;
(b)    a Qualifying Lender (other than a Treaty Lender); or
(c)    a Treaty Lender.
If a New UK Lender fails to indicate its status in accordance with this Section 14.5, then such New UK Lender shall be treated for the purposes of this Agreement (including by each UK Relevant Borrower) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category of Qualifying Lender applies (and the Administrative Agent, upon receipt of such notification, shall inform the UK Relevant Borrower). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New UK Lender to comply with this Section 14.5.
14.6    HMRC DT Treaty Passport Scheme Confirmation.
(a)    A New UK Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any UK Relevant Borrower) in the Assignment and Acceptance which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Acceptance.
(b)    Where an Assignment and Acceptance includes the indication described in Section 14.6(a) above in the relevant Assignment and Acceptance each UK Relevant Borrower which is a party as a Borrower as at the date that the relevant Assignment and Acceptance Agreement is executed (the “Transfer Date”) shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the UK Lender with a copy of that filing.

14.7    Stamp Taxes. The UK Relevant Borrower shall pay and, within three Business Days of demand, indemnify the UK Lender against any cost, loss or liability that UK Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Credit Document.
14.8    Change in UK Lender.
(a)    If:
(i)    a UK Lender assigns its rights or obligations under the Credit Documents or changes its facility office; and
(ii)    as a result of circumstances existing at the date the assignment or change occurs, a UK Relevant Borrower would be obliged to make a payment to the New UK Lender or UK Lender acting through its new facility office under Section 14.2, then the New UK Lender or UK Lender acting through its new facility office is only entitled to receive payment under those Sections to the same extent as the UK Lender assigning its rights or obligations under the Credit Documents or UK Lender acting through its previous facility office would have been if the assignment or change had not occurred.
(b)    Section 14.8(a) shall not apply to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with Section 14.6 if the UK Relevant Borrower making the payment has not made a DTTP2 filing in respect of that Treaty Lender.
Section 15.    Value Added Tax.
(a)    All amounts set out or expressed in a Credit Document to be payable by a Foreign Borrower to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to subparagraph (b) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Credit Document and such Foreign Borrower is required to account to the relevant tax authority for the VAT, such Foreign Borrower shall pay to the relevant Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (provided that such Lender has provided an appropriate VAT invoice to such Foreign Borrower).
(b)    If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Credit Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration), (i) where the Supplier is the person required to account to the relevant tax authority for the VAT, the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and (ii) where the Recipient is the person required to account to the relevant tax authority for the VAT, the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)    Where a Credit Document requires a Lender or Foreign Borrower to reimburse or indemnify a Lender for any cost or expense, such party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)    Any reference in this Section 15 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994).

Section 16.    Determination. Except as otherwise expressly provided in Section 14 and Section 15, a reference to “determines” or “determined” in connection with tax provisions contained in Section 14 and Section 15 means a determination made in the absolute discretion of the person making the determination.
Section 17.    Conduct of Business by the Secured Parties. No provision of this Agreement will, save as expressly provided to the contrary in this Agreement: (a) interfere with the right of any Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit; (b) oblige any Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or (c) oblige any Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

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